UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): April 26, 2024

U.S. Silica Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

001-35416	26-3718801
(Commission File Number)	(IRS Employer Identification No.)

24275 Katy Freeway, Suite 600, Katy, Texas	77494
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (281) 258-2170

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $0.01 par value	SLCA	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into Material Definitive Agreement

Agreement and Plan of Merger

On April 26, 2024, U.S. Silica Holdings, Inc., a Delaware corporation (the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Star Holding LLC, a Delaware limited liability company (“Parent”), and Star Merger Co., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”). The Merger Agreement provides, among other things, and subject to the terms and conditions set forth therein, that Merger Sub will be merged with and into the Company, with the Company surviving as a wholly owned subsidiary of Parent (the “Merger”). Parent and Merger Sub are affiliates of certain funds (the “Apollo Funds”) managed by affiliates of Apollo Global Management, Inc.

At the Effective Time (as defined in the Merger Agreement), and as a result of the Merger:

•

Each share of common stock, par value $0.01 per share, of the Company, that is issued and outstanding immediately prior to the Effective Time (each, a “Share”), other than Shares to be cancelled or converted pursuant to Section 2.1(b) of the Merger Agreement and Dissenting Shares (as defined in the Merger Agreement), will be converted into the right to receive $15.50 in cash, without interest (the “Merger Consideration”);

•

Each performance share unit award corresponding to Shares (each, a “Company PSU”) that is outstanding immediately prior to the Effective Time will vest in full and be cancelled in exchange for the right to receive an amount in cash (subject to any applicable withholding taxes) equal to the product of (x) the number of Shares subject to the Company PSU immediately prior to the Effective Time, multiplied by (y) the Merger Consideration. For purposes of determining the number of Shares subject to a Company PSU immediately prior to the Effective Time: (A) in the case of Company PSUs subject to a total shareholder return performance metric, the number of Shares will be based on the greater of the target level and the actual level of performance measured as of the date that is 10 days prior to the closing of the Merger (the “Measurement Date”) and using the value of the Merger Consideration as the “ending stock price” for calculating performance; and (B) in the case of Company PSUs subject to an adjusted cash flow performance metric, the number of Shares will be based on (1) actual performance for performance periods completed prior to the Measurement Date, (2) the greater of the target level and the actual level of performance measured as of the Measurement Date for performance periods that are ongoing as of the Measurement Date and (3) target performance in respect of performance periods that have not commenced as of the Measurement Date.

•

Each restricted stock unit award (excluding any Company PSU) corresponding to Shares (each, a “Company RSU”) that is outstanding immediately prior to the Effective Time, will vest in full and be cancelled in exchange for the right to receive an amount in cash (subject to any applicable withholding taxes) equal to the product of (x) the number of Shares subject to the Company RSU, as applicable, immediately prior to the Effective Time, multiplied by (y) the Merger Consideration.

•

Each outstanding option to purchase Shares (each, a “Company Option”) that is outstanding and unexercised immediately prior to the Effective Time will be cancelled in exchange for the right to receive an amount in cash (subject to any applicable withholding taxes) equal to the product of (x) the excess, if any, of the Merger Consideration over the per Share exercise price of such Company Option, multiplied by (y) the number of Shares covered by such Company Option immediately prior to the Effective Time.

The board of directors of the Company (the “Board”) has unanimously (i) determined that the transactions contemplated by the Merger Agreement, including the Merger, are advisable, fair to and in the best interests of the Company and its stockholders, (ii) approved, adopted and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Merger, (iii) directed that the Merger Agreement be submitted to the stockholders of the Company for its approval and adoption and (iv) recommended that the Company’s stockholders approve and adopt the Merger Agreement.

Subject to the satisfaction of the conditions set forth in the Merger Agreement, the Company expects the Merger to close in the third quarter of 2024. The stockholders of the Company will be asked to vote on the approval and adoption of the Merger Agreement at a stockholder meeting that will be held on a date, and at the time and place, to be announced when finalized.

The closing of the Merger is subject to various customary mutual conditions, including (i) the approval and adoption of the Merger Agreement by holders of a majority of the voting power represented by the Shares that are outstanding and entitled to vote thereon at the stockholder meeting (the “Requisite Company Stockholder Approval”); (ii) the absence of any law, order, injunction or decree that restrains, enjoins or otherwise prohibits or makes illegal the consummation of the transactions contemplated by the Merger Agreement; and (iii) the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, (the “HSR Act”). The obligation of each party to consummate the Merger is also conditioned on the accuracy of the representations and warranties of the other party contained in the Merger Agreement, subject to customary materiality qualifications, as of the date of the Merger Agreement and as of the Closing Date (as defined in the Merger Agreement), and compliance by the other party in all material respects with the covenants and agreements contained in the Merger Agreement. In addition, the obligation of Parent and Merger Sub to consummate the Merger is subject to the absence, since the date of the Merger Agreement, of a Company Material Adverse Effect (as defined in the Merger Agreement). The closing of the Merger is not subject to a financing condition. Under the terms of the Merger Agreement, consummation of the Merger will occur on the third business day following the satisfaction or waiver of the conditions to closing of the Merger; provided, that if the Marketing Period (as defined in the Merger Agreement) has not ended at the time of the satisfaction or waiver of such conditions, the closing will occur on the third business day after the final day of the Marketing Period or an earlier date specified by Parent on not less than three business days’ prior notice to the Company.

The Merger Agreement contains customary representations, warranties and covenants by the Company, including, among others, covenants by the Company to conduct its business in the ordinary course between the date of the Merger Agreement and the closing of the Merger, not to engage in certain kinds of material transactions during such period, to convene and hold a meeting of its stockholders for the purpose of obtaining the Requisite Company Stockholder Approval and, subject to certain customary exceptions, for the Board to recommend that the stockholders approve and adopt the Merger Agreement. The Merger Agreement also contains customary representations, warranties and covenants of Parent and Merger Sub, including, among others, covenants by Parent and Merger Sub to use their reasonable best efforts to obtain regulatory approval for the Merger under applicable competition laws, including the HSR Act, and, to the extent necessary to obtain such approvals, to divest assets of the Company and its subsidiaries, except to the extent such actions would have, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, operations or financial condition of the Company.

The Merger Agreement includes certain “go-shop” provisions, whereby the Company is permitted, during the period beginning on the date of the Merger Agreement and continuing until 12:01 a.m. (Eastern Time) on June 10, 2024 (the “No-Shop Period Start Date”), to (i) solicit, seek, initiate, propose or induce the making, submission or announcement of, or encourage, facilitate or assist, any Acquisition Proposal (as defined in the Merger Agreement) or any proposal, inquiry, or offer that would constitute, or would reasonably be expected to lead to, an Acquisition Proposal, (ii) provide information (including non-public information and data) relating to the Company and any of its subsidiaries and afford access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company and any of its subsidiaries to a third party (and/or its representatives, including potential financing sources) pursuant to an Acceptable Confidentiality Agreement (as defined in the Merger Agreement), (iii) engage in, enter into, continue or otherwise participate in, any discussions or negotiations with any third parties (and their respective representatives, including potential financing sources) with respect to any Acquisition Proposals or inquiries that would reasonably be expected to indicate an interest in making or effecting an Acquisition Proposal, and (iv) cooperate with or assist or participate in or facilitate any Acquisition Proposal or any such inquiries or any effort or attempt to make any Acquisition Proposal, including granting a waiver, amendment or release under any standstill or similar provision to the extent necessary to allow for a confidential Acquisition Proposal or amendment to a confidential Acquisition Proposal to be made to the Company.

In addition, the Merger Agreement includes customary “no-shop” restrictions on the Company’s ability, during the period beginning on the No-Shop Period Start Date, to (i) solicit, initiate, propose or knowingly induce the making, submission or announcement of, or knowingly encourage, facilitate or assist, any inquiry or proposal that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal; (ii) provide to any third party any non-public information relating to the Company or its subsidiaries or afford to any third party access to the properties, assets, books, records or other non-public information or data, or to any personnel, of the Company or its subsidiaries, in each case in connection with or with the intent to induce the making, submission or announcement of, or to knowingly encourage, facilitate or assist an Acquisition Proposal or any inquiries or the making of any proposal or offer that would reasonably be expected to lead to an Acquisition Proposal; or (iii) participate or engage in discussions, communications or negotiations with any third party with respect to an Acquisition Proposal or inquiry that would reasonably be expected to lead to an Acquisition Proposal.

Notwithstanding these limitations, if at any time from and after the No-Shop Period Start Date until the Company obtains the Requisite Company Stockholder Approval, (i) the Company receives a bona fide written Acquisition Proposal that did not result from a breach of Section 5.3 of the Merger Agreement and (ii) the Board determines in good faith, after consultation with its financial advisor and outside legal counsel, that (1) such Acquisition Proposal either constitutes a Superior Proposal (as defined in the Merger Agreement) or would be reasonably likely to result in a Superior Proposal and (2) the failure to take the following actions would be inconsistent with its fiduciary duties under applicable law, then the Company may enter into a confidentiality agreement with such third party, furnish information pursuant thereto and engage in discussions and negotiations with such person with respect to the Acquisition Proposal, subject to certain information rights in favor of Parent.

In addition, if prior to obtaining the Requisite Company Stockholder Approval the Company has received a bona fide written Acquisition Proposal that did not result from a breach of Section 5.3 of the Merger Agreement that the Board determines in good faith (after consultation with its financial advisor and outside legal counsel) is a Superior Proposal, then the Board may in certain circumstances and subject to certain notice and match rights of Parent (i) effect a Company Board Recommendation Change (as defined in the Merger Agreement) with respect to such Superior Proposal or (ii) authorize the Company to terminate the Merger Agreement to enter into an Alternative Acquisition Agreement (as defined in the Merger Agreement), subject to payment of the termination fee described below to Parent. Subject to similar provisions and requirements in the Merger Agreement, the Board may also effect a Company Board Recommendation Change with respect to an Intervening Event (as defined in the Merger Agreement).

The Merger Agreement contains customary termination rights, including that either party may, subject to specified limitations, terminate the Merger Agreement if the Merger is not consummated by October 26, 2024 (subject to extension by Parent to January 26, 2025 if only the regulatory closing conditions have not been satisfied by October 26, 2024 and extension by either party if the Marketing Period has not been completed at least four business days prior to the then-current outside date) (the “Outside Date”).

The Merger Agreement provides that, upon termination of the Merger Agreement by the Company or Parent in certain customary circumstances, including termination by the Company to accept a Superior Proposal and termination by Parent following a Company Board Recommendation Change, a fee of $41.75 million will be payable by the Company to Parent; provided that a lower fee of $20.875 million will apply with respect to a termination by the Company to accept a Superior Proposal prior to the No-Shop Period Start Date. The Merger Agreement also provides that, in certain circumstances, including the termination of the Merger Agreement following a failure by Parent to consummate the Merger in breach of the Merger Agreement, subject to certain conditions, Parent would be required to pay the Company a termination fee of $87.3 million.

Parent has obtained equity financing and debt financing commitments to finance the transactions contemplated by the Merger Agreement and to pay related fees and expenses. The Apollo Funds have committed to provide equity financing of up to $1.150 billion in the aggregate to finance a portion of the consideration due under the Merger Agreement, subject to the terms and conditions set forth in the equity commitment letter. Certain financial institutions have agreed to provide to Parent committed debt financing of $1.275 billion in the aggregate, a portion of which will be used to finance a portion of the consideration due under the Merger Agreement, subject to the terms and conditions set forth in the debt commitment letter. The Apollo Funds have also provided the Company with a limited guarantee, guaranteeing the payment of the termination fee owed by Parent under the Merger Agreement and certain other costs, expenses and damages awards, subject to the terms and conditions set forth in the limited guarantee.

The above-description of the Merger Agreement is only a summary, does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement, a copy of which is attached hereto as Exhibit 2.1, and is incorporated into this Current Report on Form 8-K by reference in its entirety. The Merger Agreement has been attached as an exhibit to provide investors and stockholders of the Company with information regarding its terms. It is not intended to provide any other factual information about the Company, Parent or Merger Sub. The representations, warranties and covenants contained in the Merger Agreement were made only for the purposes of the Merger Agreement and as of specified dates, were solely for the benefit of the parties to the Merger Agreement and may be subject to limitations agreed upon by the contracting parties. The representations and warranties may have been made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors and stockholders of the Company accordingly should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company, Parent, Merger Sub or any of their respective subsidiaries or affiliates. In addition, the assertions embodied in the representations and warranties contained in the Merger Agreement are qualified by information in confidential disclosure schedules that the Company exchanged with Parent and Merger Sub in connection with the execution of the Merger Agreement. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures. The Merger Agreement should not be read alone, but should instead be read in conjunction with the other information regarding the parties to the Merger Agreement and the Merger that will be contained in, or incorporated by reference into, the proxy statement that the Company will be filing in connection with the Merger, as well as in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other documents that the Company has filed or may file with the Securities and Exchange Commission (the “SEC”).

Following the effective time of the Merger, the Company’s common stock will be de-listed from the New York Stock Exchange and de-registered under the Securities Exchange Act of 1934 (the “Exchange Act”).

Item 8.01. Other Events.

On April 26, 2024, the Company and Parent announced that they had entered into the Merger Agreement. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated by reference herein.

* * *

About U.S. Silica Holdings, Inc.

U.S. Silica Holdings, Inc. (the “Company”) is a global performance materials company and is a member of the Russell 2000. The Company is a leading producer of commercial silica used in the oil and gas industry and in a wide range of industrial applications. Over its 124-year history, the Company has developed core competencies in mining, processing, logistics and materials science that enable it to produce and cost-effectively deliver over 800 diversified products to customers across our end markets.

The Company’s wholly owned subsidiaries include EP Minerals and SandBox Logistics™. EP Minerals is an industry leader in the production of products derived from diatomaceous earth, perlite, engineered clays, and non-activated clays. SandBox Logistics™ is a state-of-the-art leader in proppant storage, handling and well-site delivery, dedicated to making proppant logistics cleaner, safer and more efficient. The Company has 26 operating mines and processing facilities and two additional exploration stage properties across the United States and is headquartered in Katy, Texas.

How to Find Further Information

This communication does not constitute a solicitation of any vote or approval in connection with the proposed acquisition of the Company by affiliates of certain funds managed by affiliates of Apollo Global Management, Inc. In connection with the proposed Merger, the Company will file a proxy statement with the SEC, which the Company will furnish with any other relevant documents to its stockholders in connection with the special meeting of the Company’s stockholders to vote on the Merger. This communication is not a substitute for the proxy statement or any other document that the Company may file with the SEC or send to its stockholders in connection with the Merger. BEFORE MAKING ANY VOTING DECISION, WE URGE STOCKHOLDERS TO READ THE PROXY STATEMENT (INCLUDING ALL AMENDMENTS AND SUPPLEMENTS THERETO) AND OTHER

DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY AND THE PROPOSED MERGER. The proposals for the Merger will be made solely through the proxy statement. In addition, a copy of the proxy statement (when it becomes available) may be obtained free of charge from the Investor Relations Department at the Company, at 24275 Katy Freeway, Suite 600, Katy, Texas 77494. Security holders also will be able to obtain, free of charge, copies of the proxy statement and any other documents filed by the Company with the SEC in connection with the proposed Merger at the SEC’s website at http://www.sec.gov, and at the Company’s website at ussilica.gcs-web.com.

Participants in the Solicitation

The directors and officers of the Company may be deemed to be participants in the solicitation of proxies in connection with the approval of the proposed transaction. Information regarding the Company’s directors and officers and their respective interests in the Company by security holdings or otherwise is available in (i) the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, including under the headings “Item 10. Directors, Executive Officers and Corporate Governance”, “Item 11. Executive Compensation”, “Item 12. Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters” and “Item 13. Certain Relationships and Related Transactions, and Director Independence”, which was filed with the SEC on February 27, 2024, (ii) the Company’s definitive Proxy Statement on Schedule 14A for its 2024 annual meeting of stockholders, including under the headings “Proposal No. 1: Election of Directors”, “Directors and Executive Officers”, “Compensation Discussion and Analysis”, “Executive and Director Compensation Tables and Other Information”, “Stock Ownership” and “Transactions with Related Persons”, which was filed with the SEC on March 26, 2024 and (iii) subsequent statements of changes in beneficial ownership on file with the SEC. Additional information regarding the interests of such potential participants is or will be included in the proxy statement and other relevant materials to be filed with the SEC, when they become available, including in connection with the solicitation of proxies to approve the proposed Merger. These documents may be obtained free of charge from the SEC’s website at www.sec.gov and U.S. Silica’s website at ussilica.gcs-web.com.

Forward Looking Statements

This communication includes forward-looking statements. These forward-looking statements generally can be identified by phrases such as “anticipate”, “believe”, “expect”, “estimate”, “plan”, “outlook”, and “project” or other words or phrase of similar import. These statements are based on current expectations, estimates and projections about the industry, markets in which the Company operates, management’s beliefs, assumptions made by management and the transactions described in this communication. While the Company’s management believes the assumptions underlying the forward-looking statements and information are reasonable, such information is necessarily subject to uncertainties and may involve certain risks, many of which are difficult to predict and are beyond management’s control. These risks include, but are not limited to: (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; (2) the nature, cost and outcome of any litigation and other legal proceedings, including any such proceedings related to the Merger that may be instituted against the parties and others following announcement of the merger agreement; (3) the inability to consummate the transaction within the anticipated time period, or at all, due to any reason, including the failure to obtain the requisite stockholder approval and adoption, failure to obtain required regulatory approval or the failure to satisfy other conditions to completion of the transaction; (4) risks that the proposed transaction disrupts current plans and operations of the Company or diverts management’s attention from its ongoing business; (5) the ability to recognize the anticipated benefits of the transaction; (6) the amount of the costs, fees, expenses and charges related to the transaction; (7) the risk that the merger agreement may be terminated in circumstances requiring the Company to pay a termination fee; (8) the effect of the announcement of the Merger on the ability of the Company to retain and hire key personnel and maintain relationships with its customers, suppliers and others with whom it does business; (9) the effect of the announcement of the Merger on the Company’s operating results and business generally; (10) the risk that the Company’s stock price may decline significantly if the Merger is not consummated; and (11) the other risks and important factors contained and identified in the Company’s filings with the SEC, such as the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, as well as the Company’s subsequent reports on Form 10-K, Form 10-Q or Form 8-K filed from time to time, any of which could cause actual results to differ materially from the forward-looking statements in this communication.

There can be no assurance that the transaction will in fact be consummated. We caution investors not to unduly rely on any forward-looking statements. The forward-looking statements speak only as of the date of this press release. The Company undertakes no obligation or duty to update or revise any of these forward-looking statements after the date of this communication, nor to conform prior statements to actual results or revised expectations, and the Company does not intend to do so.

* * *

Item 9.01. Financial Statements and Exhibits

Exhibits

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated as of April 26, 2024, by and among the Company, Parent and Merger Sub.*

99.1	Press release announcing Merger Agreement, issued by the Company on April 26, 2024.

104	Cover Page Interactive Data File (formatted as inline XBRL)

*	Schedules have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Company hereby undertakes to furnish supplemental copies of any of the omitted schedules upon request by the SEC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

U.S. SILICA HOLDINGS, INC.

Date: April 26, 2024	By:	/s/ Kevin J. Hough
Kevin J. Hough
Executive Vice President & Chief Financial Officer

Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

STAR HOLDING LLC,

STAR MERGER CO.

and

U.S. SILICA HOLDINGS, INC.

Dated as of April 26, 2024

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB		31

4.1	Corporate Organization	31
4.2	Authority, Execution and Delivery; Enforceability	31
4.3	No Conflicts	32
4.4	Legal Proceedings	33
4.5	Financial Capability	33
4.6	Proxy Statement	35
4.7	Solvency	35
4.8	Ownership of Merger Sub	36
4.9	Brokers	36
4.10	Stock Ownership	36
4.11	Certain Arrangements	36
4.12	No Other Representations and Warranties	36

ARTICLE V COVENANTS		37

5.1	Conduct of Business by the Company Pending the Closing	37
5.2	Access to Information, Employees and Facilities; Confidentiality	41
5.3	Go Shop; No Solicitation	43
5.4	Company Stockholder Meeting; Proxy Statement	49
5.5	Regulatory Filings; Consents	51
5.6	Employee Benefit Matters	54
5.7	Indemnification	56
5.8	Parent Agreements Concerning Merger Sub	58
5.9	Takeover Statutes	58
5.10	Section 16 Matters	58
5.11	Stockholder Litigation	58
5.12	Stock Exchange Delisting	58
5.13	Publicity	59
5.14	Company Indebtedness	59
5.15	Financing and Financing Cooperation	59
5.16	Transition Planning	67
5.17	Notification	67

ARTICLE VI CONDITIONS TO CONSUMMATION OF THE MERGER		68

6.1	Conditions to Obligations of Each Party Under This Agreement	68
6.2	Conditions to Obligations of the Company Under This Agreement	68
6.3	Conditions to Obligations of Parent and Merger Sub Under This Agreement	69

ARTICLE VII TERMINATION		69

7.1	Termination	69
7.2	Termination Fees and Expenses	71
7.3	Effect of Termination	75

ii

ARTICLE VIII DEFINITIONS		76

8.1	Certain Definitions	76
8.2	Terms Defined Elsewhere	90

ARTICLE IX GENERAL PROVISIONS		92

9.1	Fees and Expenses	92
9.2	Notices	92
9.3	Assignment	94
9.4	Severability	94
9.5	References	94
9.6	Construction	95
9.7	Amendment and Waiver	95
9.8	Complete Agreement	95
9.9	Third Party Beneficiaries	96
9.10	Waiver of Trial by Jury	96
9.11	Specific Performance	96
9.12	Counterparts	98
9.13	Governing Law	98
9.14	Consent to Jurisdiction	98
9.15	Payments under this Agreement	98
9.16	Non-Recourse	99
9.17	Disclosure Schedules	100
9.18	Survival	100
9.19	Waiver	100
9.20	Obligations of Parent, Merger Sub and the Company	100
9.21	Financing Parties	101

iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of April 26, 2024 (this “Agreement”), is made by and among Star Holding LLC, a Delaware limited liability company (“Parent”), Star Merger Co., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and U.S. Silica Holdings, Inc., a Delaware corporation (the “Company”). Certain capitalized terms used in this Agreement shall have the meanings assigned to such terms in Section 8.1, and other capitalized terms used in this Agreement are defined in the Sections indicated in Section 8.2.

RECITALS

WHEREAS, the Company, Parent and Merger Sub desire to effect the merger of Merger Sub with and into the Company, with the Company continuing as the surviving corporation (the “Merger”), on the terms and subject to the conditions set forth in this Agreement and in accordance with the General Corporation Law of the State of Delaware, as amended (the “DGCL”), pursuant to which each share of common stock, par value $0.01 per share, of the Company (each, a “Share” and collectively, the “Shares”) issued and outstanding immediately prior to the Effective Time, other than Shares to be cancelled or converted pursuant to Section 2.1(b) or Dissenting Shares, shall be converted into the right to receive the Merger Consideration;

WHEREAS, the board of directors of the Company (the “Company Board”) has (a) unanimously determined that this Agreement and the Transactions (as defined below), including the Merger, are fair, advisable and in the best interests of the Company and its stockholders, (b) approved, adopted and declared advisable this Agreement and the Transactions, including the Merger and (c) resolved to submit and, subject to the terms and conditions hereof, recommend this Agreement to the Company’s stockholders for approval and adoption thereby;

WHEREAS, the sole member of Parent has, upon the terms and subject to the conditions set forth herein, approved and adopted this Agreement and the Transactions, including the Merger, and Parent, as the sole stockholder of Merger Sub, has duly executed and delivered to Merger Sub and the Company a written consent, to be effective by its terms immediately following execution of this Agreement, approving and adopting this Agreement;

WHEREAS, the board of directors of Merger Sub has, upon the terms and subject to the conditions set forth herein, approved and declared it advisable for Merger Sub to enter into this Agreement and consummate the Transactions, including the Merger;

WHEREAS, concurrently with the execution of this Agreement, Parent and Merger Sub have delivered (a) a limited guaranty (the “Guaranty”) from Apollo Investment Fund X, L.P., Apollo Overseas Partners (Delaware 892) X, L.P., Apollo Overseas Partners (Delaware) X, L.P., Apollo Overseas Partners (Lux) X, SCSp and Apollo Overseas Partners X, L.P. (the “Guarantors”), pursuant to which, subject to the terms and conditions set forth therein, the Guarantors are guaranteeing certain obligations of Parent and Merger Sub in connection with this Agreement and (b) a commitment letter between Parent and each of the Guarantors, pursuant to which each of the Guarantors has committed, subject to the terms and conditions set forth therein, to invest in Parent, directly or indirectly, the cash amount set forth therein; and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing, and the covenants, premises, representations and warranties and agreements contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, the parties to this Agreement agree as follows:

ARTICLE I

THE MERGER

1.1 The Merger.

(a) Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”). The Merger shall be effected pursuant to the DGCL and shall have the effects set forth in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, at the Effective Time, by virtue of the Merger and without the necessity of further action by the Company or any other Person, all of the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all of the debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation. The Merger and other transactions contemplated by this Agreement are referred to herein as the “Transactions”.

(b) At the Effective Time, by virtue of the Merger and without the necessity of further action by the Company or any other Person, the certificate of incorporation of the Surviving Corporation shall be amended so as to read in its entirety in the form set forth as Exhibit A hereto, and as so amended shall be the certificate of incorporation of the Surviving Corporation until amended in accordance with applicable Law and consistent with the obligations set forth in Section 5.7. The bylaws of Merger Sub in effect immediately prior to the Effective Time shall be the form of the bylaws of the Surviving Corporation as of the Effective Time, each until amended in accordance with applicable Law and consistent with the obligations set forth in Section 5.7.

(c) At the Effective Time, by virtue of the Merger and without the necessity of further action by the Company or any other Person, the directors of Merger Sub immediately prior to the Effective Time or such other individuals designated by Parent as of the Effective Time shall become the directors of the Surviving Corporation, each to hold office, from and after the Effective Time, in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors shall have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation. The officers of the Company immediately prior to the Effective Time, from and after the Effective Time, shall continue as the officers of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors shall have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

1.2 Closing and Effective Time of the Merger. The closing of the Merger (the “Closing”) will take place (a) at 8:00 a.m., Eastern time, on the third (3rd) Business Day after satisfaction or waiver of all of the applicable conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions at the Closing), via electronic exchange of signature pages unless another time, date or place is agreed to in writing by the parties hereto; provided, that, notwithstanding the foregoing, if the Marketing Period has not ended at the time of the satisfaction or waiver of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing), the Closing shall instead take place on the earlier of (i) a Business Day during the Marketing Period specified by Parent on no less than three (3) Business Days’ prior written notice to the Company and (ii) the third Business Day after the final day of the Marketing Period (subject, in the case of each of clause (i) and (ii), to the satisfaction or waiver of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions at the Closing)) or (b) at such other place, at such other time or on such other date as Parent and the Company may mutually agree in writing. The date on which the Closing actually occurs is referred to as the “Closing Date.” On the Closing Date, Merger Sub and the Company shall cause a certificate of merger (the “Certificate of Merger”) to be executed and filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and shall make all other filings required under the DGCL. The Merger shall become effective at the time the Certificate of Merger shall have been duly filed with the Secretary of State of the State of Delaware, or such later date and time as is agreed upon by the parties and specified in the Certificate of Merger (such date and time at which the Merger becomes effective hereinafter referred to as the “Effective Time”).

ARTICLE II

CONVERSION OF SECURITIES IN THE MERGER

2.1 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities:

(a) Conversion of Shares. Each Share issued and outstanding immediately prior to the Effective Time, other than Shares to be cancelled or converted pursuant to Section 2.1(b) or Dissenting Shares, shall be converted automatically into the right to receive $15.50 per Share (the “Merger Consideration”), payable to the holder in cash, without interest, subject to any withholding of Taxes required by applicable Law as provided in Section 2.5, upon surrender of the Certificates or Book-Entry Shares in accordance with Section 2.2. As of the Effective Time, all such Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and shall thereafter represent only the right to receive the Merger Consideration to be paid in accordance with Section 2.2.

(b) Cancellation of Treasury Shares and Parent-Owned Shares; Conversion of Certain Shares. Each Share held by the Company as treasury stock or held directly by Parent (or treated as directly held by Parent’s regarded owner for U.S. federal income Tax purposes) or Merger Sub, in each case, immediately prior to the Effective Time, shall automatically be cancelled and shall cease to exist, and no consideration or payment shall be delivered in exchange therefor or in respect thereof. All Shares issued and outstanding immediately prior to the Effective Time that are held by any direct or indirect wholly owned Subsidiary of the Company or by any direct or indirect wholly owned Subsidiary of Parent (other than Merger Sub) will automatically be converted into such number of validly issued, fully paid and nonassessable shares of common stock, no par value per share, of the Surviving Corporation, or fraction thereof, such that the ownership percentage of any such Subsidiary in the Surviving Corporation immediately following the Effective Time shall equal the ownership percentage of such Subsidiary in the Company immediately prior to the Effective Time.

(c) Merger Sub Equity Interests. All outstanding shares of capital stock of Merger Sub held immediately prior to the Effective Time shall be converted into and become (in the aggregate) one (1) share of newly and validly issued, fully paid and non-assessable shares of common stock of the Surviving Corporation.

2.2 Payment for Securities; Surrender of Certificates.

(a) Paying Agent. At or prior to the Effective Time, Parent shall designate a nationally recognized bank or trust company to act as the paying agent (the identity and terms of appointment of which shall be reasonably acceptable to the Company) for purposes of effecting the payment of the Merger Consideration in connection with the Merger in accordance with this Article II (the “Paying Agent”). Subject to the occurrence of the Closing, the Company shall pay, or cause to be paid, the fees and expenses of the Paying Agent. At or prior to the Effective Time, Parent shall deposit, or cause to be deposited, with the Paying Agent a cash amount that, when taken together with available cash of the Company and its Subsidiaries that is deposited with the Paying Agent at the Effective Time, is sufficient to pay the aggregate Merger Consideration to which holders of Shares shall be entitled at the Effective Time pursuant to this Agreement. In the event such deposited funds, when taken together with available cash of the Company and its Subsidiaries that is deposited with the Paying Agent at the Effective Time, are insufficient to make the payments contemplated pursuant to Section 2.1, Parent shall promptly deposit, or cause to be deposited, with the Paying Agent such additional funds to ensure that the Paying Agent has sufficient funds to make such payments. Such funds shall be invested by the Paying Agent if and as directed by Parent, pending payment thereof by the Paying Agent to the holders of the Shares in accordance with this Article II; provided, however, that any such investments shall be in obligations of, or guaranteed by, the United States government or rated A-1 or P-1 or better by Moody’s Investor Service, Inc. or Standard & Poor’s Corporation, respectively. Earnings from such investments shall be the sole and exclusive property of the Surviving Corporation, and no part of such earnings shall accrue to the benefit of holders of Shares.

(b) Procedures for Surrender.

(i) Certificates. As soon as practicable after the Effective Time (and in no event later than three (3) Business Days after the Effective Time), the Surviving Corporation shall cause the Paying Agent to mail to each Person that was, immediately prior to the Effective Time, a holder of record of Shares represented by certificates (the “Certificates”), which Shares were converted into the right to receive the Merger Consideration at the Effective Time pursuant to this Agreement: (A) a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent, and shall otherwise be in such form as Parent, the Company and the Paying Agent shall reasonably agree prior to the Effective Time; and (B) instructions for effecting the surrender of the Certificates (or affidavits of loss in lieu of the Certificates as provided in Section 2.2(e)) in exchange for payment of the Merger Consideration. Upon surrender of a Certificate (or affidavit of loss in lieu of the Certificate as provided in Section 2.2(e)) to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with delivery of a letter of transmittal, duly executed and in proper form, with respect to such Certificates, the Paying Agent or such other agent, in accordance with the letter of transmittal and instructions, shall transmit to the holder of such Certificates the Merger Consideration for each Share formerly represented by such Certificates (subject to any withholding of Taxes required by applicable Law as provided in Section 2.5), and any Certificate so surrendered shall forthwith be cancelled. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name any surrendered Certificate is registered, it shall be a condition precedent of payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer, and the Person requesting such payment shall have paid any transfer and other similar Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate so surrendered and shall have established to the satisfaction of Parent or the Surviving Corporation that such Taxes either have been paid or are not required to be paid. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates. Until surrendered as contemplated hereby, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration in cash as contemplated by this Agreement, except for Certificates representing Dissenting Shares, which shall be deemed to represent only the right to receive payment of the fair value of such Shares in accordance with and solely to the extent provided by Section 262 of the DGCL.

(ii) Book-Entry Shares. Notwithstanding anything to the contrary contained in this Agreement, no holder of non-certificated Shares represented by book-entry (“Book-Entry Shares”) shall be required to deliver a Certificate or, in the case of holders of Book-Entry Shares held through The Depository Trust Company, an executed letter of transmittal to the Paying Agent, to receive the Merger Consideration that such holder is entitled to receive pursuant to Section 2.1(a). In lieu thereof, each holder of one or more Book-Entry Shares held through The Depository Trust Company whose Shares were converted into the right to receive the Merger Consideration shall automatically upon the Effective Time be entitled to receive, and Parent shall cause the Paying Agent to pay and deliver to The Depository Trust Company or its nominee as promptly as practicable after the Effective Time, in respect of each such Book-Entry Share a cash amount in immediately available funds equal to the Merger Consideration (subject to any withholding of Taxes required by applicable Law as provided in

Section 2.5), and such Book-Entry Shares of such holder shall be cancelled. As soon as practicable after the Effective Time (and in no event later than three (3) Business Days after the Effective Time), the Surviving Corporation shall cause the Paying Agent to mail to each Person that was, immediately prior to the Effective Time, a holder of record of Book-Entry Shares not held through The Depository Trust Company: (A) a letter of transmittal, which shall be in such form as Parent, the Company and the Paying Agent shall reasonably agree prior to the Effective Time; and (B) instructions for returning such letter of transmittal in exchange for the Merger Consideration. Upon delivery of such letter of transmittal, in accordance with the terms of such letter of transmittal, duly executed, the holder of such Book-Entry Shares shall be entitled to receive, in exchange for each such Book-Entry Share, a cash amount in immediately available funds equal to the Merger Consideration (subject to any withholding of Taxes required by applicable Law as provided in Section 2.5), and such Book-Entry Shares so surrendered shall at the Effective Time be cancelled. Payment of the Merger Consideration with respect to Book-Entry Shares so surrendered shall only be made to the Person in whose name such Book-Entry Shares are registered. No interest will be paid or accrued on any amount payable upon due surrender of Book-Entry Shares. Until paid or surrendered as contemplated hereby, each Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration in cash as contemplated by this Agreement, except for Book-Entry Shares representing Dissenting Shares, which shall be deemed to represent the right to receive payment of the fair value of such Shares in accordance with and solely to the extent provided by Section 262 of the DGCL.

(c) Transfer Books; No Further Ownership Rights in Shares. At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Shares on the records of the Company. From and after the Effective Time, the holders of Certificates and Book-Entry Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided for herein or by applicable Law. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Agreement.

(d) Termination of Fund; Abandoned Property; No Liability. Any portion of the funds (including any interest received with respect thereto) made available to the Paying Agent that remains unclaimed by the holders of Certificates or Book-Entry Shares on the first anniversary of the Effective Time will be returned to the Surviving Corporation or an affiliate thereof designated by the Surviving Corporation, upon demand, and any such holder who has not tendered its Certificates or Book-Entry Shares for the Merger Consideration in accordance with Section 2.2(b) prior to such time shall thereafter look only to Parent and the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) for delivery of the Merger Consideration, without interest and subject to any withholding of Taxes required by applicable Law as provided in Section 2.5, in respect of such holder’s surrender of their Certificates or Book-Entry Shares and compliance with the procedures in Section 2.2(b). Any portion of the Merger Consideration remaining unclaimed by the holders of Certificates or Book-Entry Shares immediately prior to such time as such amounts would otherwise escheat to, or become property of, any Governmental Entity will, to the extent permitted by applicable Law, become the property of the Surviving Corporation or an affiliate thereof designated by the Surviving Corporation, free and clear of any claim or interest of any Person previously entitled thereto. Notwithstanding the foregoing, none of Parent, Merger Sub, the Surviving Corporation, the Paying Agent or their respective affiliates will be liable to any holder of a Certificate or Book-Entry Shares for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any portion of the Merger Consideration made available to the Paying Agent pursuant to Section 2.2(a) to pay for Shares for which appraisal rights have been perfected shall be returned to the Surviving Corporation, upon demand.

(e) Lost, Stolen or Destroyed Certificates. In the event that any Certificates shall have been lost, stolen or destroyed, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, the Merger Consideration payable in respect thereof pursuant to Section 2.1(a). Parent may, in its reasonable discretion and as a condition precedent to the payment of such Merger Consideration, require the owners of such lost, stolen or destroyed Certificates to deliver a bond in a reasonable sum as Parent may reasonably direct as indemnity against any claim that may be made against Parent, Merger Sub, the Surviving Corporation or the Paying Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

2.3 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary (but subject to the provisions of this Section 2.3), Shares outstanding immediately prior to the Effective Time and held by a holder who is entitled to demand and has properly demanded appraisal for such Shares in accordance with, and who complies in all respects with, Section 262 of the DGCL (such shares, the “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration. At the Effective Time, all Dissenting Shares shall be cancelled and cease to exist, and the holders of Dissenting Shares shall only be entitled to the rights granted to them under the DGCL. If any such holder fails to perfect or otherwise waives, withdraws or loses the right to appraisal under Section 262 of the DGCL or other applicable Law, then the right of such holder to be paid the fair value of such Dissenting Shares shall cease and such Dissenting Shares shall be deemed to have been converted, as of the Effective Time, into and shall be exchangeable solely for the right to receive the Merger Consideration, without interest and subject to any withholding of Taxes required by applicable Law as provided in Section 2.5. The Company shall give Parent prompt notice of any demands received by the Company for appraisal of Shares and any other instruments served pursuant to the DGCL and received by the Company relating to rights to be paid the fair value of Dissenting Shares, and Parent shall have the right to direct all negotiations and proceedings with respect to such demands; provided, that prior to the Effective Time, Parent shall reasonably consult with the Company and consider in good faith the Company’s advice with respect to such negotiations. Prior to the Effective Time, the Company shall not, except with the prior written consent of Parent, make any payment with respect to, or settle or compromise, any such demands, waive any failure to timely deliver a written demand for appraisal under the DGCL, approve any withdrawal of any such demands or propose or otherwise agree to do any of the foregoing.

2.4 Treatment of Company Awards.

(a) At the Effective Time, each Company RSU that is outstanding as of immediately prior to the Effective Time shall, automatically and without any action on the part of Parent, the Company or the holder thereof, vest in full and be cancelled, with the holder of such Company RSU becoming entitled to receive, in full satisfaction of the rights of such holder with respect thereto, an amount in cash, without interest, equal to the product of (i) the number of Shares subject to the Company RSU immediately prior to the Effective Time multiplied by (ii) the Merger Consideration, less any applicable Taxes required to be withheld with respect to such payment.

(b) At the Effective Time, each Company PSU that is outstanding as of immediately prior to the Effective Time shall, automatically and without any action on the part of Parent, the Company or the holder thereof, vest in full and be cancelled, with the holder of such Company PSU becoming entitled to receive, in full satisfaction of the rights of such holder with respect thereto, an amount in cash, without interest, equal to the product of (i) the number of Shares subject to the Company PSU immediately prior to the Effective Time multiplied by (ii) the Merger Consideration, less any applicable Taxes required to be withheld with respect to such payment. For purposes of clause (i) of the immediately preceding sentence, the number of Shares subject to a Company PSU immediately prior to the Effective Time shall be determined: (A) in the case of Total Shareholder Return Company PSUs, based on the greater of the target level and the actual level of performance measured as of the date that is ten (10) days prior to Closing (the “Measurement Date”) and using the value of the Merger Consideration as the Company’s “Ending Stock Price” to calculate performance under the applicable award agreement; and (B) in the case of Adjusted Cash Flow Company PSUs, based on (1) actual performance for performance periods that have been completed as of the Measurement Date, (2) the greater of the target level and the actual level of performance measured as of the Measurement Date in respect of performance periods that are ongoing as of the Measurement Date and (3) target performance in respect of performance periods that have not commenced as of the Measurement Date.

(c) At the Effective Time, each Company Option that is outstanding and unexercised immediately prior to the Effective Time shall, automatically and without any action on the part of Parent, the Company or the holder thereof, be cancelled, with the holder of such Company Option becoming entitled to receive, in full satisfaction of the rights of such holder with respect thereto, an amount in cash, without interest, equal to the product of (i) the excess, if any, of the Merger Consideration over the per share exercise price of such Company Option, multiplied by (ii) the number of Shares covered by such Company Option immediately prior to the Effective Time, less any applicable Taxes required to be withheld with respect to such payment. For the avoidance of doubt, if the per Share exercise price of such Company Option equals or exceeds the Merger Consideration, such Company Option shall be cancelled for no consideration.

(d) Termination of the Company Equity Plan. As of the Effective Time, the Company Equity Plan shall immediately terminate and no further Company Options, Company PSUs or Company RSUs (“Company Awards”) or other awards or rights with respect to Shares shall be granted thereunder. As soon as practicable (and in any event within ten (10) Business Days) following the Effective Time, Parent shall, or shall cause the Surviving Corporation to, pay (through its payroll systems in the case of employees) all amounts payable pursuant to this Section 2.4 to the former holders of Company Options, Company RSUs and Company PSUs, as applicable, or at such later time as required under Section 409A of the Code.

(e) Board Actions. Prior to the Effective Time, the Company Board (or, if appropriate, any committee thereof) shall adopt appropriate resolutions and take such other actions as are reasonably necessary to effect the transactions described in this Section 2.4.

2.5 Withholding Rights. The Company, Parent, Merger Sub, the Surviving Corporation and the Paying Agent, as the case may be (and without duplication), shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement such amounts, if any, as are required to be deducted and withheld with respect to the making of such payment under the Code or any other provision of applicable Law. To the extent that amounts are so deducted or withheld and remitted to the appropriate Governmental Entity, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made. The parties hereto shall cooperate in good faith with respect to eliminating or reducing any such deduction or withholding in respect of any payment to a party hereto made pursuant to this Section 2.5.

2.6 Adjustments. In the event that, between the date of this Agreement and the Effective Time, any change in the outstanding Shares shall occur as a result of any stock split, reverse stock split, stock dividend (including any dividend or distribution of Equity Interests convertible into or exchangeable for Shares), recapitalization, reclassification, combination, exchange of shares or other similar event, the Merger Consideration shall be equitably adjusted to reflect such event and to provide to holders of Shares the same economic effect as contemplated by this Agreement prior to such event; provided that nothing in this Section 2.6 shall be deemed to permit or authorize the Company to take any such action or effect any such change that it is not otherwise authorized or permitted to take pursuant to Section 5.1 or is otherwise prohibited or restricted by any other provision of this Agreement.

2.7 Further Action. If, at any time after the Effective Time, any further action is reasonably determined by Parent to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Merger Sub, the Company and otherwise) to take such action.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (a) as set forth in the correspondingly numbered section or subsection of the disclosure schedule delivered by the Company to Parent and Merger Sub concurrently with the execution of this Agreement (the “Company Disclosure Schedule”), subject to Section 9.17, or (b) as otherwise disclosed in the Company SEC Documents filed and publicly available at least two (2) Business Days prior to the date hereof, other than any risk factor disclosures (excluding statements of historical fact) in any such Company SEC Document contained in the “Risk Factors” section thereof or other similarly cautionary, forward-looking or predictive statements in such Company SEC Document (provided that this clause (b) shall not apply to any of the representations and warranties set forth in Section 3.2(d), clause (b) of the first sentence of Section 3.6 or the Company Fundamental Representations), the Company hereby represents and warrants to Parent and Merger Sub as of the date hereof and as of the Closing Date that:

3.1 Corporate Organization. The Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation. The Company has all requisite power and authority to own its properties and conduct its business as presently conducted and is duly qualified to do business and in good standing in each jurisdiction where its business requires such qualification, except where failure to be so duly organized, validly existing and in good standing, to have such requisite power and authority or to be so duly qualified and in good standing has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each of the Company’s Subsidiaries is a legal entity duly organized, validly existing and (where such concept is recognized) in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is duly qualified to do business and in good standing in each jurisdiction where its business requires such qualification. The copies of the Third Amended and Restated Certificate of Incorporation (the “Company Charter”) and Third Amended and Restated Bylaws (the “Company Bylaws”) of the Company, as most recently filed with the Company SEC Documents, are true, complete and correct copies of such documents as in effect as of the date of this Agreement and such documents are in full force and effect. The Company is not in violation of any of the provisions of the Company Charter or the Company Bylaws. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the organizational or governing documents of each of the Company’s Subsidiaries are in full force and effect, and none of the Company’s Subsidiaries is in violation of any provision of such documents.

3.2 Capitalization.

(a) The authorized capital stock of the Company consists of five hundred million (500,000,000) Shares and ten million (10,000,000) shares of preferred stock, par value $0.01 per share (“Preferred Stock”). As of April 25, 2024 (the “Capitalization Date”), (i) 78,134,798 Shares (other than treasury shares) were issued and outstanding, all of which were validly issued and fully paid, nonassessable and free of preemptive rights, (ii) 1,925,902 Shares were subject to outstanding Company PSUs (assuming for this purpose that all applicable performance goals are achieved at the target level), (iii) 1,560,179 Shares were subject to outstanding Company RSUs, (iv) 349,080 Shares were subject to outstanding Company Options having a weighted average exercise price of $37.24, (v) 11,331,268 Shares were held in the treasury of the Company or by its Subsidiaries, and (vi) no shares of Preferred Stock were issued and outstanding.

(b) Other than as provided in the Company Equity Plan, there are no options, warrants or other rights, agreements, arrangements or commitments of any character (including any shareholders agreements, voting trusts, proxies or other similar agreements or any obligations requiring the registration for sale of any shares of capital stock or other voting or equity interests) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound relating to the issued or unissued capital stock or other Equity Interests of the Company, or securities convertible into or exchangeable for such capital stock or other Equity Interests, or obligating the Company or any of its Subsidiaries to issue or sell any shares of the Company’s capital stock or other Equity Interests, or securities convertible into or exchangeable for such capital stock of, or other Equity Interests in, the Company. Since the Capitalization Date through the date of this Agreement, except for the issuance of Company Awards under the Company Equity Plan in accordance with their terms, the Company has not issued any shares of its capital stock or other Equity Interests, or securities convertible into or exchangeable for such capital stock or other Equity Interests, other than those shares of capital stock reserved for issuance in respect of the Company Equity Plan.

(c) The Company has previously provided Parent with a true and complete list, as of April 18, 2024, with respect to each outstanding Company Award, of (i) the holder thereof, (ii) the grant date thereof, (iii) the type thereof, (iv) the total number of Shares subject thereto (assuming for this purpose that all performance goals applicable to Company PSUs are achieved at the target level), and (v) with respect to each Company PSU, the maximum number of Shares that may be earned thereunder. All Shares subject to issuance under the Company Equity Plan, upon issuance prior to the Effective Time on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. There are no outstanding contractual obligations of the Company or any of its Subsidiaries (A) restricting the transfer of, (B) affecting the voting rights of, (C) requiring the repurchase, redemption or disposition of, or containing any right of first refusal with respect to, (D) requiring the registration for sale of, or (E) granting any preemptive or antidilutive right with respect to, any Shares or any capital stock of, or other Equity Interests in, the Company or any of its Subsidiaries.

(d) Section 3.2(d) of the Company Disclosure Schedule sets forth a complete list of each Subsidiary of the Company, together with its jurisdiction of organization or incorporation and the percentage ownership interest of the Company or its Subsidiaries, in such Subsidiary. Except as set forth on Section 3.2(d) of the Company Disclosure Schedule, the Company and its Subsidiaries own, directly or indirectly, all of the issued and outstanding shares of capital stock or other Equity Interests of each of the Subsidiaries of the Company, free and clear of any Liens other than transfer and other restrictions under applicable securities Laws, and all of such outstanding shares of stock or other equity securities have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights (other than statutory preemptive rights). There are no options, warrants or other rights, agreements, arrangements or commitments of any character to which the Company or any Subsidiary of the Company is a party or by which the Company or any Subsidiary of the Company is bound relating to the issued or unissued capital stock or other Equity Interests of a Subsidiary of the Company, or securities convertible into or exchangeable for such capital stock or other Equity Interests of such Subsidiary, or obligating the Company or any Subsidiary of the Company to issue or sell any shares of a Subsidiary’s capital stock or other Equity Interests, or securities convertible into or exchangeable for such capital stock of, or other Equity Interests in, such Subsidiary. No Subsidiary of the Company owns any Shares or any capital stock of, or other Equity Interests in, the Company.

(e) Neither the Company nor any of its Subsidiaries has outstanding bonds, debentures, notes or other indebtedness, or other securities, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.

(f) Since April 3, 2020, the Company has not declared, authorized or paid any dividends and distributions (including dividend equivalents) on shares of the capital stock of the Company or other securities of the Company or any of its Subsidiaries, other than dividends or distributions solely among the Company and its Subsidiaries or among the Company’s Subsidiaries.

3.3 Authority; Execution and Delivery; Enforceability.

(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform and comply with each of its obligations under this Agreement and, subject to the receipt of the Requisite Company Stockholder Approval, to consummate the Transactions. The execution and delivery by the Company of this Agreement, the performance and compliance by the Company with each of its obligations herein, and the consummation by it of the Transactions have been duly authorized by all necessary corporate action on the part of the Company, subject, in the case of the Merger, to receipt of the Requisite Company Stockholder Approval and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, and no other corporate proceedings on the part of the Company and no other stockholder votes are necessary to authorize this Agreement or the consummation by the Company of the Transactions. The Company has duly and validly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by Parent and Merger Sub of this Agreement, this Agreement constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by applicable Laws affecting the enforcement of creditors’ rights generally or by general equitable principles (whether considered in a proceeding at law or in equity).

(b) The Company Board, at a meeting duly called and held at which all directors of the Company Board were present, duly and unanimously adopted resolutions (i) determining that the Transactions, including the Merger, are advisable, fair to and in the best interests of the Company and its stockholders, (ii) approving, adopting and declaring advisable this Agreement and the Transactions, including the Merger, (iii) directing that this Agreement be submitted to the stockholders of the Company for its approval and adoption at the Company Meeting, and (iv) recommending that the Company’s stockholders approve and adopt this Agreement (the “Company Board Recommendation”), which resolutions, except as permitted by Section 5.3, have not been subsequently rescinded, withdrawn or modified in a manner adverse to Parent.

(c) Assuming the accuracy of Parent’s representations and warranties set forth in Section 4.10, the Company Board has taken all necessary actions so that the restrictions on business combinations set forth in Section 203 of the DGCL and any other similar Law are not applicable to this Agreement and the Transactions, including the Merger. Assuming the accuracy of Parent’s representations and warranties set forth in Section 4.10, no other takeover, anti-takeover, business combination, “fair price,” control share acquisition or similar Law applies to the Merger or the other Transactions. The only vote of holders of any class or series of Shares or other Equity Interests of the Company necessary to approve and adopt this Agreement is the Requisite Company Stockholder Approval.

3.4 No Conflicts; Governmental Consents.

(a) The execution and delivery of this Agreement does not and will not, and the performance of this Agreement by the Company will not, directly or indirectly (with or without notice or lapse of time, or both) (i) assuming the Requisite Company Stockholder Approval is obtained, conflict with or violate any provision of the Company Charter or the Company Bylaws, (ii) assuming that all consents, approvals, authorizations and permits described in Section 3.4(b) have been obtained and all filings and notifications described in Section 3.4(b) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected or (iii) require any consent or approval under, violate, conflict with, result in any breach of or any loss of any benefit under, constitute a default (or an event which with notice or lapse of time or both would become a default) under or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than a Permitted Lien) on any property or asset of the Company or any of its Subsidiaries pursuant to any Material Contract, material Permit or material Mining Right to which the Company or any of its Subsidiaries is party (or by which any of their respective properties or assets are bound), except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) The execution and delivery of this Agreement by the Company does not and will not, and the consummation by the Company of the Merger and the other Transactions and compliance by the Company with any of the terms or provisions hereof will not (in each case with or without notice or lapse of time, or both), require any consent, approval, authorization or permit of, or filing or registration with or notification to, any Governmental Entity, except (i) under the Exchange Act, (ii) under the rules and regulations of the NYSE, (iii) any applicable requirements of any Antitrust Laws, (iv) the filing and recordation of the Certificate of Merger as required by the DGCL, (v) the filing of the Proxy Statement with the SEC, (vi) under the FCC Rules, and (vii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

3.5 SEC Documents; Financial Statements; Undisclosed Liabilities.

(a) The Company has filed or furnished on a timely basis all reports, schedules, forms, statements, registration statements, prospectuses and other documents required to be filed or furnished by the Company with the SEC under the Securities Act or the Exchange Act since January 1, 2022, together with all certifications required pursuant to the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”) (such documents and any other documents filed or furnished by the Company with the SEC, as they have been supplemented, modified or amended since the time of filing, collectively, the “Company SEC Documents”). None of the Subsidiaries of the Company is required to make any filings with the SEC.

(b) As of its respective filing date (or, if amended or superseded prior to the date of this Agreement, on the date of the last such filing) each Company SEC Document complied in all material respects with the requirements of the Exchange Act or the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Document and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, in each case when filed or furnished, or with respect to any proxy statement filed pursuant to the Exchange Act, on the date of the applicable meeting. As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC with respect to any Company SEC Documents. As of the date hereof, there has been no material correspondence between the SEC and the Company since January 1, 2022 that is not set forth in the Company SEC Documents or that has not otherwise been disclosed to Parent prior to the date hereof.

(c) The consolidated financial statements of the Company included in the Company SEC Documents (including, in each case, any notes or schedules thereto) (the “Company SEC Financial Statements”) (i) fairly present, in all material respects, the financial condition and the results of operations, cash flows and changes in stockholders’ equity of the Company and its Subsidiaries (on a consolidated basis) as of the respective dates of and for the periods referred to in the Company SEC Financial Statements (subject, in the case of unaudited statements, to normal year-end audit adjustments that are not material and the absence of footnotes), and (ii) were prepared in accordance with GAAP (as in effect in the United States on the date of such Company SEC Financial Statements) as applied by the Company on a consistent basis throughout the periods covered thereby (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), subject, in the case of interim Company SEC Financial Statements, to normal year-end adjustments that are not material in amount or nature and the absence of notes.

(d) The Company has timely filed all certifications and statements required by (i) Rule 13a-14 or Rule 15d-14 under the Exchange Act; or (ii) 18 U.S.C. Section 1350 (Section 906 of the Sarbanes-Oxley Act) with respect to all applicable Company SEC Documents. The Company maintains disclosure controls and procedures required and as defined by Rule 13a-15 or Rule 15d-15 under the Exchange Act, which such controls and procedures are reasonably designed to ensure that all material information concerning the Company and its Subsidiaries is made known on a timely basis to the individuals at the Company and its Subsidiaries responsible for the preparation of the Company SEC Documents.

(e) The Company has designed and maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) as required by Rule 13a-15 under the Exchange Act reasonably designed to provide reasonable assurances regarding the reliability of financial reporting for the Company and its Subsidiaries for external purposes in accordance with GAAP. Since January 1, 2023, the Company’s independent registered public accounting firm has not, and the Company’s management has not, identified or been made aware of: (a) any “material weakness” or “significant deficiencies” (each as defined in Rule13a-15(f) of the Exchange Act) in the design or operation of internal control over financial reporting utilized by the Company or any of its Subsidiaries; or (b) any fraud that involves the management or any other employees of the Company or any of its Subsidiaries who have a significant role in the Company’s internal control over financial reporting or disclosure controls and procedures.

(f) The Company and its Subsidiaries do not have any liabilities or obligations of any nature (whether absolute or contingent, asserted or unasserted, known or unknown, primary or secondary, direct or indirect, and whether or not accrued), except (i) as disclosed, reflected or reserved against in the most recent balance sheet included in the Company SEC Financial Statements or the notes thereto, (ii) for liabilities and obligations incurred in the ordinary course of business since the date of the most recent balance sheet included in the Company SEC Financial Statements, (iii) for liabilities and obligations incurred pursuant to the Transactions, (iv) for liabilities incurred that have been discharged or paid in full prior to the date of this Agreement and (v) for liabilities and obligations that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

3.6 Absence of Certain Changes or Events. Since January 1, 2024 through the date of this Agreement, (a) except for the negotiation and execution of this Agreement, the Company and its Subsidiaries have conducted their businesses in all material respects in the ordinary course and in a manner consistent with past practice and (b) there has not been any change, event, development, state of facts, circumstance, condition or occurrence that has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Since January 1, 2024 through the date of this Agreement, except for the negotiation and execution of this Agreement and except as set forth in Section 3.6 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has taken any action that would have required Parent’s consent pursuant to subsections (b), (c), (d), (f), (g), (i), (j), (r), (s), (u), (v), (x) and (y) of Section 5.1(2) (but, in the case of Section 5.1(2)(y), solely with respect to the enumerated subsections of Section 5.1(2) previously listed in this sentence) had the covenants therein applied since January 1, 2024.

3.7 Proxy Statement. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Proxy Statement will, at the date that the Proxy Statement or any amendment or supplement thereto is mailed to holders of Shares and at the time of the Company Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading (except that no representation or warranty is made by the Company with respect to any statements made therein based on information supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference therein). The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act.

3.8 Litigation. There are no and, since January 1, 2022, there have been no, Proceedings pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries or any of their respective officers or directors (in their capacities as such), at law or in equity, or before or by any Governmental Entity, and none of the Company or any of its Subsidiaries or any of their respective officers or directors (in their capacities as such), is or has been since such date subject to any outstanding Order, except, in each case, as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

3.9 Compliance with Laws; Anti-Corruption .

(a) The Company and its Subsidiaries are, and since January 1, 2020 have been, in compliance with, and conduct their respective businesses in conformity with, all applicable foreign, federal, state and local Laws and regulations, except where the failure to so comply or conform has not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. Since January 1, 2020, no written Proceedings have been received by, and to the Knowledge of the Company, no Proceedings have been filed against, the Company or any of its Subsidiaries alleging material noncompliance with any Laws.

(b) Since January 1, 2020, neither the Company nor any of its Subsidiaries, nor any of their respective officers or directors, nor to the Knowledge of the Company any of their respective employees or agents, in each case, acting on behalf of the Company or any of its Subsidiaries, has at any time (i) made any unlawful payment or given, offered, promised, or authorized or agreed to give, anything of value, directly or indirectly, to any Government Official or other Person in violation of Anti-Corruption Laws; (ii) used any corporate funds of the Company or any of its Subsidiaries for unlawful political or charitable contributions, gifts, hospitality, travel, entertainment or other unlawful expenses relating to political activity; or (iii) has otherwise been in violation of any Anti-Corruption Laws in any respect.

(c) Since January 1, 2020, neither the Company nor any of its Subsidiaries, nor any of their respective officers or directors, nor to the Knowledge of the Company any of their respective employees or agents, in each case, acting on behalf of the Company or any of its Subsidiaries, has at any time been (i) a Sanctioned Person; (ii) engaging in any dealings or transactions with or for the benefit of any Sanctioned Person or in any Sanctioned Country in each case in violation of Sanctions Laws; (iii) otherwise in violation of applicable Sanctions Laws or (iv) in violation of applicable Ex-Im Laws.

(d) Since January 1, 2020, neither the Company nor any of its Subsidiaries has (i) to the Knowledge of the Company, received any notice, inquiry, or internal or external allegation; (ii) to the Knowledge of the Company, been the subject of any investigation by any Governmental Entity; (iii) made any voluntary or involuntary disclosure to a Governmental Entity; or (iv) conducted any internal investigation or audit, in each case (i)-(iv), relating to or arising from any actual or potential violation or wrongdoing related to Anti-Corruption Laws, Sanctions Laws, or Ex-Im Laws.

(e) Since January 1, 2020, to the Knowledge of the Company, neither the Company nor any of its Subsidiaries has received a civil investigative demand, claim notice, preservation letter or any investigative subpoena, notice, target letter, or equivalent from any Governmental Entity relating to any alleged violations of Antitrust Laws by the Company or any of its Subsidiaries.

3.10 Permits. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) the Company and its Subsidiaries have obtained, and are, and since January 1, 2022 have been, in compliance with, all material Permits necessary under applicable Laws to permit the Company and its Subsidiaries to own, operate, use, and maintain their assets in the manner in which they are now operated and maintained, and to conduct their business (including, but not limited to, their mining operations), taken as a whole, as currently conducted, and (b) such material Permits are in full force and effect. Since January 1, 2022, there are no pending or, to the Knowledge of the Company, threatened limitations, terminations, expirations or revocations of such material Permits, other than such limitations, terminations, expirations or revocations that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there are no outstanding written notices received by the Company or any of its Subsidiaries alleging the failure to hold any material Permits.

3.11 Employee Benefit Plans.

(a) Section 3.11(a) of the Company Disclosure Schedule sets forth a true and complete list of each material Company Benefit Plan. For purposes of this Agreement, “Company Benefit Plan” shall mean each “employee benefit plan” (within the meaning of Section 3(3) of ERISA) and each other equity or equity-based incentive, compensation, severance, employment, consulting, change-in-control, retention, vacation, paid time off, fringe benefit, bonus, incentive, savings, retirement, deferred compensation, or other compensatory or benefit plan, agreement, program, policy or arrangement, whether or not subject to ERISA, (a) entered into, contributed to (or required to be contributed to), sponsored by or maintained by the Company or any of its Subsidiaries or (b) for which the Company or any of its Subsidiaries has or would reasonably be expected to have any Liability (contingent or otherwise), other than any programs sponsored or maintained by a Governmental Entity. With respect to each material Company Benefit Plan, a copy of each of the following documents, and all amendments and modifications to such documents, has been made available to Parent: (i) the current plan and trust documents and the most recent summary plan description (or, with respect to any such plan that is not in writing, a written description of the material terms thereof), (ii) the annual report (Form 5500), if any, filed with the IRS for the last plan year, (iii) the most recently received IRS determination letter, if any, relating to such Company Benefit Plan, (iv) the most recent actuarial report and/or financial statement, if any, relating to such Company Benefit Plan, and (v) all material correspondence with any Governmental Entity in connection with the administration of any Company Benefit Plan.

(b) Except as would not reasonably be expected to result, individually or in the aggregate, in material liability to the Company or its Subsidiaries:

(i) each Company Benefit Plan complies and has been established, maintained, funded, operated, and administered in accordance with its terms and the requirements of all Laws applicable thereto, including ERISA and the Code;

(ii) each Company Benefit Plan which is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS as to its qualified status and, to the Knowledge of the Company, no fact or event has occurred that could reasonably be expected to cause the loss of the Tax qualified status of any such Company Benefit Plan or the Tax exempt status of any associated trust;

(iii) no Company Benefit Plan is under audit or is the subject of an audit, investigation or other administrative proceeding by the IRS, the Department of Labor, or any other Governmental Entity, nor is any such audit, investigation or other administrative proceeding, to the Knowledge of the Company, threatened;

(iv) all contributions, reimbursements, premium payments and other payments required to have been made under or with respect to each Company Benefit Plan as of or prior to the date hereof have been made or accrued (as applicable) on a timely basis in accordance with applicable Law and such Company Benefit Plan’s terms;

(v) there has been no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code and other than a transaction that is exempt under a statutory or administrative exemption) and no breaches of fiduciary duty (as determined under ERISA) with respect to any Company Benefit Plan; and

(vi) there are no actions, suits or claims (other than routine claims for benefits) pending or, to the Knowledge of the Company, threatened, involving any Company Benefit Plan, any trustee or fiduciary thereof.

(c) Each Company Benefit Plan that provides post-termination or retirement health and welfare benefits to any current or former employee of the Company or its Subsidiaries is set forth on Section 3.11(c) of the Company Disclosure Schedule. Except for the Company Benefit Plans set forth on Section 3.11(c) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has any Liability for providing post-termination or retiree health, medical, life or other welfare benefits to any Person, other than as required under Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code or applicable Law at the sole expense of such employee.

(d) Except as set forth on Section 3.11(d) of the Company Disclosure Schedule, no Company Benefit Plan is subject to Title IV of ERISA. With respect to any Company Benefit Plan that is subject to Title IV of ERISA, except as would not reasonably be expected to result in material liability: (i) there does not exist any failure to meet the “minimum funding standard” of Section 412 of the Code or 302 of ERISA (whether or not waived), (ii) such plan is not in “at-risk” status for purposes of Section 430 of the Code, (iii) no “reportable event” within the meaning of Section 4043(c) of ERISA has occurred, (iv) all premiums to the Pension Benefit Guaranty Corporation (the “PBGC”) have been timely paid in full, (v) the PBGC has not instituted, or, to the Knowledge of the Company, threatened to institute, proceedings to terminate any such plan, (vi) the Company has not filed a notice of intent to terminate the plan or adopted any amendment to treat such plan as terminated, (vii) no event has occurred or circumstance exists that may constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, such plan, (viii) the Company is not, and does not expect to be, subject to (A) any requirement to post security pursuant to Section 412(c)(4) of the Code or (B) any lien pursuant to Section 430(k) of the Code, (ix) the Company has not terminated any such plan within the last six (6) years or incurred any outstanding liability under Section 4062 of ERISA to the PBGC or to a trustee appointed under Section 4042 of ERISA, and (x) the Company has not engaged in any transaction described in Sections 4069 or 4212(c) of ERISA.

(e) Except as set forth on Section 3.11(e) of the Company Disclosure Schedule, (A) no Company Benefit Plan is a Multiemployer Plan or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a “Multiple Employer Plan”); (B) none of the Company and its Subsidiaries nor any of their respective ERISA Affiliates has, at any time during the last six years, contributed to or been obligated to contribute to any Multiemployer Plan or Multiple Employer Plan; and (C) none of the Company and its Subsidiaries nor any ERISA Affiliates has incurred any Withdrawal Liability that has not been satisfied in full. With respect to each Company Benefit Plan that is a Multiemployer Plan, except as set forth in Section 3.11(e) of the Company Disclosure Schedule, none of the Company and its Subsidiaries, nor any of their respective ERISA Affiliates has received any notification that any such Multiemployer Plan is in reorganization, has been terminated, is insolvent, or, to the Company’s Knowledge, would reasonably be expected to be in reorganization, to be insolvent, or to be terminated.

(f) Except as set forth on Section 3.11(f) of the Company Disclosure Schedule or as expressly provided in this Agreement, neither the execution of this Agreement nor the consummation of the Transactions (alone or in conjunction with any other event, including any termination of employment) will (i) entitle any current or former employee or other service provider to severance pay or any other payment, (ii) result in any payment becoming due, accelerate the time of payment or vesting of benefits or increase the amount of or result in the forfeiture of any compensation or benefits due to any current or former employee or other service provider or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits, (iii) result in any forgiveness of indebtedness of any employee or other service provider, (iv) result in any payment (whether in cash or property or the vesting of property) to any “disqualified individual” (within the meaning of Section 280G of the Code) that would reasonably be expected to, individually or in combination with any other such payment, constitute an “excess parachute payment” (within the meaning of Section 280G(b)(1) of the Code), or (v) result in any restriction on the right of the Company or any of its Subsidiaries or, after the consummation of the Merger or the Transactions, the Surviving Corporation, to merge, amend or terminate any of the material Company Benefit Plans.

(g) The Company has no obligations to gross-up or reimburse any individual for any Tax or related interest or penalties incurred by such individual, including under Sections 409A or 4999 of the Code or otherwise.

(h) Neither the Company nor any of its Subsidiaries has incurred (whether or not assessed), or is reasonably expected to incur or to be subject to, any Tax or other material penalty with respect to the reporting requirements under Sections 6055 and 6056 of the Code, as applicable, or under Section 4980B, 4980D or 4980H of the Code.

(i) Each Company Benefit Plan and any other agreement, plan, Contract or arrangement maintained by the Company or any of its Subsidiaries that is, in any part, a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in all material respects in operational and documentary compliance with Section 409A of the Code and applicable guidance thereunder.

3.12 Employee and Labor Matters.

(a) Neither the Company nor any of its Subsidiaries is a party to a collective bargaining agreement, agreement with any works council or similar labor contract (each a “Labor Agreement”), other than the agreements set forth on Section 3.12(a) of the Company Disclosure Schedule. There has not occurred and, to the Knowledge of the Company, there has not been threatened, (i) since January 1, 2020, any strike, slowdown, picketing, material labor-related arbitration, material grievance, or work stoppage by, or lockout of, any employees of the Company or any of its Subsidiaries or (ii) since January 1, 2020, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, any Proceeding against the Company or any of its Subsidiaries relating to the alleged violation of any Laws pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission, or any comparable Governmental Entity. To the Knowledge of the Company, since January 1, 2020, there has not occurred and there has not been threatened, any application for representation or certification of a labor union, works council, or other labor organization seeking to represent any employees of the Company or any of its Subsidiaries.

(b) The Company and each of its Subsidiaries are in compliance with all applicable Laws respecting labor, employment and employment practices including, without limitation, all Laws respecting terms and conditions of employment, fair employment practices, health and safety, wage payment, wages and hours, child labor, immigration and work authorizations, employment discrimination, worker classification, withholding of employment-related Taxes, disability rights or benefits, equal opportunity, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, social welfare obligations and unemployment insurance and related matters, except where the failure to so comply has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) To the Knowledge of the Company, since January 1, 2020, no allegations of sexual harassment or sexual misconduct have been made against any current or former (i) employee with an annual base salary that is $250,000 or more, (ii) officer or (iii) director of the Company. Except as set forth on Section 3.12(c) of the Company Disclosure Schedule, the Company is not and, since January 1, 2020, has not been a party in any Proceedings, or entered into any settlement agreements, related to allegations of sexual harassment or sexual misconduct by any current or former employee or director of the Company. To the Knowledge of the Company, since January 1, 2020, there have not been any Proceedings threatened against the Company or any of its Subsidiaries involving allegations of sexual harassment or sexual misconduct by any current or former employee or director of the Company.

3.13 Environmental Matters. Except as set forth on Section 3.13 of the Company Disclosure Schedule or except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(a) Each of the Company and its Subsidiaries is, and since January 1, 2020 has been, in compliance with all applicable Environmental Laws, which compliance includes, and has included, obtaining, maintaining, and complying with all material Permits required for the operation of the business as conducted as of, and for the five (5) years prior to, the Closing Date;

(b) From January 1, 2020 through the date hereof, neither the Company nor any of its Subsidiaries has received any written notice from any Governmental Authority or any other Person of any violation or alleged violation of, or liability or alleged liability under, any Environmental Law or Permit. Since January 1, 2020, (i) there are no Proceedings pending or, to the Knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries under any Environmental Law, and (ii) neither the Company nor any of its Subsidiaries is subject to any Order under any Environmental Law; and

(c) To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has disposed of, arranged for the disposal of, transported, arranged for the transportation of, or Released, and no other Person has Released, any Hazardous Substance, that has given or would reasonably be expected to give rise to liabilities of the Company or its Subsidiaries pursuant to applicable Environmental Laws.

(d) To the Knowledge of the Company, the Company has made available all material environmental audits, assessments and reports authored within the past five (5) years in the Company’s or any of its Subsidiaries possession or control relating to any of the Company or its Subsidiaries, including any real property owned, leased, utilized or operated by the Company or its Subsidiaries.

3.14 Real Property; Title to Assets.

(a) The Company or any of its Subsidiaries, as the case may be, holds, in all but de minimis respects, good and valid fee simple title to all real property owned in fee by the Company or any of its Subsidiaries, other than the Mining Property (collectively, the “Company Owned Real Property”), free and clear of all Liens, except for Permitted Liens.

(b) The Company or any of its Subsidiaries, as the case may be, holds, in all but de minimis respects, a valid leasehold estate in all material real property leased, subleased or otherwise occupied by the Company or a Subsidiary thereof, other than the Mining Property (collectively, the “Company Leased Real Property”), free and clear of all Liens, except for Permitted Liens. As of the date hereof, the Company has delivered to or made available to Parent a true and complete copy of each material Leased Real Property Lease. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each Leased Real Property Lease is in full force and effect and is a valid, binding and legally enforceable obligation of the Company or its Subsidiaries, except as limited by applicable Laws affecting the enforcement of creditors’ rights generally or by general equitable principles (whether considered in a proceeding at law or in equity), and (ii) neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any other party (in each case, with or without notice or lapse of time, or both) is in breach or default under any Leased Real Property Lease.

(c) The Company or any of its Subsidiaries, as the case may be, holds, in all but de minimis respects, good and valid fee title, enforceable leasehold interest or valid unpatented mining claims and unpatented mill site claims to all Mining Property and Minerals, free and clear of all Liens, except for Permitted Liens.

(d) The Company Owned Real Property, the Company Leased Real Property and the Mining Property are referred to collectively herein as the “Company Real Property”. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each parcel of Company Real Property, and the current use and occupancy thereof, is in compliance with all existing Liens and Laws applicable to such Company Real Property, and (ii) neither the Company nor any of its Subsidiaries has received notice of any Proceedings in eminent domain, condemnation, taking, revocation (or intent to revoke), contest action or failure to pay any fees to the Bureau of Land Management or any Governmental Entity or other similar Proceedings that are pending or, to the Knowledge of the Company, threatened, affecting any portion of the Company Real Property. The Company Real Property constitutes all of the real property used and operated by the Company or its Subsidiaries in the ordinary course of business and in connection with their mining operations and mining related activities. To the Knowledge of the Company, all current and reasonably foreseeable mining operations of the Company and its Subsidiaries are and will be conducted within the perimeter boundaries of the Company Real Property, and, as of the date hereof, neither the Company nor any of its Subsidiaries has received written notice of any operations that encroach on the lands of any third party.

(e) The Company or a Subsidiary of the Company, as the case may be, has good and marketable title to, or a valid and binding leasehold or other interest in, all tangible personal property necessary for the conduct of the business of the Company and its Subsidiaries, taken as a whole, as currently conducted, free and clear of all Liens (except for Permitted Liens) except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

3.15 Tax Matters.

(a) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(i) all Tax Returns that are required by applicable Law to be filed by or with respect to the Company or any of its Subsidiaries have been timely filed (taking into account any validly obtained extension of time within which to file), and all such Tax Returns are true, complete and correct;

(ii) each of the Company and its Subsidiaries has timely paid all Taxes (whether or not shown as due and payable by it on any Tax Return) due and payable by it;

(iii) the Company and its Subsidiaries (A) have timely paid, deducted, withheld and collected all amounts required to be paid, deducted, withheld or collected by any of them with respect to any payment owing to, or received from, their employees, creditors, independent contractors, customers and other third parties (and have timely paid over any amounts so withheld, deducted or collected to the appropriate Governmental Entity), and (B) have otherwise complied with all applicable Laws relating to the payment, withholding, collection and remittance of Taxes (including information reporting requirements);

(iv) no deficiencies for Taxes have been asserted or assessed by any Governmental Entity in writing against the Company or any of its Subsidiaries except for deficiencies that have been withdrawn, settled with no outstanding liability for the Company or any of its Subsidiaries, or fully satisfied by payment;

(v) there is no ongoing audit, examination, investigation or other proceeding with respect to any Taxes of the Company or any of its Subsidiaries, and neither the Company nor any of its Subsidiaries has received written notice from any Governmental Entity that any such audit, examination, investigation or other proceeding is contemplated or pending;

(vi) neither the Company nor any of its Subsidiaries has waived any statute of limitations which would remain in effect beyond the date hereof in respect of any Taxes or agreed to any extension of time which would remain in effect beyond the date hereof with respect to a Tax assessment or deficiency;

(vii) neither the Company nor any of its Subsidiaries is a party to or bound by any Tax allocation or Tax sharing agreement (each a “Tax Sharing Agreement”) (other than (A) any customary agreements with customers, vendors, lenders, or lessors entered into in the ordinary course of business the primary purpose of which is not primarily related to Taxes and (B) any Tax Sharing Agreement the only parties to which are the Company and/or its Subsidiaries);

(viii) there are no Liens for Taxes upon any property or assets of the Company or its Subsidiaries, except for Permitted Liens; and

(ix) neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) change in or improper method of accounting for a taxable period ending on or prior to the Closing Date; (B) “closing agreement” as described in Section 7121 of the Code (or any analogous or similar state, local or non-U.S. Law) executed prior to the Closing; (C) installment sale or open transaction disposition made prior to the Closing; (D) prepaid amount or deferred revenue received prior to the Closing; or (E) application of Section 965 of the Code;

(b) Neither the Company nor any of its Subsidiaries has constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for Tax-free treatment under Section 355(a) of the Code (or any similar provision of state, local, or non-U.S. Law) in the two years prior to the date of this Agreement or otherwise as part of a plan or series of related transactions with the Transactions;

(c) Neither the Company nor any of its Subsidiaries (A) is or has been a member of an affiliated group filing a consolidated U.S. federal income Tax Return (other than a group the common parent of which is or was the Company or any of its Subsidiaries) or (B) has any liability for the Taxes of any Person (other than the Taxes of the Company or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any analogous or similar state, local or non-U.S. Law), as a transferee or successor, by contract or otherwise;

(d) No rulings, administrative reliefs, requests for rulings or administrative relief, closing agreements or other written agreements, in each case with respect to Taxes, have been entered into with or issued by, or are pending with, any Governmental Entity with respect to the Company or any of its Subsidiaries;

(e) Each of the Company and its Subsidiaries has properly and timely documented its transfer pricing methodology in compliance with Section 482 of the Code and the Treasury Regulations promulgated thereunder (and any similar provision of state, local or non-U.S. Tax Law);

(f) Since January 1, 2021, no jurisdiction where the Company or any of its Subsidiaries does not file a Tax Return has made a written claim that the Company or any of its Subsidiaries is or may be subject to Tax by, or required to file a Tax Return in, such jurisdiction;

(g) Neither the Company nor any of its Subsidiaries is or has been subject to Tax in any jurisdiction other than its jurisdiction of incorporation by virtue of having a permanent establishment or taxable presence in that jurisdiction; and

(h) Neither the Company nor any of its Subsidiaries has entered into any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

3.16 Material Contracts.

(a) Except as set forth on Section 3.16(a) of the Company Disclosure Schedule, this Agreement and the other Transaction Documents to which the Company is a party and any Company Benefit Plans, as of the date hereof, none of the Company or any of its Subsidiaries is a party to or bound by any:

(i) (A) Contract relating to indebtedness or to mortgaging, pledging or otherwise placing a Lien on any material portion of their assets, (B) Contract relating to any factoring, supplier, trade or vendor financing or (C) Contract under which it has advanced or loaned any other Person (other than the Company or any of its Subsidiaries) amounts exceeding, in the aggregate, $5,000,000.00;

(ii) guaranty of any obligation made on behalf of any Person other than the Company or any of its Subsidiaries or other guaranty in an amount exceeding, in the aggregate, $5,000,000.00;

(iii) Material Leases;

(iv) settlement, conciliation or similar agreement with any Governmental Entity or pursuant to which the Company or any of its Subsidiaries will be required, after the date of this Agreement, to satisfy any material monetary or non-monetary obligations;

(v) agreement (A) relating to any pending or completed business merger, acquisition or divestiture or similar transaction by the Company or any of its Subsidiaries since January 1, 2022 pursuant to which the Company or any of its Subsidiaries has remaining material obligations or liabilities or (B) giving any Third-Party the right to acquire any Equity Interests, stock, material assets or businesses of the Company or any of its Subsidiaries after the date hereof, in each case, other than agreements with customers and suppliers in the ordinary course and other than Company Awards;

(vi) Contract concerning (A) the formation, creation, operation, management or control of any joint venture, partnership or other similar arrangement with a Third Party or (B) the ownership of any Equity Interest in any entity or business other than the Subsidiaries of the Company;

(vii) Contract pursuant to which (A) any Third Party grants to the Company or any of its Subsidiaries any license, covenant not to assert, waiver or other right under any Intellectual Property material to the business of the Company and its Subsidiaries, taken as a whole (other than non-exclusive licenses granted for the use of software or information technology services that are generally commercially available on standardized terms), or (B) the Company or any of its Subsidiaries grants to any Third Party any license, covenant not to assert, waiver or other right under any Intellectual Property material to the business of the Company and its Subsidiaries, taken as a whole, other than (x) non-exclusive licenses granted in the ordinary course of business to (1) vendors or service providers, solely for facilitating their provision of services for or on behalf of the Company or its Subsidiaries, (2) customers of the Company or its Subsidiaries, solely for their authorized use of the Company’s or its Subsidiaries’ products and services, or (y) a intercompany license between the Company and any of its Subsidiaries;

(viii) Contract that, with respect to Intellectual Property material to, or reasonably expected to be material to, the business of the Company and its Subsidiaries, taken as a whole, (A) materially limits the freedom or right of the Company or any of its Subsidiaries to exploit such Intellectual Property (including pursuant to any trademark co-existence agreement or similar arrangement), (B) grants to any third party any option to acquire any such Intellectual Property currently constituting Company Intellectual Property, or (C) governs the development of such Intellectual Property (other than employee and independent contractor agreements pursuant to which all right, title and interest in and to such Intellectual Property is presently assigned to the Company or one or more of its Subsidiaries);

(ix) Contract which (A) expressly limits or prohibits the Company or any of its Subsidiaries (or, following the Effective Time, Parent or its affiliates (including the Surviving Corporation and its Subsidiaries)) from competing or freely engaging in any line of business or anywhere in the world in any material respect (other than no solicitation and no hire provisions (that are not material to the Company and its Subsidiaries) in employment or service provider arrangements), or (B) contains any “most favored nation,” exclusivity or similar covenants that would restrict future business activity of Parent or its affiliates (including the Surviving Corporation and its Subsidiaries) following the Effective Time;

(x) Contract with any Governmental Entity involving annual payments in excess of $200,000.00;

(xi) Contract that is between the Company or any of its Subsidiaries, on the one hand, and any director or officer of the Company or any person beneficially owning 5% or more of the outstanding Shares, on the other hand (except for any Company Benefit Plan);

(xii) Labor Agreement;

(xiii) Contract with any (A) Significant Customer for the sale of goods or services by the Company or any of its Subsidiaries or (B) Significant Supplier for the purchase of services, materials, supplies or equipment by the Company or any of its Subsidiaries (other than any purchase or sale order entered into in the ordinary course of business);

(xiv) any other Contract which would reasonably be expected to involve aggregate consideration paid by or to the Company and/or its Subsidiaries in excess of $25,000,000.00 after the date hereof; or

(xv) any other Contract to which any of the Company or any of its Subsidiaries is a party that is required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K of the Securities Act.

(b) The Company has delivered or made available to Parent true, correct and complete copies of all written Contracts or other agreements that are required to be set forth on Section 3.16(a) of the Company Disclosure Schedule (collectively, the “Company Material Contracts”), together with all material amendments thereto.

(c) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each of the Company and its Subsidiaries have performed all obligations required to be performed by it and is not in default under, in breach of, nor (as of the date hereof) in receipt of any written claim of default or breach under, any Company Material Contract, (ii) no event has occurred which, with the passage of time or the giving of notice or both, would result in a default or breach by the Company or any of its Subsidiaries under any Company Material Contract and (iii) as of the date hereof, to the Knowledge of the Company, there is no breach or threatened breach by the other parties to any Company Material Contract. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and except for those that have terminated or expired in accordance with their terms, all of the Company Material Contracts are valid and in full force and effect and constitute legal, valid and binding obligations of the Company or its Subsidiaries party thereto, and are enforceable against the Company or its Subsidiaries party thereto in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity), and, to the Knowledge of the Company, constitute legal, valid and binding obligations of the other party or parties thereto, enforceable against such party or parties in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity).

3.17 Customers and Suppliers. Section 3.17 of the Company Disclosure Schedule sets forth the ten (10) largest customers (by total aggregate annual revenue received by the Company and its Subsidiaries) of the Company and its Subsidiaries for the twelve (12)-month period ending on December 31, 2023 (the “Significant Customers”) and the ten (10) largest suppliers (by total aggregate annual spend amounts paid to such suppliers by, or on behalf of, the Company and its Subsidiaries) (the “Significant Suppliers”) of the Company and its Subsidiaries for the twelve (12)-month period ending on December 31, 2023. During the twelve (12)-month period ending on December 31, 2023, no Significant Customer or Significant Supplier (a) cancelled or otherwise terminated, or, to the Knowledge of the Company, threatened in writing, to cancel or otherwise to terminate, its relationship with the Company or its Subsidiaries, or (b) materially decreased its business with, or, to the Knowledge of the Company, threatened in writing to materially decrease its business with the Company or its Subsidiaries, in each case, except as permitted by the terms of a Contract with the Company or any of its Subsidiaries or as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

3.18 Insurance. The Company has made available to Parent true and correct copies of all material Insurance Policies prior to the date hereof. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) all material Insurance Policies maintained by the Company and its Subsidiaries are in full force and effect and provide insurance in such amounts and against such risks as the management of the Company reasonably has determined to be prudent or as is required by Law or regulation, and all premiums due and payable thereon have been paid; (b) neither the Company nor any of its Subsidiaries is in breach of or default under any material Insurance Policies; and (c) neither the Company nor any of its Subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time or both, would constitute such a breach or default or permit termination or modification of any material Insurance Policies. There are no material claims under any of the Insurance Policies for which coverage has been denied or disputed by the applicable insurance carrier (other than a customary reservation of rights notice).

3.19 Intellectual Property; Privacy.

(a) Section 3.19(a) of the Company Disclosure Schedule sets forth a list of all (i) issued patents and pending patent applications, (ii) registered trademarks and pending trademark applications, (iii) registered copyrights and (iv) registered domain names, in each case that are included in the Company Intellectual Property (collectively, the “Company Registered IP”). Each material item of Company Registered IP is subsisting, has not been abandoned or cancelled and, to the Knowledge of the Company, is valid and enforceable. During the period from January 1, 2022 through the date hereof, there have been no Proceedings pending or, to the Knowledge of the Company, threatened challenging any material Company Intellectual Property.

(b) The Company or one of its Subsidiaries is the sole and exclusive owner of each item of material Company Intellectual Property, and any other material Intellectual Property purported to be owned by the Company or its Subsidiaries, free and clear of any Liens (other than Permitted Liens). Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries own or otherwise have sufficient rights in and to, and immediately after the Closing will continue to own or have sufficient rights on substantially the same terms in and to, all Intellectual Property that is used in or necessary for the businesses of the Company and its Subsidiaries as currently conducted.

(c) There are, and since January 1, 2022 there have been, no Proceedings pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries alleging that the Company or any of its Subsidiaries has infringed, misappropriated or violated any Third Party’s Intellectual Property, except as has not resulted and would not reasonably be expected to result, individually or in the aggregate, in material liability to, or material disruption to the businesses of, the Company and its Subsidiaries, taken as a whole. The conduct of the businesses of the Company and its Subsidiaries as currently conducted and as conducted since January 1, 2022, does not infringe, misappropriate or violate, and has not infringed, misappropriated or violated, the Intellectual Property of any Third Party, except as has not resulted and would not reasonably be expected to result, individually or in the aggregate, in material liability to, or material disruption to the businesses of, the Company and its Subsidiaries, taken as a whole. To the Knowledge of the Company, no Third Party is infringing, misappropriating or violating any Company Intellectual Property, except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

(d) Since January 1, 2022, (i) the Company and its Subsidiaries have implemented and maintained reasonable physical, technical and contractual measures designed to protect and maintain the secrecy, confidentiality and value of all Trade Secrets and other material confidential information owned, used or held by or on behalf of the Company or any its Subsidiaries, including by ensuring that all Persons with access to such Trade Secrets and other material confidential information have either executed written Contracts requiring such Persons to maintain the confidentiality thereof or are otherwise bound by equivalent legal or ethical duties, and (ii) to the Knowledge of the Company, there has been no material unauthorized use of, access to, or loss or disclosure of any such Trade Secrets or confidential information.

(e) Each Person who is or was an employee or contractor of the Company or any of its Subsidiaries, and who has, since January 1, 2022, created or developed Intellectual Property within the scope of such employment or engagement that, individually or in the aggregate, is material to the business of the Company and its Subsidiaries, taken as a whole, has executed a valid and enforceable Contract irrevocably assigning to the Company or an applicable Subsidiary all of such Person’s right, title and interest in and to such Intellectual Property, or such Intellectual Property has otherwise vested in the Company or one of its Subsidiaries automatically by operation of applicable Law. To the Knowledge of the Company, no such Person retains or claims to retain any right, title or interest in or to any such material Intellectual Property.

(f) Except as has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, the information technology systems and operational technology systems (in each case, including all computer hardware, software, firmware, process automation, industrial control systems and telecommunications systems) owned, leased or licensed by or, to the Knowledge of the Company, on behalf of the Company or its Subsidiaries (the “Systems”) (i) operate and perform as required by the Company and its Subsidiaries, and have not suffered any malfunctions or failed since January 1, 2022, and (ii) to the Knowledge of the Company, are free from any viruses, worms, Trojan horses, bugs, faults, errors, contaminants, spyware and any other disabling or malicious code. The Company and its Subsidiaries have implemented reasonable data backup, data storage, system redundancy, business continuity and disaster avoidance and recovery plans, policies and procedures.

(g) Except as has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries and, to the Knowledge of the Company, Third Parties to the extent that they hold, use or otherwise process Sensitive Data, (x) are currently in compliance with, and since January 1, 2022 have complied with, all Data Security Requirements and (y) have reasonable security measures in place designed to protect any Sensitive Data under their possession or control from any access, use or disclosure that would violate any Data Security Requirements. Neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any Third Parties, to the extent that they hold, use or otherwise process Sensitive Data, have (i) since January 1, 2022, experienced any incident in which Sensitive Data was or may have been lost, inaccessible, stolen or improperly accessed, used or disclosed, including any actual or alleged data security breaches or unauthorized access or use of any of the Systems, or (ii) during the period from January 1, 2022 through the date hereof, received any written claims, notices or complaints from any Person with respect to the data privacy and data security practices or procedures of, or compliance with the Data Security Requirements by, the Company or any of its Subsidiaries, or any Third Party to the extent it holds, uses or otherwise processes Sensitive Data, except in each case of clauses (i) and (ii) as has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

3.20 Affiliate Transactions. Neither the Company nor any of its Subsidiaries is a creditor or debtor to, or party to any Contract or transaction with, any holder of five percent (5%) or more of the Shares or any present or former director, officer, employee or affiliate of the Company or any of its Subsidiaries, or any “immediate family member” (within the meaning of Item 404 of Regulation S-K promulgated by the SEC) of any of the foregoing, or has engaged in any transaction with any of the foregoing since January 1, 2022 (each, an “Affiliate Contract”), in each case that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act and that has not been so disclosed prior to the date hereof in a Company SEC Document, except for Company Benefit Plans, Indemnification Contracts and employment or compensation agreements or arrangements with directors, officers and employees made in the ordinary course consistent with past practice.

3.21 Brokers. Except for the fees and expenses of Piper Sandler & Co., neither the Company nor any of its Subsidiaries nor any of their respective officers or directors on behalf of the Company or any of its Subsidiaries has employed any financial advisor, broker or finder who would be entitled to, or incurred any liability for, any financial advisory, broker’s fees, finder’s fees or any other similar fee or any commission in connection with or upon consummation of the Merger. Prior to the date hereof, the Company has provided a complete copy of Piper Sandler & Co.’s engagement letter (and any amendments thereto) to Parent.

3.22 Mining.

(a) Except as set forth on Section 3.22(a) of the Company Disclosure Schedule or as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and its Subsidiaries are in exclusive possession and control of the Mining Property, the Minerals and the Mining Rights and neither the Company nor any of its Subsidiaries has received any written notice from any person claiming any right or interest in or to (including any right of use or occupancy of) the Mining Property, the Minerals or the Mining Rights, whether contingent or non-contingent and (ii) the Company and its Subsidiaries have all Mining Rights necessary for the Company and its Subsidiaries to operate in the ordinary course of business as presently conducted to explore, mine, remove, process and transport Minerals, subject only to Permitted Liens. Since January 1, 2022, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company has not received written notice of any material breach by the Company and its Subsidiaries of any statutory condition or any other material conditions relating to any such Mining Right. To the Knowledge of the Company, no rent, royalties, fees, property tax payments and other obligations arising in connection with the Mining Property and the Minerals are delinquent. To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has received any written notice from any Governmental Entity of any revocation or intention to revoke the Company’s or its Subsidiaries’ interests in the Mining Property, the Minerals or the Mining Rights.

(b) The estimated proven and probable mineral reserves and estimated indicated, measured and inferred mineral resources publicly disclosed by the Company and its Subsidiaries have been prepared and disclosed in all material respects in accordance with accepted mining, engineering, geoscience and other approved industry practices, and all applicable Laws. To the Knowledge of the Company, there has been no material reduction in the aggregate amount of estimated mineral reserves or estimated mineral resources of the Company and its Subsidiaries from the amounts so disclosed. Subject to the reservations and assumptions included in the reserve report, to the Knowledge of the Company, there are no facts or conditions which would reasonably be expected to render the conclusions of resources and reserves contained in the reserve report, as amended by the supplement, incorrect in any way.

3.23 Opinion of Financial Advisor. Piper Sandler & Co. has delivered to the Company Board its opinion in writing or orally, in which case, such opinion will be subsequently confirmed in writing, to the effect that, as of the date thereof and based upon and subject to the factors and assumptions set forth therein, the Merger Consideration to be received by the holders of Shares (excluding any Shares to be cancelled or converted pursuant to Section 2.1(b) of this Agreement or any Dissenting Shares) pursuant to this Agreement is fair from a financial point of view to such holders.

3.24 No Other Representations or Warranties. The Company acknowledges that neither Parent, Merger Sub nor any Person on their behalf makes, and the Company has not relied upon, any express or implied representation or warranty with respect to Parent or Merger Sub or with respect to any other information provided or made available to the Company or its Representatives in connection with the Transactions, including the accuracy or completeness thereof, other than the representations and warranties contained, and subject to the qualifications and limitations, in Article IV or in any certificate or agreement (including the Commitment Letters and Guaranty) provided in connection with this Agreement. The Company acknowledges and agrees that, to the fullest extent permitted by applicable Law, Parent and Merger Sub and their respective affiliates, stockholders, controlling Persons or Representatives shall not have any liability or responsibility whatsoever to the Company, its Subsidiaries or their respective affiliates, stockholders, controlling Persons or Representatives on any basis (including in contract or tort, under federal or state securities Laws or otherwise) based upon any information (including any statement, document or agreement delivered pursuant to this Agreement) or statements made (or any omissions therefrom), to the Company, its Subsidiaries or any of their respective affiliates, stockholders, controlling Persons or Representatives, except with respect to the representations and warranties set forth in Article IV or in the Guaranty or in any certificate provided in connection with this Agreement (it being understood that the foregoing does not limit the Company’s express third-party beneficiary rights set forth in the Equity Commitment Letter).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as set forth in the correspondingly numbered section or subsection of the disclosure schedule delivered concurrently with the execution of this Agreement by Parent and Merger Sub to the Company (the “Parent Disclosure Schedule,” and together with the Company Disclosure Schedule, the “Disclosure Schedules”), subject to Section 9.17, Parent and Merger Sub hereby represent and warrant to the Company as of the date hereof and as of the Closing Date that:

4.1 Corporate Organization. Each of Parent and Merger Sub is a corporation or other entity duly organized, validly existing and, to the extent applicable, in good standing under the laws of the jurisdiction of its organization and has the requisite corporate or other entity power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. Each of Parent and Merger Sub is duly licensed or qualified to do business and in good standing in each jurisdiction where its business requires such qualification, except where the failure to be so licensed or qualified and in good standing has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

4.2 Authority, Execution and Delivery; Enforceability. Each of Parent and Merger Sub has all necessary power and authority to execute and deliver this Agreement, to perform and comply with each of its obligations under this Agreement and to consummate the Transactions applicable to such party. The execution and delivery by each of Parent and Merger Sub of this Agreement, the performance and compliance by Parent and Merger Sub with each of its obligations herein and the consummation by Parent and Merger Sub of the Transactions applicable to it have been duly authorized by all necessary corporate or limited liability company action on the part of Parent and Merger Sub, subject, in the case of the Merger, to the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, and no other corporate or limited liability company proceedings on the part of Parent or Merger Sub and no stockholder votes are necessary to authorize this Agreement or the consummation by Parent and Merger Sub of the Transactions to which it is a party. The sole member of Parent has, upon the terms and subject to the conditions set forth herein, approved and adopted this Agreement and the Transactions, including the Merger, and Parent, as the sole stockholder of Merger Sub, has duly executed and delivered to Merger Sub and the Company a written consent, to be effective by its terms immediately following execution of this Agreement, approving and adopting this Agreement, and such approval and consent have not been subsequently rescinded, withdrawn or modified in a manner adverse to the Company. Each of Parent and Merger Sub has duly and validly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by the Company of this Agreement, this Agreement constitutes Parent’s and Merger Sub’s legal, valid and binding obligation, enforceable against each of Parent and Merger Sub in accordance with its terms, except as limited by Laws affecting the enforcement of creditors’ rights generally or by general equitable principles (whether considered in a proceeding at law or in equity).

4.3 No Conflicts.

(a) The execution and delivery of this Agreement by Parent and Merger Sub, does not and will not, and the performance of this Agreement by Parent and Merger Sub will not, (i) conflict with or violate any provision of the certificate of incorporation, bylaws or similar organizational documents of Parent or Merger Sub, (ii) assuming that all consents, approvals, authorizations and permits described in Section 4.3(b) have been obtained and all filings and notifications described in Section 4.3(b) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to Parent, Merger Sub or any other Subsidiary of Parent (each a “Parent Subsidiary” and, collectively, the “Parent Subsidiaries”), or by which any property or asset of Parent or any Parent Subsidiary is bound or affected or (iii) require any consent or approval under, result in any breach of or any loss of any benefit under, constitute a default (or an event which with notice or lapse of time or both would become a default) under or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of Parent or any Parent Subsidiary, including Merger Sub, pursuant to, any Contract or Permit to which Parent or any Parent Subsidiary is a party, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) The execution and delivery of this Agreement by Parent and Merger Sub does not and will not, and the consummation by Parent and Merger Sub of the Transactions and compliance by Parent and Merger Sub with any of the terms or provisions hereof will not (in each case with or without notice or lapse of time, or both), require any consent, approval, authorization or permit of, or filing or registration with or notification to, any Governmental Entity, except (i) under the Exchange Act, (ii) under the rules and regulations of the NYSE, (iii) under any applicable requirements of any Antitrust Laws, (iv) the filing and recordation of the Certificate of Merger as required by the DGCL, (v) the filing of the Proxy Statement with the SEC, (vi) under the FCC Rules, and (vii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications have not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

4.4 Legal Proceedings. As of the date of this Agreement, (a) there is no Proceeding pending, or, to the Knowledge of Parent, threatened that have had, or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, and (b) neither Parent nor Merger Sub is subject to any outstanding Order that has had, or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect or that challenges the validity or propriety of the Merger.

4.5 Financial Capability.

(a) Parent is a party to and has accepted a fully executed commitment letter relating to a senior secured revolving credit facility and a senior secured term loan facility, dated as of the date of this Agreement (the foregoing commitment letter, together with all exhibits and schedules thereto, the “Debt Commitment Letter”), from the Debt Financing Entities party thereto, pursuant to which such Debt Financing Entities have committed, subject to the terms and conditions thereof, to provide debt financing in the amounts set forth therein. The debt financing committed pursuant to the Debt Commitment Letter is collectively referred to in this Agreement as the “Debt Financing.”

(b) Parent is a party to and has accepted a fully executed equity commitment letter, dated as of the date of this Agreement (the “Equity Commitment Letter” and, together with the Debt Commitment Letter, the “Commitment Letters”), from the Guarantors, pursuant to which, on the terms and subject to the conditions set forth therein, each Guarantor has agreed to invest in Parent the amount set forth therein. The equity financing committed pursuant to the Equity Commitment Letter is referred to in this Agreement as the “Equity Financing.” The Equity Financing and the Debt Financing are collectively referred to as the “Financing.” The Equity Commitment Letter provides that the Company is an express third-party beneficiary of, and entitled to enforce, the Equity Commitment Letter, in each case as and to the extent specified therein.

(c) Parent has delivered to the Company a true, complete and correct copy of the executed Commitment Letters and any executed fee letters, engagement letters and fee credit letters related thereto, subject, in the case of such fee letters, engagement letters and fee credit letters, to redaction solely of fee amounts, “market flex” provisions, terms of “securities demand” provisions, pricing terms and pricing caps and other terms that are customarily redacted (including any dates related thereto) (none of which could adversely affect the conditionality, enforceability, availability or termination of the Debt Financing or reduce the aggregate principal amount of the Debt Financing below the amount required to pay the Financing Amounts (after taking into account any available Equity Financing and Alternative Financing (if applicable))).

(d) Except as expressly set forth in the Commitment Letters, there are no conditions precedent to the obligations of the Debt Financing Entities and the Guarantors to provide the Financing or any contingencies that would permit the Debt Financing Entities or the Guarantors to reduce the aggregate principal amount of the Financing below the amount required to pay the Financing Amounts, including any condition or other contingency relating to the amount or availability of the Financing pursuant to any “flex” provision. As of the date of this Agreement and assuming the conditions set forth in Section 6.1 and Section 6.3 have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time) or waived by the Closing, Parent does not have any reason to believe that it will be unable to satisfy on a timely basis all terms and conditions required to be satisfied by it in any of the Commitment Letters on or prior to the Closing Date, nor does Parent have knowledge that any Debt Financing Entity or Guarantor will not perform its obligations thereunder. As of the date of this Agreement, there are no side letters, agreements or other Contracts of any kind to which Parent is a party relating to the Commitment Letters or the Financing that could (i) adversely affect the conditionality or enforceability of, or termination rights under, the Commitment Letters or the availability of the Financing or (ii) reduce the aggregate amount of the Financing below the amount required to pay the Financing Amounts, other than as expressly contained in the Commitment Letters and delivered to the Company prior to the execution and delivery of this Agreement.

(e) Assuming that the conditions set forth in Section 6.1 and Section 6.3 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) have been satisfied or waived, the aggregate proceeds contemplated by the Commitment Letters (including after giving effect to any “flex” provision in or related to the Debt Commitment Letter (including with respect to fees and original issue discount)) shall provide Parent with cash proceeds on the Closing Date sufficient for the satisfaction of all of Parent’s and Merger Sub’s obligations in connection with the Closing under this Agreement and under the Commitment Letters, including payment of (i) the aggregate Merger Consideration and all amounts payable pursuant to Section 2.4, (ii) any premiums, fees, costs and expenses of or payable by Parent, Merger Sub or the Surviving Corporation on the Closing Date and (iii) all amounts in respect of the repayment, redemption and/or refinancing of any outstanding indebtedness of the Company and its Subsidiaries required in connection with the transactions described in, or pursuant to the terms of, this Agreement or the Commitment Letters (such amounts, collectively, the “Financing Amounts”).

(f) As of the date of this Agreement, the Commitment Letters are in full force and effect and constitute the legal, valid, binding and enforceable obligations of Parent and, to the Knowledge of Parent, all the other parties thereto. As of the date of this Agreement, neither Parent nor Merger Sub is in breach of any terms or conditions set forth in the Commitment Letters and no event has occurred that, with or without notice, lapse of time or both, constitutes, or could constitute, a default, breach or failure to satisfy a condition by Parent under the terms and conditions of the Commitment Letters. Parent has paid in full any and all commitment fees or other fees required to be paid on or prior to the date hereof pursuant to the terms of the Commitment Letters on or before the date of this Agreement. As of the date of this Agreement, the Commitment Letters have not been modified, amended or altered and none of the respective commitments under any of the Commitment Letters have been terminated, reduced, withdrawn or rescinded in any respect, and, to the Knowledge of Parent, no termination, reduction, withdrawal, modification, amendment, alteration or rescission thereof is contemplated (other than to add lenders, lead arrangers, bookrunners, syndication agents or other entities who had not executed the Debt Commitment Letter as of the date of this Agreement, but solely to the extent that such addition would not effect a Prohibited Modification).

(g) In no event shall the receipt or availability of any funds or financing (including the Financing) by Parent, Merger Sub or any of their respective affiliates or any other financing be a condition to any of Parent’s or Merger Sub’s obligations under this Agreement.

(h) Concurrently with the execution of this Agreement, the Guarantors have delivered to the Company a true, complete and correct copy of the duly executed Guaranty. The Guaranty is in full force and effect, has not been amended or modified, and is a legal, valid, binding and enforceable obligation of the Guarantors and is enforceable by the Company in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity). None of the Guarantors is in default or breach under the terms and conditions of the Guaranty, and no event has occurred that, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach or a failure to satisfy a condition under the terms and conditions of the Guaranty. Each of the Guarantors has access to sufficient capital to satisfy the amount of its guaranteed obligations under the Guaranty in full.

4.6 Proxy Statement. None of the information supplied or to be supplied by Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement will, at the date that the Proxy Statement or any amendment or supplement thereto is mailed to holders of Shares and at the time of the Company Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. For the avoidance of doubt, no representation or warranty is made by Parent or Merger Sub with respect to any statements made or incorporated by reference in the Proxy Statement based on information relating to the Company or any of its Subsidiaries or to statements made therein based on information supplied by or on behalf of Company for inclusion or incorporation by reference therein.

4.7 Solvency. No transfer of property is being made by Parent or Merger Sub, and no obligation is being incurred by Parent or Merger Sub in connection with the Transactions, with the actual intent to hinder, delay or defraud either present or future creditors of Parent or Merger Sub or any of their respective affiliates. Assuming that the conditions set forth in Section 6.1 and Section 6.3 have been satisfied or waived, immediately after giving effect to the consummation of the Merger and all of the Transactions (including the Financing and any other financings entered into in connection therewith), the Surviving Corporation will be Solvent. “Solvent” when used with respect to any Person, means that as of any date of determination (i) the fair value of the assets of such Person and its Subsidiaries on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, direct, subordinated, contingent or otherwise, of such Person and its subsidiaries on a consolidated basis, (ii) the present fair salable value of the property of such Person and its Subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability of such Person and its Subsidiaries on a consolidated basis on their debts and other liabilities, direct, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured, (iii) such Person and its Subsidiaries on a consolidated basis will be able to pay their debts and liabilities, direct, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured and (iv) such Person and its Subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted following the Closing Date.

4.8 Ownership of Merger Sub. All of the outstanding Equity Interests of Merger Sub have been duly authorized and validly issued. All of the issued and outstanding Equity Interests of Merger Sub are, and at the Effective Time will be, owned directly or indirectly by Parent. Merger Sub was formed solely for purposes of the Merger and, except for matters incident to formation and execution and delivery of this Agreement and the performance of the Transactions, has not engaged in any business or other activities.

4.9 Brokers. Neither Parent nor any Parent Subsidiary has employed any financial advisor, broker or finder or incurred any liability for any financial advisory, broker’s fees, commissions or finder’s fees in connection with any of the Transactions for which the Company would be responsible.

4.10 Stock Ownership. Neither Parent, Merger Sub nor any of Parent’s affiliates beneficially owns any shares of the Company’s capital stock or any other equity interests in the Company as of the date hereof. Neither Parent, Merger Sub or any of their respective “Affiliates” or “Associates” (in each case, as defined in the Company Charter) is, or at any time during the last three (3) years has been, an “Interested Stockholder” (as defined in the Company Charter).

4.11 Certain Arrangements. There are no Contracts or other legally binding commitments between Parent, Merger Sub or any of the Guarantors, on the one hand, and any member of the Company’s management or the Company Board or any beneficial owner of Shares (other than an AGM Person or Debt Financing Party), on the other hand, (a) in effect on the date of this Agreement relating in any way to the equity or capital of the Company or any of its Subsidiaries, the Transactions or the management of the Surviving Corporation after the Effective Time (nor will any such Contract be entered into after the date of this Agreement with any member of the Company’s management or the Company Board without approval of the Company Board (or a committee thereof)), or (b) pursuant to which any stockholder of the Company would be entitled to receive consideration in respect of its Shares of a different amount than the Merger Consideration or any voting or similar agreement with any such stockholder with respect to its Shares pursuant to which such stockholder agrees to vote in favor of this Agreement and the Transactions or agrees to vote against or otherwise oppose any Acquisition Proposal.

4.12 No Other Representations and Warranties. Each of Parent and Merger Sub acknowledges that neither the Company nor any Person on behalf of the Company makes, and none of Parent or Merger Sub has relied upon, any express or implied representation or warranty with respect to the Company or any of its Subsidiaries or with respect to any other information provided or made available to Parent or Merger Sub or their Representatives in connection with the Transactions, including the accuracy or completeness thereof, other than the representations and warranties contained, and subject to the qualifications and limitations, in Article III or in any certificate provided in connection with this Agreement. Each of Parent and Merger Sub acknowledges and agrees that, to the fullest extent permitted by applicable Law, the Company and its Subsidiaries, and their respective affiliates, stockholders, controlling Persons or Representatives shall not have any liability or responsibility whatsoever to Parent, Merger Sub, any Parent Subsidiary, or their respective affiliates, stockholders, controlling Persons or Representatives on any basis (including in contract or tort, under federal or state securities Laws or otherwise) based upon any information (including any statement, document or agreement delivered pursuant to this Agreement) or statements made (or any omissions therefrom), to Parent, Merger Sub, any Parent Subsidiary, or any of their respective affiliates, stockholders, controlling Persons or Representatives, except with respect to the representations and warranties set forth in Article III or in any certificate provided in connection with this Agreement.

ARTICLE V

COVENANTS

5.1 Conduct of Business by the Company Pending the Closing. From the date hereof until the earlier of the Closing Date and the termination of this Agreement in accordance with Article VII, except (w) as expressly contemplated or required hereunder, (x) as required by applicable Law, (y) if Parent shall have expressly consented in advance in writing (such consent not to be unreasonably withheld, conditioned or delayed), or (z) as set forth on the correspondingly numbered subsection of Section 5.1 of the Company Disclosure Schedule, (1) the Company shall, and shall cause its Subsidiaries to, use reasonable best efforts to (I) conduct its operations in the ordinary course of business consistent with past practice and (II) (A) preserve the goodwill of the Company and its Subsidiaries and keep intact their respective material assets, properties and Contracts; (B) keep available the services of its current officers and key employees; and (C) preserve the current relationships with key customers, suppliers, distributors, lessors, licensors, licensees, creditors, contractors, partners, service providers (including transload and transportation providers), Governmental Entities and other persons with whom the Company and its Subsidiaries have significant business relations; provided, however, that (i) no action by the Company or its Subsidiaries to the extent specifically permitted by an exception to any provision of Section 5.1(2) shall be deemed a breach of this subclause Section 5.1(1) and (ii) any failure by the Company or any of its Subsidiaries to take any action specifically prohibited by any provision of Section 5.1(2) shall not be deemed a breach of this Section 5.1(1), and (2) the Company shall not, and shall cause its Subsidiaries not to:

(a) issue, sell, distribute, assign, transfer, grant, pledge, hypothecate, dispose of or otherwise encumber any shares of capital stock of, or other Equity Interests in, the Company or any of its Subsidiaries or any class, or securities convertible into, or exchangeable or exercisable for, any shares of such capital stock or other Equity Interests, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or other Equity Interests or such convertible or exchangeable securities of the Company or any of its Subsidiaries, other than the issuance of Shares upon the settlement of Company Awards outstanding as of the date hereof or as permitted to be granted under clause (m)(i)(C) of this Section 5.1, in each case in accordance with their terms;

(b) merge or consolidate the Company or any of its Subsidiaries with any Person;

(c) acquire any other Person or any material assets or business (including any division or line of business thereof) or properties of any other Person (whether by merger or consolidation, acquisition of stock or assets or by formation of a joint venture or otherwise) or make any investment in any Person, other than (i) an investment in any wholly owned Subsidiary of the Company or (ii) acquisitions of inventory, raw materials, equipment, spare parts and other business supplies, in each case, in the ordinary course of business;

(d) effect any recapitalization, reclassification, in-kind dividend, equity split or similar change in capitalization;

(e) amend their certificates or articles of incorporation or limited liability company agreements (or equivalent organizational documents);

(f) make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock, or any other securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock, except for (i) any dividends or distributions from a wholly owned Subsidiary to another wholly owned Subsidiary or the Company or (ii) the acceptance of Shares, or withholding of Shares otherwise deliverable, to satisfy withholding Taxes incurred in connection with the exercise, vesting and/or settlement of Company Awards;

(g) sell, assign, transfer, convey, lease or otherwise dispose or create any Lien (other than Permitted Liens) on any of the Company’s or its Subsidiaries’ material assets or properties, except sales of inventory or products or obsolete equipment in the ordinary course of business;

(h) sell, assign, transfer, permit to lapse, waive any rights under, abandon or license any material Company Intellectual Property, other than non-exclusive licenses to customers in connection with their receipt of goods or services from the Company granted in the ordinary course of business consistent with past practice;

(i) enter into or renew any Affiliate Contracts;

(j) disclose or permit to disclose any Trade Secrets or confidential information of the Company and its Subsidiaries to any Person, other than in the ordinary course of business consistent with past practice to Persons who are under a contractual obligation to maintain the confidentiality of such information;

(k) make any capital investment in, or any capital contribution or loan or advance to, or guaranty for the benefit of, any Person other than (I) to or in any wholly owned Subsidiary of the Company in the ordinary course of business, or (II) advances to directors, officers and other employees for travel and other reimbursable expenses incurred in the ordinary course of business or advances to customers in the ordinary course of business;

(l) (x) incur, assume, endorse, guarantee or otherwise become liable for any indebtedness or guarantee any indebtedness, other than (i) borrowings under the Company’s existing credit facilities or issuances of commercial paper, in each case, for working capital purposes in an amount not to exceed $25,000,000.00 in the aggregate, (ii) indebtedness between or among the Company and its wholly owned Subsidiaries in the ordinary course of business consistent with past practice, (iii) guarantees by the Company or its wholly owned Subsidiaries of indebtedness of the Company or its wholly owned Subsidiaries, which indebtedness is incurred in compliance with this Section 5.1(l), and (iv) indebtedness arising solely from a change in GAAP, or (y) cancel, release, waive, forgive, assign or amend the terms of any indebtedness existing on the date of this Agreement other than at the request of Parent or Merger Sub;

(m) (i) except as required by Law or the terms of any Company Benefit Plan or Labor Agreement as in effect on the date hereof, (A) increase the compensation or benefits payable or provided (or that may become payable or provided) to any current or former employee or other service provider of the Company (including in connection with promotions), except as done in the ordinary course of business consistent with past practice with respect to employees with annual aggregate target cash compensation (consisting of the sum of annual base salary and annual target bonus) that is less than $250,000; (B) take any action to accelerate the vesting or lapsing of restrictions or payment, or fund or in any other way secure the payment, of any compensation or benefits; (C) grant any new Company Awards, equity-based or other long-term incentive awards, or amend or modify the terms of any outstanding Company Awards, equity-based or other long-term incentive awards, other than grants of Company RSUs covering up to 100,000 Shares in the aggregate made in the ordinary course of business consistent with past practice in connection with new hires and promotions otherwise permitted hereunder; (D) pay or agree to pay to any current or former employee or other service provider any severance, retention, change in control compensation, pension or retirement allowance, except for severance paid or granted in accordance with the Company’s severance arrangements as set forth on Section 5.6(a) of the Company Disclosure Schedule; (E) enter into any new, or amend any existing, employment or severance or termination agreement with any current or former employee or other service provider, except for separation agreements in the ordinary course of business consistent with past practice in connection with severance paid or granted in accordance with the Company’s severance arrangements as set forth on Section 5.6(a) of the Company Disclosure Schedule; or (F) establish any Company Benefit Plan that was not in existence prior to the date of this Agreement, or materially amend or terminate any Company Benefit Plan in existence on the date of this Agreement, except for renewals, amendments or terminations of health and welfare benefit plans in the ordinary course of business consistent with past practice that do not materially increase costs for or under the applicable Company Benefit Plan; or (ii) hire or terminate the employment of any employee (other than for cause), other than the hiring or terminating of any employee with annual aggregate target cash compensation (consisting of the sum of annual base salary and annual target bonus) less than $250,000 in the ordinary course of business;

(n) make, change or revoke any Tax election (whether an entity classification election under Treasury Regulations Section 301.7701-3 or otherwise), adopt or change any Tax accounting period or any Tax accounting method, amend any material Tax Return, enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any corresponding or similar provisions of state, local or non-U.S. Tax Law) with a Governmental Entity with respect to a material amount of Taxes, request any ruling or administrative relief from any Governmental Entity with respect to a material amount of Taxes, settle any Tax claim, audit or assessment, agree to an extension or waiver of the statute of limitations with respect to any material amount of Taxes (except for automatic extensions in the ordinary course of business) or surrender any right to claim a material Tax credit or refund, offset or other reduction of Taxes;

(o) settle, release, waive or compromise any existing or pending or threatened Proceeding unless such settlement, release, waiver or compromise (i) involves solely monetary payments that do not exceed $250,000.00 individually or $3,500,000.00 in the aggregate (after taking into account insurance coverage maintained by the Company or its Subsidiaries that will cover such settlement, release or compromise), (ii) does not impose any material restriction on the business of the Company or any of its Subsidiaries, (iii) does not involve an admission of guilt or liability by the Company or any of its Subsidiaries, (iv) does not relate to any litigation by the Company’s stockholders in connection with this Agreement or the Transactions, and (v) is not with respect to a Proceeding in which a Governmental Entity is adverse to the Company or any of its Subsidiaries;

(p) (i) terminate or amend in any material respect (x) any Leased Real Property Lease, any Landlord Lease or any material Mining Property lease, in each case, requiring annual base rent (excluding any utility, property tax or other operating expense reimbursements or other similar additional rent) and/or royalty payments in excess of $200,000.00 (each, a “Material Lease”), or (y) any Company Material Contract (or any Contract referred to in clause (ii) or (iv) of this paragraph (p)), other than, in each case of clauses (x) and (y), any renewal or expiration in the ordinary course of business of such Company Material Contract (or other such Contract) or Material Lease and in accordance with the terms of such Company Material Contract (or other such Contract) or such Material Lease, as applicable, and (in the case of renewals) on terms not less favorable to the Company and its Subsidiaries than the terms of the applicable existing Company Material Contract (or other such Contract) or Material Lease, (ii) other than in the ordinary course of business, enter into any Contract that, if entered into prior to the date of this Agreement, would be a Company Material Contract (other than a Material Contract of the type required to be disclosed under clauses (vi), (vii), (viii), (ix), (x), (xiii), (xiv) or (xv) of the definition of Material Contract (each, a “Specified Contract”)), or enter into any new Material Lease, (iii) waive any material right under, or release, settle or compromise any material claim under, any Company Material Contract (or other such Contract) or any Material Lease; or (iv) enter into any Contract that, if entered into prior to the date of this Agreement, would be a Specified Contract;

(q) (i) amend any material Permits in any material respect or (ii) terminate or allow to lapse, any material Permits, except, in the cases of clauses (i) and (ii), (x) as required by applicable Law (including an Order of a Governmental Entity) or (y) any renewal in the ordinary course of business;

(r) enter into, extend, amend or terminate any material interest rate, currency, equity, commodity or other swaps, hedges, derivatives, forward sales contracts or other similar financial instruments;

(s) participate in or enter into any Contracts in respect of any programs sponsored or financed by any Governmental Entities that obligate the Company to incur expenses in excess of $200,000.00 in the aggregate;

(t) except for the Labor Agreements set forth in Section 5.1(t) of the Company Disclosure Schedule or as required by Law or by any Labor Agreement, (i) modify, renew, extend, or enter into any Labor Agreement; or (ii) recognize or certify any labor union, labor organization, works council, or group of employees of the Company or its Subsidiaries as the bargaining representative for any employees of the Company or its Subsidiaries (for clarity, other than Company employees covered by a Labor Agreement as of the date hereof); provided that with respect to clause (i), the Company shall consult with Parent reasonably in advance of taking any such action even if permitted hereunder without Parent’s consent;

(u) adopt a plan or agreement of complete or partial liquidation or dissolution of the Company or any of its Subsidiaries;

(v) enter into any new line of business or wind down any existing line of business;

(w) for any calendar quarter, (A) make, or make any commitments with respect to, capital expenditures in excess of the amount allocated for all projects in the aggregate during such calendar quarter in the Company’s capital expenditure budget set forth on Section 5.1(w) of the Company Disclosure Schedule plus 15% (regardless of when the amounts would be paid) or (B) make capital expenditures less than the amount allocated for all projects in the aggregate during such calendar quarter in the Company’s capital expenditure budget set forth on Section 5.1(w) of the Company Disclosure Schedule minus 20%;

(x) implement or adopt any material change in its financial accounting principles, practices or methods, other than as required by GAAP or applicable Law (including an Order of any Governmental Entity); or

(y) agree to take, make any commitment to take, or adopt any resolutions in support of, any of the actions prohibited by this Section 5.1.

Without limiting the scope of covenants of the Company set forth in this Section 5.1, the parties hereto acknowledge and agree that (x) nothing contained in this Section 5.1 is intended to give Parent, directly or indirectly, the right to direct the control or operations of the Company or any of its Subsidiaries prior to the Closing and (y) prior to the Closing, subject to this Section 5.1, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over the operations of itself and its Subsidiaries.

5.2 Access to Information, Employees and Facilities; Confidentiality.

(a) From the date of this Agreement to the earlier of the Effective Time and the termination of this Agreement in accordance with Article VII, for purposes related to consummating the Transactions (including for integration planning), the Company shall, and shall cause each of its Subsidiaries to, (x) provide Parent and Merger Sub and their respective Representatives with reasonable access, during normal business hours and upon reasonable advance notice to the Company, to the offices, properties, facilities, assets, books and records and officers, employees and other personnel of the Company and its Subsidiaries and (y) (1) provide Parent and Merger Sub and their respective Representatives with such financial, accounting, organizational and tax information as is reasonably available to the Company regarding possible alternative or supplemental structures (including internal restructurings and distributions by the Company or its Subsidiaries) that may be desirable to Parent in connection with the acquisition of the Company and its Subsidiaries or regarding the tax consequences of the Merger and (2) reasonably consider Parent’s written proposals of such possible alternative or supplemental structures (including internal restructurings and distributions by the Company or its Subsidiaries) in good faith, provided that such structures do not impede or delay the Closing or change the Merger Consideration, in each case, as Parent may reasonably request (including in connection with the Transition Committee); provided, (i) such access and disclosure shall not unreasonably interfere with the normal operations and conduct of the business of the Company and its Subsidiaries and shall be coordinated through the Transition Committee and (ii) nothing in this Section 5.2 shall require the Company or its Subsidiaries to provide access to, or to disclose any information to Parent, Merger Sub or their respective Representatives if such access or disclosure would, in the reasonable good faith judgment of the Company’s legal counsel, (A) waive any attorney-client privilege, work-product doctrine or other similar legal privilege (provided that the Company shall use commercially reasonable efforts to allow for such access or disclosure to the maximum extent possible in a manner that does not result in a loss of attorney-client privilege, work-product doctrine or other similar legal privilege) or (B) be in violation of applicable Law, including any Antitrust Law (provided that the Company shall use its commercially reasonable efforts to allow for such access or disclosure to the maximum extent possible in a manner that does not result in such violation of applicable Law) or (C) contravene the provisions of any Contract to which the Company or any of its Subsidiaries is a party as of the date hereof (provided that the Company shall use commercially reasonable efforts to allow for such access or disclosure to the maximum extent possible in a manner that does not result in such contravention or, to the extent necessary to allow for such access or disclosure, obtain the required consent to provide such access or disclosure). The Company shall use its commercially reasonable efforts to cause its Representatives to reasonably cooperate with Parent and Parent’s Representatives in connection with any access and examination and structure contemplated by this Section 5.2. The parties acknowledge and agree that this Section 5.2 does not authorize environmental testing or sampling of the Company Real Property. Without limiting the foregoing, the Company shall provide Parent and its Representatives with (1) monthly and quarterly management reports to the extent prepared in the ordinary course of business, (2) quarterly business reviews to the extent prepared in the ordinary course of business, and (3) strategic planning studies and capital investment project documents to the extent prepared in the ordinary course of business. Notwithstanding anything to the contrary contained in this Section 5.2(a), any document, correspondence or information or other access provided pursuant to this Section 5.2(a) may be redacted or otherwise limited to prevent disclosure of information concerning the valuation of the Company and its Subsidiaries and the Merger to the extent specifically related to the negotiation and execution of this Agreement or any Acquisition Proposal.

(b) Each of Parent and the Company agrees and acknowledges that (i) all information provided to them or their respective Representatives in connection with Section 5.2(a) shall be governed in accordance with the Confidentiality Agreement and (ii) the Confidentiality Agreement remains in effect and that, notwithstanding anything to the contrary contained in this Agreement, the Confidentiality Agreement shall survive and remain in full force and effect in accordance with its terms.

5.3 Go Shop; No Solicitation.

(a) Go Shop. Notwithstanding anything to the contrary contained in this Agreement, during the period beginning on the date of this Agreement and continuing until 12:01 a.m. (Eastern time) on June 10, 2024 (the “No-Shop Period Start Date”), the Company and its Representatives shall have the right to: (i) solicit, seek, initiate, propose or induce the making, submission or announcement of, or encourage, facilitate or assist, any Acquisition Proposal or any proposal, Inquiry or offer that would constitute, or would reasonably be expected to lead to, an Acquisition Proposal, (ii) provide information (including non-public information and data) relating to the Company or any of its Subsidiaries and afford access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company or any of its Subsidiaries to any Person (and/or its Representatives, including potential financing sources) pursuant to an Acceptable Confidentiality Agreement; provided that the Company shall promptly (and in any event within 24 hours) provide to Parent and Merger Sub, or promptly (and in any event within 24 hours) provide Parent and its Representatives access to, any non-public information or data that is provided to any Person given such access that was not previously made available to Parent, Merger Sub or their Representatives and shall not provide to any such Person any non-public information or data of or relating to Parent, Merger Sub or any of their respective affiliates or Representatives, (iii) engage in, enter into, continue or otherwise participate in, any discussions or negotiations with any Persons (and their respective Representatives, including potential financing sources) with respect to any Acquisition Proposals or Inquiries, and (iv) cooperate with or assist or participate in or facilitate any Acquisition Proposal or any such Inquiries or any effort or attempt to make any Acquisition Proposal, including granting a waiver, amendment or release under any standstill or similar provision to the extent necessary to allow for a confidential Acquisition Proposal or amendment to a confidential Acquisition Proposal to be made to the Company. As promptly as reasonably practicable, and in any event within one (1) Business Day following the No-Shop Period Start Date, the Company shall deliver to Parent a written notice setting forth the identity of each Person or group of Persons from whom the Company or any of its Representatives has received an Acquisition Proposal, in each case, prior to the No-Shop Period Start Date.

(b) No Solicitation. Except as expressly permitted by Section 5.3(c), from the No-Shop Period Start Date until the earlier to occur of the termination of this Agreement pursuant to Article VII and the consummation of the Closing, the Company shall not, and shall cause its Representatives not to, directly or indirectly, (i) solicit, initiate, propose or knowingly induce the making, submission or announcement of, or knowingly encourage, facilitate or assist, any Inquiry or proposal that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal; (ii) provide to any Third Party any non-public information or data relating to the Company or its Subsidiaries or afford to any Third Party access to the properties, assets, books, records or other non-public information or data, or to any personnel, of the Company or its Subsidiaries, in any such case in connection with or with the intent to induce the making, submission or announcement of, or to knowingly encourage, facilitate or assist an Acquisition Proposal or any Inquiries or the making of any proposal or offer that would reasonably be expected to lead to an Acquisition Proposal; or (iii) participate or engage in discussions, communications or negotiations with any Third Party with respect to an Acquisition Proposal or Inquiry or any proposal or offer that would reasonably be expected to lead to an Acquisition Proposal. On the No-Shop Period Start-Date, the Company shall, and shall cause its Subsidiaries and its and their Representatives to, cease any and all then-existing solicitation, discussions or negotiations with any Persons (or provision of any non-public information or data to any Persons) with respect to any Inquiry or proposal that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal. Within two (2) Business Days following the No-Shop Period Start Date, the Company shall (A) request in writing that each Person that has theretofore executed a confidentiality agreement in connection with its consideration of an Acquisition Proposal or potential Acquisition Proposal since September 1, 2021 promptly destroy or return to the Company all non-public information or data theretofore furnished by the Company or any of its Representatives to such Person or any of its Representatives in accordance with the terms of such confidentiality agreement (other than any such confidentiality agreement in respect of which a “return or destroy” request was already made prior to the date hereof) and (B) terminate access to any physical or electronic data rooms relating to a possible Acquisition Proposal by such Person and its Representatives. From the No-Shop Period Start Date until the earlier to occur of the termination of this Agreement pursuant to Article VII and the consummation of the Closing, the Company and its Subsidiaries will be required to enforce, and will not be permitted to waive, terminate or modify, any provision of any standstill or confidentiality agreement that prohibits or purports to prohibit a proposal being made to the Company Board (or any committee thereof) (unless the Company Board has determined in good faith, after consultation with its outside counsel, that failure to take such action would be inconsistent with its fiduciary duties under applicable Law).

(c) Superior Proposals. Notwithstanding anything to the contrary set forth in this Section 5.3, if at any time from and after the No-Shop Period Start Date until the Company’s receipt of the Requisite Company Stockholder Approval, (x) the Company receives a bona fide written Acquisition Proposal from any Person that did not result, directly or indirectly, from a breach of this Section 5.3, and (y) the Company Board determines in good faith (after consultation with its independent financial advisor and outside legal counsel) that (1) such Acquisition Proposal either constitutes a Superior Proposal or would reasonably be expected to result in a Superior Proposal and (2) the failure to take the actions in clauses (i) and (ii) below would be inconsistent with its fiduciary duties under applicable Law, then the Company and its Subsidiaries and the Company Board (or a committee thereof) may, directly or indirectly, through one or more of their Representatives, in response to such Acquisition Proposal, (i) enter into an Acceptable Confidentiality Agreement with such Person that has made or delivered such Acquisition Proposal and (ii) pursuant thereto, participate or engage in discussions or negotiations with, furnish any non-public information or data relating to the Company or its Subsidiaries to, or afford access to the business, properties, assets, books, records or other non-public information or data, or to any personnel, of the Company or its Subsidiaries to such Person or its Representatives; provided that the Company shall promptly (and in any event within 24 hours) provide to Parent and its Representatives, or promptly (and in any event within 24 hours) provide Parent and its Representatives access to, any non-public information or data that is provided to any Person given such access that was not previously made available to Parent, Merger Sub or their Representatives.

(d) No Change in Company Board Recommendation or Entry into an Alternative Acquisition Agreement. Except as provided by Section 5.3(e), during the period commencing on the date hereof and continuing until the earlier of the consummation of the Closing or the valid termination of this Agreement pursuant to Article VII, the Company Board (or a committee thereof) shall not:

(i) (A) withhold or withdraw, or amend, qualify or modify in a manner adverse to Parent or Merger Sub the Company Board Recommendation (or publicly propose to do any of the foregoing); (B) fail to publicly recommend against acceptance by the holders of Shares of a tender or exchange offer that constitutes an Acquisition Proposal within ten (10) Business Days of commencement thereof pursuant to Rule 14d-2 of the Exchange Act, or publicly recommend in favor of, or publicly state that it takes no position with respect to, or that it is unable to take a position with respect to, any such offer; (C) adopt, approve, endorse, recommend or otherwise declare advisable (or propose to adopt, approve, endorse, recommend or otherwise declare advisable) any Acquisition Proposal; (D) fail to include the Company Board Recommendation in the Proxy Statement; (E) within ten (10) Business Days of Parent’s written request (or, if earlier, by the second (2nd) Business Day prior to the Company Meeting), fail to make or reaffirm the Company Board Recommendation following the date any Acquisition Proposal or any material modification thereto is first publicly disclosed or distributed to the stockholders of the Company, it being understood that the Company will have no obligation to take such actions on more than (x) one occasion in respect of any specific Acquisition Proposal or (y) one occasion in respect of any such material modification; or (F) publicly propose or agree to any of the foregoing (any action described in clauses (A) through (F), a “Company Board Recommendation Change”); or

(ii) cause or permit the Company or any of its Subsidiaries to enter into any letter of intent, agreement in principle, memorandum of understanding, merger agreement, acquisition agreement or other Contract relating to an Acquisition Proposal, other than an Acceptable Confidentiality Agreement entered into in accordance with Section 5.3(c) (any of the foregoing, an “Alternative Acquisition Agreement”), or publicly propose or agree to any of the foregoing.

(e) Company Board Recommendation Change; Entry into Alternative Acquisition Agreement. Notwithstanding anything to the contrary set forth in this Agreement, at any time prior to obtaining the Requisite Company Stockholder Approval:

(i) The Company Board may effect a Company Board Recommendation Change in response to any material event, fact, circumstance, development or occurrence that (A) was not known to, or reasonably foreseeable by, the Company Board as of the date hereof; and (B) does not involve or relate to (I) the receipt, existence or terms of any Acquisition Proposal (or any proposal or inquiry that constitutes, or is reasonably expected to lead to, an Acquisition Proposal), (II) any event, fact, circumstance, development or occurrence relating to Parent, Merger Sub, the Guarantors or any of their respective affiliates, (III) changes in the market price or trading volume of the Shares in and of themselves, or (IV) the fact, in and of itself, that the Company meets, exceeds, or fails to meet in any quantifiable respect, any internal or analyst’s projections, guidance, budgets, expectations, forecasts or estimates for any period (each such event, an “Intervening Event”), if the Company Board (or a committee thereof) determines in good faith (after consultation with its independent financial advisor and outside legal counsel) that the failure to do so would be inconsistent with its fiduciary duties pursuant to applicable Law (it being understood that any such determination in and of itself shall not be deemed a Company Board Recommendation Change) and if and only if:

(1) the Company has provided prior written notice to Parent at least five (5) Business Days (the “Event Notice Period”) in advance to the effect that the Company Board (or a committee thereof) intends to effect a Company Board Recommendation Change pursuant to this Section 5.3(e)(i) which notice will specify the basis for such Company Board Recommendation Change, including a description of the Intervening Event in reasonable detail;

(2) prior to effecting such Company Board Recommendation Change, the Company and its Representatives, during such Event Notice Period, must have (A) negotiated with Parent, Merger Sub and their Representatives in good faith (to the extent that Parent and Merger Sub desire to so negotiate) to allow Parent and Merger Sub to offer such adjustments to the terms and conditions of this Agreement, the Equity Commitment Letter and/or the Guaranty so that the failure to make such a Company Board Recommendation Change in response to such Intervening Event would no longer be inconsistent with the directors’ exercise of their fiduciary duties under applicable Law; and (B) taken into account any adjustments to the terms and conditions of this Agreement, the Equity Commitment Letter and/or the Guaranty proposed by Parent and Merger Sub and other information provided by Parent and Merger Sub in response to the notice described in clause (1) of this Section 5.3(e)(i), in each case, that are offered in writing by Parent and Merger Sub, no later than 11:59 p.m. (Eastern Time) on the last day of the Event Notice Period, in a manner that would constitute a binding agreement between the parties if accepted by the Company; provided that each time a material modification to the Intervening Event occurs, the Company shall notify Parent of such modification and comply with the requirements of this Section 5.3(e)(i) and the time period set forth in the preceding clause (1) shall recommence and be extended for three (3) Business Days from the day of such notification; and

(3) following such Event Notice Period, including any subsequent Event Notice Period as provided in the final proviso of the foregoing Section 5.3(e)(i)(2), the Company Board (or a committee thereof) (after consultation with its financial advisor and outside legal counsel and taking into account Parent’s and Merger Sub’s proposed revisions to the terms and conditions of this Agreement) shall have determined that the failure of the Company Board (or a committee thereof) to make such a Company Board Recommendation Change would be inconsistent with its fiduciary duties pursuant to applicable Law.

(ii) If the Company has received a bona fide written Acquisition Proposal from any Person that did not result, directly or indirectly, from a breach of this Section 5.3 that the Company Board (or a committee thereof) has concluded in good faith (after consultation with its independent financial advisor and outside legal counsel) is a Superior Proposal (it being understood that any such conclusion in and of itself shall not be deemed a Company Board Recommendation Change), then the Company Board may (x) effect a Company Board Recommendation Change with respect to such Superior Proposal; or (y) authorize the Company to terminate this Agreement pursuant to Section 7.1(c) to enter into an Alternative Acquisition Agreement with respect to such Superior Proposal substantially concurrently with the termination of this Agreement; provided, however, that neither the Company Board nor any committee thereof shall take any action described in the foregoing clauses (x) or (y) unless:

(1) the Company, its Subsidiaries and its and their respective Representatives have complied in all but de minimis respects with their obligations pursuant to this Section 5.3 with respect to such Acquisition Proposal;

(2) (i) the Company has provided prior written notice to Parent at least five (5) Business Days in advance (the “Proposal Notice Period”) to the effect that the Company Board (or a committee thereof) (A) has received a bona fide Acquisition Proposal that has not been withdrawn; (B) has concluded in good faith that such Acquisition Proposal constitutes a Superior Proposal; and (C) intends to effect a Company Board Recommendation Change or to terminate this Agreement pursuant to this Section 5.3(e)(ii) absent any revision to the terms and conditions of this Agreement, which notice will specify the identity of the Person or “group” of Persons making such Acquisition Proposal, the material terms and conditions thereof and copies of all relevant documents relating to such Acquisition Proposal; and (ii) prior to effecting such Company Board Recommendation Change or such termination, the Company and its Representatives, during the Proposal Notice Period, must have (x) negotiated with Parent, Merger Sub and their Representatives in good faith (to the extent that Parent and Merger Sub desire to so negotiate) to allow Parent and Merger Sub to offer such adjustments to the terms and conditions of this Agreement, the Equity Commitment Letter and/or the Guaranty so that such Acquisition Proposal would cease to constitute a Superior Proposal; and (y) taken into account any adjustments to the terms and conditions of this Agreement, the Equity Commitment Letter and/or the Guaranty proposed by Parent and Merger Sub and other information provided by Parent and Merger Sub during the Proposal Notice Period, in each case, that are offered in writing by Parent and Merger Sub, no later than 11:59 p.m. (Eastern Time) on the last day of the Proposal Notice Period; provided, however, that in the event of any material modifications to such Acquisition Proposal (which shall be deemed to include any change to the financial terms of such Acquisition Proposal) the Company will be required to deliver a new written notice to Parent and to comply with the requirements of this Section 5.3(e)(ii)(2) with respect to such new written notice (it being understood that the “Proposal Notice Period” in respect of such new written notice will be three (3) Business Days);

(3) following such Proposal Notice Period, including any subsequent Proposal Notice Period as provided in the final proviso of the foregoing Section 5.3(e)(ii)(2), the Company Board shall have concluded in good faith (after consultation with its independent financial advisor and outside legal counsel and taking into account Parent’s proposed revisions to the terms and conditions of this Agreement and any other information provided by Parent) that such Acquisition Proposal continues to constitute a Superior Proposal; and

(4) in the event of any termination of this Agreement in order to cause or permit the Company or its Subsidiaries to enter into an Alternative Acquisition Agreement with respect to such Acquisition Proposal, the Company shall have validly terminated this Agreement in accordance with Section 7.1(c).

(f) Notice.

(i) The Company shall, as promptly as reasonably practicable (and, in any event, within twenty-four (24) hours), notify Parent in writing if the Company, any of its Subsidiaries or any of their respective Representatives has received any (x) Acquisition Proposal on or following the No-Shop Period Start Date, (y) material revision to the terms and conditions of any Acquisition Proposal required to be disclosed pursuant to the foregoing clause (x), or (z) Inquiry, offer, proposal or request for non-public information or discussions on or following the No-Shop Period Start Date that would reasonably be expected to lead to an Acquisition Proposal). Such notice must include (i) the identity of the Third Party making such Acquisition Proposal or such Inquiries, offers or proposals; (ii) a summary of the material terms and conditions of such Acquisition Proposal or such Inquiries, offers or proposals; and (iii) copies of any written materials provided to or by the Company or its Representatives relating thereto that set forth material terms or conditions thereof. Thereafter, the Company must keep Parent reasonably informed, on a reasonably prompt basis, of the status (and supplementally provide the material terms) of any such Acquisition Proposal or such Inquiries, offers or proposals (including any amendments thereto and any new, amended or revised written materials relating thereto provided to the Company or its Representatives) and the status of any such discussions or negotiations.

(ii) The Company agrees that it shall not, and shall cause its Subsidiaries not to, enter into any confidentiality or other agreement subsequent to the date hereof that prohibits compliance with this Section 5.3(f).

(iii) Notwithstanding any Company Board Recommendation Change, unless this Agreement shall have been terminated in accordance with Article VII, (x) this Agreement shall be submitted to the stockholders of the Company at the Company Meeting for the purpose of obtaining the Requisite Company Stockholder Approval, and nothing contained herein shall be deemed to relieve the Company of such obligation and (y) neither the Company Board nor any committee thereof shall submit to the stockholders of the Company any Acquisition Proposal, or, except as permitted herein, propose to do so.

(g) Certain Disclosures. Nothing in this Agreement will prohibit the Company or its Subsidiaries or the Company Board (or a committee thereof) from (i) taking and disclosing to the holders of Shares a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or complying with Rule 14d-9 promulgated under the Exchange Act, including a “stop, look and listen” communication by the Company Board (or a committee thereof) to the holders of Shares pursuant to Rule 14d-9(f) promulgated under the Exchange Act; (ii) complying with Item 1012(a) of Regulation M-A promulgated under the Exchange Act; or (iii) making any disclosure to the holders of Shares as required by applicable Law, regulation or stock exchange rule or listing agreement, it being understood that (1) any such statement or disclosure made by the Company Board (or a committee thereof) pursuant to this Section 5.3(g) must comply with the terms and conditions of this Agreement and will not limit or otherwise affect the obligations of the Company or its Subsidiaries or the Company Board (or a committee thereof) and the rights of Parent under this Section 5.3, and (2) nothing in the foregoing will be deemed to permit the Company or its Subsidiaries or the Company Board (or any committee thereof) to effect a Company Board Recommendation Change other than in accordance with Section 5.3(e). It is understood and agreed that, for purposes of this Agreement, a factually accurate required public statement by the Company or the Company Board (or a committee thereof) that solely describes the receipt of an Acquisition Proposal received in accordance with this Agreement, the identity of the Person or group making such Acquisition Proposal, the material terms of such Acquisition Proposal or the operation of this Agreement with respect thereto will not be deemed to be a Company Board Recommendation Change, provided that such public statement expressly states that the Company Board Recommendation has not changed.

(h) Breach. It is agreed and understood that any breach of this Section 5.3 by any director, officer or other Representative of the Company or any of its Subsidiaries will be deemed to be a breach of this Agreement by the Company.

5.4 Company Stockholder Meeting; Proxy Statement.

(a) Unless this Agreement is terminated in accordance with Article VII:

(i) the Company shall, in accordance with applicable Law, the rules of the NYSE and the Company’s organizational documents, establish a record date, duly call, give notice of, convene and hold a meeting of holders of Shares (the “Company Meeting”) as promptly as reasonably practicable after the date of this Agreement for the purpose of voting on the approval and adoption of this Agreement. In relation to the Company Meeting and the conduct of business thereat, the Company shall comply with its certificate of incorporation and bylaws and applicable Law; and

(ii) as promptly as practicable after the date of this Agreement, and in any event no later than twenty (20) Business Days after the date of this Agreement, the Company shall prepare and file with the SEC a proxy statement relating to the solicitation of proxies from the holders of Shares for the approval and adoption of this Agreement (the “Proxy Statement”), and the Company shall use its reasonable best efforts to have the Proxy Statement cleared by the SEC as promptly as reasonably practicable after such filing and mailed to its stockholders as promptly as reasonably practicable after such clearance; provided, however, that, notwithstanding anything to the contrary in this Agreement, in no event shall the Proxy Statement be required to be filed in definitive form or mailed to the Company stockholders prior to the No-Shop Period Start Date; and

(iii) the Company shall include in the Proxy Statement (and any supplement or amendment thereto) the Company Board Recommendation (unless the Company Board has made a Company Board Recommendation Change in accordance with Section 5.3(e)) and the written opinion of Piper Sandler & Co., dated as of the date of this Agreement, that, as of such date, the Merger Consideration is fair, from a financial point of view, to the holders of Shares (other than any Shares to be cancelled or converted pursuant to Section 2.1(b) of this Agreement or any Dissenting Shares), and (unless the Company Board has made a Company Board Recommendation Change in accordance with Section 5.3(e)) shall use its reasonable best efforts to solicit proxies from its stockholders to obtain the Requisite Company Stockholder Approval.

(b) Parent and Merger Sub shall reasonably cooperate in the preparation of the Proxy Statement and shall promptly provide to the Company all information regarding Parent or Merger Sub or any of their respective affiliates that is required by applicable Law in connection with the preparation and filing of the Proxy Statement and any amendment or supplement thereto. The Company shall use its reasonable best efforts to ensure that the Proxy Statement complies as to form in all material respects with the requirements of the Exchange Act and other applicable Law. Each of the Company, Parent and Merger Sub shall correct any information provided by it for use in the Proxy Statement as promptly as reasonably practicable if and to the extent such information contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. Unless a Company Board Recommendation Change has been made in accordance with Section 5.3, the Company shall use its reasonable best efforts to obtain the Requisite Company Stockholder Approval. The Company agrees that, unless this Agreement shall have been terminated in accordance with Article VII, its obligations pursuant to this Section 5.4 shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Acquisition Proposal or (except as expressly set forth in the preceding sentence or Section 5.4(a)(iii)) by the making of any Company Board Recommendation Change.

(c) The Company shall promptly notify Parent of the receipt of any comments of the SEC with respect to the Proxy Statement and of any request by the SEC for any amendment or supplement thereto or for additional information and shall promptly provide Parent with copies of all correspondence between the Company and the SEC with respect to the Proxy Statement (including a summary of any oral conversations). The Company, Parent and Merger Sub shall each use their reasonable best efforts to promptly provide responses to the SEC with respect to all comments of the SEC received on the Proxy Statement. Prior to the submission of the Proxy Statement (and any supplement or amendment thereto) and all responses to the SEC, the Company shall reasonably cooperate and provide Parent and its legal counsel with a reasonable opportunity to review and comment on the Proxy Statement and any responses to the SEC and shall take into account any comments reasonably proposed by Parent (it being understood that Parent shall provide any such comments reasonably promptly). The Company shall use its reasonable best efforts to have the comments of the SEC (if any) on the Proxy Statement (and any supplement or amendment thereto) addressed to the satisfaction of the SEC, and the definitive Proxy Statement filed as promptly as reasonably practicable.

(d) If any event occurs with respect to the Company or its Subsidiaries, or any change occurs with respect to other information supplied by the Company for inclusion in the Proxy Statement, which is required to be described in an amendment of, or a supplement to, the Proxy Statement, the Company shall promptly notify Parent of such event, and the Company and Parent shall reasonably cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Proxy Statement and, as required by Law, in disseminating the information contained in such amendment or supplement to the holders of Shares.

(e) If any event occurs with respect to Parent or Merger Sub, or any change occurs with respect to other information supplied by Parent or Merger Sub for inclusion in the Proxy Statement, which is required to be described in an amendment of, or a supplement to, the Proxy Statement, Parent shall promptly notify the Company of such event, and Parent and the Company shall reasonably cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Proxy Statement and, as required by Law, in disseminating the information contained in such amendment or supplement to the holders of Shares.

(f) The Company (i) shall postpone or adjourn the Company Meeting at Parent’s request in one or more successive adjournments to a date that is no later than thirty (30) days after the date on which the Company Meeting was originally scheduled (excluding any adjournments or postponements required by applicable Law) (x) if a quorum has not been established or (y) to allow reasonable additional time to solicit additional proxies if necessary in order to obtain the Requisite Company Stockholder Approval and (ii) may postpone or adjourn the Company Meeting in one or more successive adjournments to a date that is no later than thirty (30) days after the date on which the Company Meeting was originally scheduled (excluding any adjournments or postponements required by applicable Law) (w) with the consent of Parent (not to be unreasonably withheld, conditioned or delayed), (x) if a quorum has not been established, (y) after consultation with Parent, to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which the Company Board has determined in good faith is necessary or advisable and for such supplemental or amended disclosure to be disseminated and reviewed by the Company’s stockholders prior to the Company Meeting, or (z) to allow reasonable additional time to solicit additional proxies if necessary in order to obtain the Requisite Company Stockholder Approval.

5.5 Regulatory Filings; Consents.

(a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its reasonable best efforts to take, or cause to be taken, all actions that are necessary, proper or advisable under this Agreement and applicable Law to cause the conditions set forth in Article VI to be satisfied and to consummate and make effective the Merger and the other Transactions as promptly as practicable. In furtherance and not in limitation of the foregoing, Parent (and with respect to the filings under the HSR Act or the Communications Act of 1934, the Company) shall (i) make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Transactions within ten (10) Business Days after the date of this Agreement, (ii) file or cause to be filed appropriate filings or draft filings, notices or applications (where required by the relevant Antitrust Laws or where pre-notification or equivalent procedures are mandatory or advisable) under the other Antitrust Laws set forth on Section 5.5(a) of the Company Disclosure Schedule with respect to this Agreement and the Transactions as soon as reasonably practicable and (iii) file with the Federal Communications Commission (the “FCC”), no later than five (5) Business Days after the date hereof, all forms and applications required to be filed under the Communications Act of 1934 and the rules and regulations thereunder (the “FCC Rules”) in order to seek consent to the transfer of control of the Company’s FCC licenses to Parent (the “FCC Approval”), and cooperate to take all actions necessary, proper, or advisable to obtain the FCC Approval, including in the preparation of their respective portions of such forms and applications. The Company, Parent and Merger Sub shall use reasonable best efforts to supply as promptly as reasonably practicable any additional information and documentary material that may be reasonably requested pursuant to the foregoing (including with respect to information requests received from the relevant Governmental Entity following submission of the relevant filings, submissions or notices), and use their respective reasonable best efforts to take all other actions necessary to cause the expiration or termination of the applicable waiting periods and obtain all consents in connection with the foregoing as soon as reasonably practicable and advisable. Notwithstanding the foregoing, any party hereto may, as it deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other parties hereto under this Section 5.5 as “outside counsel only.” Such materials and the information contained therein shall be given only to the outside counsel of the recipient party, and the recipient party shall cause such outside counsel not to disclose such materials or information to any employees, officers, directors or other Representatives of the recipient party, unless express written permission is obtained in advance from the source of the materials.

(b) Except as prohibited by applicable Law or Order, Parent, Merger Sub and the Company shall use reasonable best efforts to (i) cooperate reasonably with each other in connection with any filing or submission with a Governmental Entity in connection with the Transactions and in connection with any investigation or other inquiry by or before a Governmental Entity relating to the Transactions, (ii) promptly inform the other parties hereto of (and, if in writing, supply to the other parties’ legal counsel) any material communication, other than any ministerial communications, received by such party from, or given by such party to, the Federal Trade Commission, the Antitrust Division of the Department of Justice, or any other similar Governmental Entity (foreign or domestic), in each case regarding any of the Transactions, (iii) consult with each other prior to taking any material position with respect to the filings under the HSR Act or filings under other Antitrust Laws, (iv) permit the other parties’ legal counsel to review and discuss in advance, and consider in good faith the views of the other parties in connection with, any analyses, presentations, memoranda, briefs, arguments, opinions and proposals to be submitted to any Governmental Entity with respect to filings under the HSR Act, (v) coordinate with the other parties’ legal counsel in preparing and exchanging such information and promptly provide the other parties’ legal counsel with copies of all filings, presentations or material submissions (and a summary of any oral presentations) made by such party with any Governmental Entity relating to this Agreement or the Transactions under the HSR Act and such other Antitrust Laws, and (vi) to the extent permitted by the Governmental Entity, subject to the other party’s compliance with this Section 5.5(b), participate in material meetings, presentations, consultations, and discussions related to obtaining clearances required in connection with the Transactions. Subject to applicable Law, the parties hereto will consult and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party relating to proceedings under the HSR Act or any Antitrust Law. Notwithstanding the forgoing and anything to the contrary contained in this Agreement, Parent shall control and lead (with prior notice to and consultation of the Company, and taking the Company’s views into account in good faith) all communications and strategy relating to any process under the HSR Act and any Antitrust Law.

(c) Unless prohibited by applicable Law or Order or by the applicable Governmental Entity, each of the Company, on one hand, and Parent and Merger Sub, on the other hand, shall (i) to the extent reasonably practicable and permissible by the relevant Governmental Entity, not participate in or attend any material meeting, or engage in any material conversation (other than ministerial conversations) with any Governmental Entity in respect of the Transactions without the other, (ii) to the extent reasonably practicable, give the other reasonable prior notice of any such material meeting or material conversation and (iii) in the event one such party is prohibited by applicable Law or Order or by the applicable Governmental Entity from participating or attending any such material meeting or engaging in any such material conversation, or it has not been reasonably practicable to include the non-participating party, keep such non-participating party reasonably apprised with respect thereto.

(d) In furtherance and not in limitation of the actions and obligations described in Section 5.5(b) and Section 5.5(c), Parent shall use its reasonable best efforts to promptly (and in any event, prior to the Outside Date) resolve such objections, if any, as may be asserted by any Governmental Entity with respect to the Transactions under the HSR Act or any Antitrust Law. Parent shall use its reasonable best efforts to take such actions as may be required to cause the expiration or termination of the waiting, notice or review periods under the HSR Act or any Antitrust Law, in each case, with respect to the Transactions as promptly as possible after the execution of this Agreement (and in any event prior to the Outside Date). Parent shall not, without the prior notice to and consultation of the Company, and taking the Company’s views into account in good faith, “pull-and-refile,” pursuant to 16 C.F.R. 803.12, any filing made under the HSR Act or take any similar action under the Antitrust Laws, in each case, with respect to any filing made with any Governmental Entity. Notwithstanding anything to the contrary in this Agreement, Parent or any of its affiliates shall not be required by this Agreement to make (or commit to make) any notification to any Governmental Entity where not otherwise required by Law regarding any proposed transaction (other than the Transactions).

(e) Parent further agrees that it shall, and shall cause its Subsidiaries to, to the extent necessary to obtain any waiver, permit, approval, clearance or consent from any Governmental Entity under the HSR Act or any Antitrust Law or which is otherwise required to satisfy the conditions set forth in Section 6.1(b) or Section 6.1(c), as applicable, or to avoid the entry of or have lifted, vacated, reversed or terminated any Closing Legal Impediment, in each case, prior to the Outside Date, promptly take the following actions: (i) propose, negotiate and offer to commit and to effect (and if such offer is accepted, commit to and effect), by consent decree, hold separate order or otherwise, the sale, divestiture, transfer, license or other disposition (including by licensing any Intellectual Property) of any assets or businesses of the Company and its Subsidiaries; (ii) propose, negotiate and offer to commit and to effect (and if such offer is accepted, commit to and effect), by consent decree, hold separate order or otherwise, behavioral limitations on the assets or businesses of the Company and its Subsidiaries; (iii) propose, negotiate and offer to commit and to effect (and if such offer is accepted, commit to and effect), by consent decree, hold separate order or otherwise, the termination, modification, transfer or other action with respect to any existing relationships and contractual rights and obligations of the Company and its Subsidiaries; or (iv) otherwise offer to take or offer to commit to take any action that it is capable of taking and, if the offer is accepted, take or commit to take such action, that limits or affects its freedom of action (the actions described in the foregoing clauses (i) through (iv), the “Remedy Actions”); provided, however, that notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall require Parent, Merger Sub, the Company or any of their respective Subsidiaries to take any Remedy Action that would have, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, operations or financial condition of the Company; provided, further, that notwithstanding anything to the contrary in this Agreement, (w) nothing in this Agreement shall permit, or be deemed to permit, the Company or any of its Subsidiaries, without the prior written consent of Parent, to take, agree to take, or consent to the taking of any Remedy Action, (x) at the request of Parent, the Company shall, and shall cause its Subsidiaries to, enter into one or more agreements prior to the Closing with respect to any Remedy Action (provided such agreements are conditioned upon the Closing), (y) nothing in this Agreement shall require the Company to take or to cause its affiliates to take any Remedy Action unless the effectiveness of such Remedy Action is conditioned upon the Closing and (z) none of Parent, Merger Sub or their respective Subsidiaries shall take any Remedy Action with respect to the assets or businesses of the Company or its Subsidiaries without the prior written consent of the Company unless the effectiveness of such Remedy Action is conditioned upon the Closing.

(f) Notwithstanding anything to the contrary in this Agreement, and for the avoidance of doubt, nothing in this Agreement shall require any AGM Person, or require Parent or Merger Sub to cause any AGM Person, to take any Remedy Action (or any action with respect to any business, product line or asset other than of the Company and its Subsidiaries).

5.6 Employee Benefit Matters.

(a) Except as otherwise required by a Labor Agreement, during the period commencing at the Closing Date and ending on the first anniversary of the Closing Date (the “Continuation Period”), Parent shall cause to be provided to each employee of the Company and its Subsidiaries as of immediately prior to the Effective Time (each a “Continuing Employee”) for so long as such Continuing Employee remains employed by Parent or the Parent Subsidiaries (including the Surviving Corporation) during the Continuation Period, (i) an annual base salary or wage rate and target short-term incentive compensation opportunity (including bonus and commission) that, in each case, is not less favorable than was provided to such Continuing Employee immediately prior to the Effective Time; (ii) for each Continuing Employee who (A) participated in the Company’s annual equity incentive program prior to the Effective Time, and (B) is not invited to participate in the management equity incentive program maintained by Parent or its affiliate following Closing, a target cash-based incentive compensation opportunity that is substantially equivalent to the target annual equity award opportunity provided to such Continuing Employee prior to Closing and (iii) all other compensation and employee benefits (excluding any equity-based or other long-term incentive, retention, change in control or similar one-time or special benefits or arrangements, non-qualified deferred compensation, postretirement health and welfare benefits and defined benefit pension benefits) that are substantially comparable in the aggregate to those provided to the Continuing Employee immediately before the Effective Time. Continuing Employees covered by a Labor Agreement will continue to be paid compensation, benefits and, if applicable, severance in accordance with the terms of the applicable Labor Agreement. In addition, Parent shall provide, or shall cause the Surviving Corporation or one of its Subsidiaries to provide, to each Continuing Employee whose employment is involuntarily terminated without cause by the Company during the one (1)-year period following the Effective Time, severance benefits no less favorable than the severance benefits that would have been provided to the Continuing Employee under the Company’s severance arrangements in effect immediately prior to the Effective Time, as set forth on Section 5.6(a) of the Company Disclosure Schedule.

(b) With respect to benefit plans maintained by Parent or any of the Parent Subsidiaries, including the Surviving Corporation (including any vacation, paid time-off and severance plans, but excluding any plan providing for qualified or non-qualified defined benefit pension benefits, nonqualified deferred compensation, or post-termination or retiree health or welfare benefits), for all purposes, including determining eligibility to participate, level of benefits, vesting and benefit accruals, each Continuing Employee’s service with the Company or any of its Subsidiaries (and any predecessor thereto), as reflected in the Company’s records, shall be treated as service with Parent or any of the Parent Subsidiaries, including the Surviving Corporation; provided, however, that such service need not be recognized to the extent that such recognition would result in any duplication of benefits.

(c) Parent shall, or shall cause the Parent Subsidiaries (including the Surviving Corporation) to use commercially reasonable efforts to, waive, or cause to be waived, any pre-existing condition limitations, exclusions, evidence of insurability, actively-at-work requirements and waiting periods under any welfare benefit plan maintained by Parent or any of the Parent Subsidiaries in which Continuing Employees (and their eligible dependents) will be eligible to participate from and after the Effective Time, except to the extent that such pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods would not have been satisfied or waived under the comparable Company Benefit Plan immediately prior to the Effective Time. Parent shall, or shall cause the Parent Subsidiaries, including the Surviving Corporation, to use commercially reasonable efforts to recognize, or cause to be recognized, the dollar amount of all co-payments, deductibles and similar expenses incurred by each Continuing Employee (and his or her eligible dependents) during the calendar year in which the Effective Time occurs for purposes of satisfying such year’s deductible and co-payment limitations under the relevant welfare benefit plans in which such Continuing Employee (and dependents) will be eligible to participate from and after the Effective Time.

(d) Parent hereby acknowledges that a “change in control” or “change of control” of the Company or other term with similar import, within the meaning of the Company Benefit Plans that contain such terms, will occur upon the Effective Time.

(e) Without limiting the generality of Section 9.9, the provisions of this Section 5.6 are solely for the benefit of the parties to this Agreement and not for any Continuing Employee or other current or former employee or other service provider of the Company (including any beneficiary or dependent thereof), and no provision of this Section 5.6 shall create any third-party beneficiary rights in any such individuals. Notwithstanding any requirements set forth in an applicable Labor Agreement, nothing contained in this Agreement shall: (i) guarantee employment for any period of time or preclude the ability of Parent, the Surviving Corporation or their respective affiliates to terminate the employment of any Continuing Employee at any time and for any reason; (ii) require Parent, the Surviving Corporation or any of their respective affiliates to continue any Company Benefit Plan or other employee benefit plans, programs or Contracts or prevent the amendment, modification or termination thereof following the Closing; or (iii) amend any Company Benefit Plans or other employee benefit plans, programs or Contracts.

(f) The Company shall, reasonably in advance of sending any such communications, provide to Parent copies of any written, broad-based communications with employees of the Company or its Subsidiaries regarding the impact of the Transactions on such employee’s employment, compensation or benefits. The Company shall consider in good faith any comments from Parent in respect of any such communications.

5.7 Indemnification.

(a) From and after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, indemnify, defend and hold harmless, and advance expenses as incurred by, to the fullest extent permitted under (i) applicable Law, (ii) the Company Charter, the Company Bylaws or similar organization documents in effect as of the date of this Agreement and (iii) any Contract of the Company or its Subsidiaries with any of their respective directors or officers that provide for the indemnification or advancement of expenses to such Persons in existence as of the date hereof and set forth on Section 5.7(a) of the Company Disclosure Schedule (each, an “Indemnification Contract”), each present and former director and officer of the Company or any of its Subsidiaries (including any such person who served as a director, officer, member, trustee, employee, agent or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request or for the benefit of the Company or any of its Subsidiaries (including as a fiduciary of a Company Benefit Plan) (in each case, when acting in such capacity)) (each, an “Indemnitee” and, collectively, the “Indemnitees”) against any costs or expenses (including reasonable attorneys’ fees), judgments, settlements, fines, losses, claims, damages or liabilities incurred in connection with any actual or alleged Proceeding or investigation, whether civil, criminal, administrative or investigative, whenever asserted, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, including in connection with (A) this Agreement or the Transactions and (B) actions to enforce this provision or any other indemnification or advancement right of any Indemnitee; provided that any Indemnitee to whom fees or expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Indemnitee is not entitled to indemnification pursuant to this Section 5.7.

(b) Parent agrees that all rights to exculpation, indemnification and advancement of expenses arising from, relating to, or otherwise in respect of, acts or omissions occurring at or prior to the Effective Time (including in connection with this Agreement or the Transactions) existing as of the Effective Time in favor of the Indemnitees as provided in its certificate of incorporation, bylaws or other organizational documents shall survive the Merger and shall continue in full force and effect in accordance with their terms. For a period of no less than six (6) years from the Effective Time, Parent shall cause the Surviving Corporation to, and the Surviving Corporation shall, maintain in effect the exculpation, indemnification and advancement of expenses provisions of the applicable party’s certificate of incorporation and bylaws or similar organization documents in effect as of the date of this Agreement or in any Indemnification Contract in effect as of the date of this Agreement, and shall not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of Indemnitees; provided, however, that all rights to exculpation, indemnification and advancement of expenses in respect of any Proceeding pending or asserted, investigation or any claim made within such period shall continue until the final disposition of such Proceeding or investigation.

(c) For six (6) years from and after the Effective Time, Parent and the Surviving Corporation shall be jointly and severally responsible for maintaining for the benefit of the directors and officers of the Company and its Subsidiaries, as of the date of this Agreement and as of the Closing Date, an insurance and indemnification policy that provides coverage for events occurring at or prior to the Effective Time (the “D&O Insurance”) that is substantially equivalent to and in any event not less favorable in the aggregate than the existing policy of the Company and its Subsidiaries, or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that Parent and the Surviving Corporation shall not be required to pay an annual premium for the D&O Insurance in excess of 300% of the last annual premium paid by the Company prior to the date of this Agreement, it being understood that if the total premiums payable for such insurance coverage exceeds such amount, Parent shall obtain a policy with the greatest coverage available for a cost equal to such amount. The provisions of the immediately preceding sentence shall be deemed to have been satisfied if prepaid policies have been obtained by the Company prior to the Effective Time, which policies provide such directors and officers with such coverage for an aggregate period of six (6) years with respect to claims arising from facts or events that occurred on or before the Effective Time, including in respect of this Agreement or the Transactions. The Company shall be permitted, at its sole discretion, to obtain such prepaid policies (subject to the aforementioned premium cap) that provide such coverage prior to the Effective Time. If such prepaid policies have been obtained prior to the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, maintain such policies in full force and effect in accordance with their terms, and continue to honor the obligations thereunder, in accordance with this Section 5.7(c).

(d) In the event that either Parent or the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each case, Parent shall, and shall cause the Surviving Corporation to, cause proper provision to be made so that such successor or assign shall expressly assume the obligations set forth in this Section 5.7.

(e) The provisions of this Section 5.7 are (i) intended to be for the benefit of, and shall be enforceable by, each Indemnitee, his or her heirs and his or her representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such individual may have under the Company Charter, the Company Bylaws or similar organization documents in effect as of the date of this Agreement or in any Contract of the Company or its Subsidiaries in effect as of the date of this Agreement. The obligations of Parent under this Section 5.7 shall not be terminated or modified in such a manner as to adversely affect the rights of any Indemnitee to whom this Section 5.7 applies (and their respective successors and permitted assigns) unless the affected Indemnitee shall have consented in writing to such termination or modification (it being expressly agreed that the Indemnitees to whom this Section 5.7 applies (including their respective successors and permitted assigns) shall be third party beneficiaries of this Section 5.7).

(f) Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries for any of their respective directors, officers or employees, it being understood and agreed that the indemnification or advancement of expenses provided for in this Section 5.7 is not prior to or in substitution for any such claims under such policies.

5.8 Parent Agreements Concerning Merger Sub. During the period from the date of this Agreement to the earlier of the Effective Time and the valid termination of this Agreement in accordance with Article VII, Merger Sub shall not engage in any activity of any nature except for activities contemplated by, related to or in furtherance of the Transactions (including enforcement of its rights under this Agreement) or as provided in or contemplated by this Agreement. Parent hereby guarantees the due, prompt and faithful payment, performance and discharge by Merger Sub of, and the compliance by Merger Sub with, all of the covenants, agreements, obligations and undertakings of Merger Sub under this Agreement in accordance with the terms of this Agreement, and covenants and agrees to take all actions necessary or advisable to ensure such payment, performance and discharge by Merger Sub hereunder.

5.9 Takeover Statutes. The parties shall take all action necessary so that no state takeover Law or state Law that purports to limit or restrict business combinations or the ability to acquire or vote Shares (including any “control share acquisition,” “fair price,” “business combination” or other similar takeover Law) is or becomes applicable to restrict or prohibit the Transactions. If any such Law becomes or is deemed to be applicable to the Company, Parent or Merger Sub, the Merger or any other transaction contemplated by this Agreement, then the Company and the Company Board shall take all action necessary to eliminate the effects of such Law so that the Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement.

5.10 Section 16 Matters. Prior to the Effective Time, the Company and Parent shall take all such steps as may be reasonably necessary to cause any dispositions of Shares (including derivative securities with respect to Shares) resulting from the Transactions by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

5.11 Stockholder Litigation. The Company shall give Parent reasonable opportunity to participate in the defense or settlement of any stockholder litigation against the Company and/or its directors and officers relating to this Agreement or the Transactions, including the Merger. The Company shall promptly notify Parent of any such litigation that is brought or, to the Knowledge of the Company, threatened in writing and shall keep Parent reasonably and promptly informed on a current basis with respect to the status thereof. Without limiting the generality of the foregoing, the Company shall not settle any such stockholder litigation or related Proceeding without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed).

5.12 Stock Exchange Delisting. The Surviving Corporation shall cause the Company’s securities to be de-listed from the NYSE and de-registered under the Exchange Act as promptly as practicable following the Effective Time, and prior to the Effective Time the Company shall reasonably cooperate with Parent with respect thereto.

5.13 Publicity. The initial press release announcing this Agreement, any ancillary agreements and the Transactions shall be in substantially the form mutually agreed upon by Parent and the Company. Thereafter, Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to the Transactions and shall not issue any such press release or make any such public statement without the prior consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed) unless required by Law or stock exchange rules; provided that (x) the foregoing restrictions shall not apply in respect of information that is consistent in all material respects with previous press releases, public disclosures or public statements made by a party hereto without breach of this Section 5.13, (y) neither the Company nor Parent shall be required to provide the other with the foregoing consultation or consent rights with respect to any public statements in respect of any Acquisition Proposal or a Company Board Recommendation Change, and (z) Parent and its affiliates shall be permitted to make communications to, and provide ordinary course information to the Debt Financing Entities, any equityholders, existing or prospective general and limited partners, members, managers and investors of Parent or its affiliates, in each case, who are subject to customary confidentiality and non-use restrictions. In the event that any such additional press release, public announcement or public filing is required by or advisable under applicable Law or stock exchange rules, the party obligated to make such press release, public announcement or public filing shall use its reasonable best efforts to provide the other party (and, if such press release, public announcement or public filing names such other party’s affiliates, such affiliates) with reasonable advance notice of such requirement and the content of the proposed press release, announcement or filing and a reasonable opportunity to review and comment on such release, announcement or filing and consider in good faith any comments with respect thereto.

5.14 Company Indebtedness. The Company shall use reasonable best efforts to have delivered to Parent at least two (2) Business Days prior to the Closing Date (A) an appropriate and customary payoff letter with respect to the Company Credit Facility (the “Payoff Letter”) specifying the aggregate payoff amount of the Loan Parties’ (as defined in the Company Credit Facility) obligations (including principal, interest, fees, expenses, premium (if any) and other amounts payable in respect of such indebtedness) that will be outstanding under such indebtedness as of the Closing and providing for a release of all Liens and guarantees thereunder upon the receipt of the respective payoff amounts specified in the Payoff Letter (it being understood and agreed that Parent and Merger Sub shall be responsible for paying all amounts under the Payoff Letter) and (B) all customary documentation relating to the release of all Liens with respect to the Company Credit Facility (including any termination statements on Form UCC-3, or other releases).

5.15 Financing and Financing Cooperation.

(a) Parent shall use its reasonable best efforts to take and shall cause each of its Subsidiaries to use their respective reasonable best efforts to take, or cause to be taken, all actions, and do, or cause to be done, all things necessary, proper or advisable to obtain the proceeds of the Financing (taking into account the amount of any applicable Alternative Financing) in an amount sufficient to fund the Financing Amounts on the date on which the Merger is required to be consummated pursuant to the terms hereof, including by using reasonable best efforts to (i) maintain in effect the Commitment Letters, (ii) negotiate and enter into definitive agreements with respect to the Debt Financing required to pay the Financing Amounts (after taking into account any available Equity Financing and the Alternative Financing (if applicable)) (the “Definitive Agreements”) consistent with the terms and conditions contained in the Debt Commitment Letter (including, as necessary, the “flex” provisions contained in any related fee letter) and without any Prohibited Modification, (iii) satisfy on a timely basis all conditions required to be satisfied by it in the Commitment Letters and the Definitive Agreements and complying with its obligations thereunder and (iv) enforce its rights under the Commitment Letters and the Definitive Agreements in a timely and diligent manner. Without limiting the generality of the foregoing, in the event that all conditions contained in the Commitment Letters or the Definitive Agreements (other than the consummation of the Merger, those conditions that by their nature are to be satisfied at the Closing and those conditions the failure of which to be satisfied is attributable to a breach by Parent or Merger Sub of its representations, warranties, covenants or agreements contained in this Agreement, and other than, with respect to the Debt Financing, the availability of the Equity Financing and, with respect to the Equity Financing, the availability of the Debt Financing) have been satisfied, Parent and Merger Sub shall fully enforce the counterparties’ obligations under the Commitment Letters and cause the Guarantors to, and shall use reasonable best efforts to cause the Debt Financing Entities to, comply with their respective obligations thereunder, including to fund the Financing. Neither Parent, Merger Sub nor any of their Subsidiaries shall, without the prior written consent of the Company: (i) permit, consent to or agree to any amendment, replacement, supplement, or modification to, or any waiver of, any provision or remedy under, any Commitment Letter or any Definitive Agreement if such amendment, replacement, supplement, modification, waiver or remedy (A) adds new (or adversely modifies any existing) conditions to the consummation of all or any portion of the Financing, (B) reduces the aggregate principal amount of the Financing below the amount necessary to satisfy the Financing Amounts, (C) adversely affects the ability of Parent or Merger Sub to enforce its rights against other parties to any Commitment Letter or any Definitive Agreement as so amended, replaced, supplemented or otherwise modified relative to the ability of Parent to enforce its rights against the other parties to the corresponding Commitment Letters as in effect on the date of this Agreement or (D) could otherwise reasonably be expected to prevent, impair, impede or materially delay the consummation of the Merger and the other Transactions (the effects described in clauses (A) through (D), collectively, the “Prohibited Modifications”); provided that the Debt Commitment Letter may be amended to add additional lenders, lead arrangers, bookrunners, syndication agents or other entities who had not executed the Debt Commitment Letter as of the date of this Agreement so long as any such addition would not effect a Prohibited Modification, or (ii) terminate or cause the termination of any Commitment Letter or any Definitive Agreement. Parent shall promptly deliver to the Company copies of any amendment, replacement, supplement, termination, modification or waiver to the Commitment Letters and/or Definitive Agreements.

(b) In the event that any portion of the Debt Financing required to pay the Financing Amounts becomes unavailable, regardless of the reason therefor, Parent shall (i) promptly notify the Company in writing of such unavailability and the reason therefor and (ii) subject to the last sentence of this Section 5.15(b), use reasonable best efforts, and cause each of its Subsidiaries to use their respective reasonable best efforts, to arrange and obtain, as promptly as practicable following the occurrence of such event, alternative financing for any such unavailable portion from the same or alternative sources (the “Replacement Financing”) in an amount sufficient, when taken together with the available portion of the Financing, to pay the Financing Amounts, and which does not include any Prohibited Modifications. Parent shall provide the Company with prompt written notice (i) of any actual breach, default, cancellation, termination or repudiation by any party to the Commitment Letters or any Definitive Agreement of which Parent becomes aware and (ii) upon receipt of any written notice or other written communication from any Debt Financing Entity or Guarantor or other financing source with respect to any actual or threatened breach, default, cancellation, termination or repudiation by any party to the Commitment Letters or any Definitive Agreement of any provision thereof. Parent shall keep the Company informed on a reasonably current basis of the status of its efforts to consummate the Financing, including any Replacement Financing. Notwithstanding anything to the contrary contained in this Agreement, nothing contained in this Section 5.15 shall require, and in no event shall the reasonable best efforts of Parent be deemed or construed to require, Parent to pay any fees or any interest rates applicable to the Debt Financing in excess of those contemplated by the Debt Commitment Letter (after giving effect to the “market flex” provisions), or agree to terms materially less favorable to Parent or the Company than the terms contained in or contemplated by the Debt Commitment Letter as of the date hereof (in either case, whether to secure waiver of any conditions contained therein or otherwise).

(c) The foregoing notwithstanding, compliance by Parent with this Section 5.15 shall not relieve Parent of its obligations to consummate the Transactions whether or not the Financing, any Replacement Financing or Alternative Financing is available.

(d) Notwithstanding anything to the contrary contained in this Agreement, Parent, in its sole discretion after providing written notice to the Company in accordance with the definition of Alternative Financing Event, may seek to obtain alternative financing to separately finance the Oil & Gas Proppants business (“Alternative Financing”) in lieu of a portion of the Debt Financing contemplated by the Debt Commitment Letter, which Alternative Financing shall not, without the prior consent of the Company, (1) include any Prohibited Modifications or (2) require the Company to provide any type of cooperation to Parent and such sources of Alternative Financing beyond the type of cooperation required in respect of the Debt Financing contemplated by the Debt Commitment Letter in effect on the date hereof. Parent shall promptly provide to the Company true, complete and correct duly executed copies of any new financing commitment letter and any executed fee letters, engagement letters, fee credit letters and other similar agreements related thereto, subject, in the case of such fee letters, engagement letters and fee credit letters, to redaction solely of fee amounts, “market flex” provisions, terms of “securities demand” provisions, pricing terms and pricing caps and other terms that are customarily redacted (including any dates related thereto) (none of which could adversely affect the conditionality, enforceability, availability or termination of the Alternative Financing or reduce the aggregate principal amount of the Debt Financing below the amount required to pay the Financing Amounts (after taking into account any available Equity Financing). Notwithstanding anything herein to the contrary, (1) Parent will use reasonable best efforts, and cause each of its Subsidiaries to use their respective reasonable best efforts to limit additional information and document requests made by the sources of such Alternative Financing to such information and document requests of the type made by (or on behalf of) the Debt Financing Entities in respect of the Debt Commitment Letter delivered on the date hereof and (2) in no event shall the satisfaction of any cooperation covenants with respect to the Alternative Financing by Company, its subsidiaries or any of their respective affiliates be a condition to any of Parent’s or Merger Sub’s obligations under this Agreement to the extent (x) such Alternative Financing does not arise pursuant to an Alternative Financing Event or (y) any requests in connection therewith are not requested by Parent in writing at least three (3) Business Days prior to the Closing Date.

(e) To the extent Parent obtains Replacement Financing or Alternative Financing (solely to the extent such Alternative Financing arises pursuant to an Alternative Financing Event) or amends, replaces, supplements, modifies or waives any of the Commitment Letters or the Definitive Agreements, in each case pursuant to this Section 5.15, references to the “Financing,” “Debt Financing,” “Equity Financing,” “Debt Financing Entities,” “Debt Financing Parties,” “Debt Commitment Letter,” “Equity Commitment Letter,” “Commitment Letters” and “Definitive Agreements” (and other like terms in this Agreement) shall be deemed to refer to such Replacement Financing, such Alternative Financing, the financing sources and/or their related parties in respect thereof, the commitments thereunder and the agreements with respect thereto, or the Financing, as applicable, as so amended, replaced, supplemented modified or waived. Parent shall use reasonable efforts to coordinate the requests for information or meetings or other items requiring the Company’s cooperation hereunder as among all Debt Financing Entities, including with respect to any Replacement Financing or Alternative Financing.

(f) Prior to the Closing, the Company shall use its reasonable best efforts, and shall use its reasonable best efforts to cause its Subsidiaries to use their respective reasonable best efforts, and shall use its reasonable efforts to cause their respective Representatives to use their reasonable best efforts, to provide customary cooperation in connection with the arrangement and implementation of the Debt Financing, to the extent reasonably requested by Parent in writing, including using reasonable best efforts to:

(i) as promptly as practicable (A) furnish Parent with the Required Financial Information and (B) inform Parent if the chief executive officer, chief financial officer, treasurer, controller or comparable officer of the Company shall have knowledge of any facts as a result of which a restatement of any financial statements (or portion thereof) included in the Required Financial Information is reasonably probable or required in order for such financial statements (or portion thereof) to comply with GAAP;

(ii) (A) execute customary authorization letters (containing customary 10b-5 representations) with respect to the Offering Documents relating to the “bank” financing that authorize the distribution of information to prospective lenders, (B) identify any portion of such information that constitutes material, non-public information regarding the Company or its Subsidiaries or their respective securities, and (C) cause members of senior management of the Company to participate in a reasonable number of customary meetings, presentations, road shows, due diligence sessions, drafting sessions and sessions with rating agencies, at reasonable and mutually agreed times and with reasonable advance notice, and in each case which shall be telephonic or held by videoconference unless otherwise agreed to by the Company (provided that no more than one (1) additional meeting, presentation, road show, due diligence session, drafting session and session with rating agencies shall be required in connection with the Alternative Financing);

(iii) (A) cooperate with the marketing efforts for any of the Debt Financing and (B) assist Parent and the Debt Financing Entities with obtaining ratings as contemplated by the Debt Financing;

(iv) assist Parent and the Debt Financing Entities in their preparation of the Offering Documents and review and comment on Parent’s draft of a business description and a “Management’s Discussion and Analysis” of the financial statements to be included in such Offering Documents;

(v) in the event the Debt Financing includes an offering of debt securities, request and facilitate its independent auditors to (A) provide, consistent with customary practice, customary accountant’s comfort letters (including “negative assurance” comfort and change period comfort), together with drafts of such comfort letters that such independent auditors are prepared to deliver upon the “pricing” of any high-yield bonds being issued in connection with the Debt Financing, and consents from the Company’s independent auditors with respect to financial information regarding the Company and its Subsidiaries, (B) provide reasonable assistance to Parent in connection with Parent’s preparation of pro forma financial statements and pro forma financial information (it being agreed that the Company will not be required to provide any information or assistance relating to (x) the proposed aggregate amount of debt and equity financing, together with assumed interest rates, dividends (if any) and fees and expenses relating to the incurrence of such debt or equity financing, (y) any post-Closing or pro forma cost savings, synergies, capitalization or ownership desired to be incorporated into any information used in connection with the Debt Financing or (z) any financial information related to Parent or any of its Subsidiaries) and (C) attend a reasonable and customary number of accounting due diligence sessions and drafting sessions, which sessions shall be telephonic or held by videoconference and held at reasonable and mutually agreed times;

(vi) assist Parent in its preparation of, and facilitate execution and delivery as of but not prior to the Closing of, definitive financing documents (including any guarantee, pledge and security documents, supplemental indentures, commodity, currency or interest rate or other reasonable hedging arrangement, other definitive financing documents or other certificates or documents as may be reasonably requested by Parent or the Debt Financing Entities (including a certificate of the chief financial officer of the Company with respect to solvency matters in the form set forth as an exhibit to the Debt Commitment Letter)) and the schedules and exhibits thereto, it being understood that the effectiveness of such documents shall be conditioned upon the occurrence of the Closing;

(vii) facilitate the pledging of collateral and granting of guarantees for the Debt Financing, including using reasonable best efforts to deliver any original stock certificates and appropriate instruments of transfer of wholly owned Subsidiaries of the Company that are reasonably available to the Company and constitute collateral for the Debt Financing and providing reasonable and customary assistance to Parent and Merger Sub in connection with Parent’s and Merger Sub’s negotiation of any collateral documents that involve a third party, including landlord waivers, deposit account control agreements, blocked account arrangements or lock box arrangements, if applicable; it being understood in each case that the effectiveness of such pledges and other documents shall be conditioned upon the occurrence of the Closing;

(viii) furnish Parent and the Debt Financing Entities at least five (5) Business Days prior to the Closing Date (solely to the extent requested by Parent in writing at least ten (10) Business Days prior to the Closing Date) with all documentation and other information related to the Company and its Subsidiaries required by Governmental Entities with respect to the Debt Financing under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as amended and the requirements of 31 C.F.R. § 1010.230;

(ix) solely with respect to financial information and data derived from the Company’s historical books and records, provide reasonable and customary assistance to Parent with the preparation of pro forma financial information and pro forma financial statements (including, solely to the extent an Alternative Financing Event has occurred, segment level financial statements of Oil & Gas Proppants and of Industrial & Specialty Products) to the extent reasonably requested by Parent or the Debt Financing Entities and customary to be included in any marketing materials or Offering Documents or of the type required by the Debt Commitment Letter (provided that the Company and its Subsidiaries shall not be responsible for the preparation of any pro forma financial statements or pro forma adjustments thereto and, for the avoidance of doubt, shall not be obligated to provide any Excluded Information);

(x) facilitate the taking, no earlier than the Closing, of customary corporate approvals, reasonably requested by Parent to permit the consummation of the Debt Financing (provided, that no such action shall be required of the Company Board);

(xi) cooperate in satisfying the conditions precedent set forth in the Debt Commitment Letter as in effect as of the date hereof or any definitive document relating to the Debt Financing with conditions precedent substantially the same as those set forth in the Debt Commitment Letter as in effect as of the date hereof to the extent the satisfaction of such condition requires the cooperation of, or is within the control of, the Company and its Subsidiaries;

(xii) ensure that the Debt Financing Entities and their advisors and consultants shall have customary and reasonable access, at mutually agreed times and places and on a reasonable and customary number of occasions to the Company’s and its Subsidiaries’ books and records and relevant personnel to evaluate the Company’s and its Subsidiaries’ current assets, inventory, cash management and accounting systems, policies and procedures relating thereto for the purposes of Parent and Merger Sub establishing collateral arrangements as of the Closing, and provide customary assistance with other collateral audits, collateral appraisals and due diligence examinations customary for debt financing of the type consistent with the Debt Financing, at mutually agreed times and places; and

(xiii) solely to the extent an Alternative Financing Event has occurred, as promptly as practicable, furnish Parent with the O&G Segment Information and the ISP Segment Information.

(g) The foregoing notwithstanding, none of the Company nor any of its Subsidiaries or their respective Representatives shall be required to take or permit the taking of any action pursuant to this Section 5.15 that could: (i) require the Company or its Subsidiaries or any persons who are officers or directors of such entities to pass resolutions or consents to approve or authorize the execution of the Debt Financing or enter into, execute or deliver any certificate, document, opinion, instrument or agreement or agree to any change or modification of any existing certificate, document, opinion, instrument or agreement (except any authorization letters delivered pursuant to Section 5.15(f)(ii), customary management representation letters required by the Company’s auditors in connection with the delivery of “comfort letters” as set forth in Section 5.15(f)(v)), in each, unless (A) such person will continue as an officer, director or equivalent of such entities following the Closing and (B) the effectiveness of such resolutions, consents, certificates, documents, instruments, agreements, changes or modifications is contingent upon the occurrence of the Closing, (ii) cause any representation or warranty in this Agreement to be breached by the Company or any of its Subsidiaries, (iii) require the Company or any of its Subsidiaries to pay any commitment or other similar fee or incur any other expense, liability or obligation in connection with the Debt Financing prior to the Closing or otherwise incur any obligation under any agreement, certificate, document or instrument (except to the extent the effectiveness of any such fee, expense, liability or obligation is subject to and conditioned upon the occurrence of the Closing), (iv) reasonably be expected to cause any director, officer, employee or stockholder of the Company or any of its Subsidiaries to incur any personal liability, (v) reasonably be expected to conflict with the organizational documents of the Company or any of its Subsidiaries or any Laws, (vi) reasonably be expected to result in a material violation or breach of, or a default (with or without notice, lapse of time, or both) under, any Company Material Contract to which the Company or any of its Subsidiaries is a party, (vii) require the Company or any of its Subsidiaries or any of their respective Representatives to provide access to or disclose information that the Company or any of its Subsidiaries determines would jeopardize any attorney-client privilege, work-product doctrine or other similar legal privilege or protection of the Company or any of its Subsidiaries, (viii) require the Company or any of its Subsidiaries or any of their respective Representatives to prepare or deliver any Excluded Information or (ix) unreasonably interfere with the ongoing operations of the Company or any of its Subsidiaries. Nothing contained in this Section 5.15 or otherwise in this Agreement shall require the Company or any of its Subsidiaries, prior to the Closing, to be an issuer or other obligor with respect to the Debt Financing. Parent shall, promptly upon written request by the Company, reimburse the Company or any of its Subsidiaries for all reasonable and documented out-of-pocket costs incurred by them or their respective Representatives in connection with such cooperation and shall reimburse, indemnify and hold harmless the Company and its Subsidiaries and their respective Representatives from and against any and all liabilities and losses suffered or incurred by them in connection with the arrangement of the Debt Financing or the transactions contemplated by this Section 5.15, any action taken by them at the request of Parent or its Representatives pursuant to this Section 5.15 and any information used in connection therewith (other than liabilities or losses resulting solely from information provided by the Company or its Subsidiaries), in each case, other than to the extent any of the foregoing was suffered or incurred as a result of the bad faith, gross negligence or willful misconduct of, or material breach of this Agreement by, the Company, its Subsidiaries or any of their Representatives, as determined in a final and non-appealable judgment by a court of competent jurisdiction.

(h) The parties hereto acknowledge and agree that the provisions contained in this Section 5.15 represent the sole obligation of the Company and its Subsidiaries and their respective Representatives with respect to cooperation in connection with the arrangement of any financing (including the Financing and the Alternative Financing, as applicable) to be obtained by Parent or Merger Sub with respect to the Transactions and transactions contemplated by the Commitment Letters (or the commitment letter governing the Alternative Financing, as applicable), and no other provision of this Agreement (including the exhibits and schedules hereto) or the Commitment Letters shall be deemed to expand or modify such obligations.

(i) The Company shall, and shall cause its Subsidiaries to, use reasonable best efforts to periodically update any Required Financial Information provided to Parent as may be necessary so that such Required Financial Information is (i) Compliant and (ii) meets the applicable requirements set forth in the definition of “Required Financial Information”. For the avoidance of doubt, Parent may, to most effectively access the financing markets, request the cooperation of the Company and its Subsidiaries under Section 5.15(f) at any time, and from time to time and on multiple occasions, between the date of this Agreement and the Closing; provided that, for the avoidance of doubt, the Marketing Period shall not be applicable as to each attempt to access the markets (it being understood and agreed that once the “Marketing Period” has commenced and then been completed in accordance with the definition thereof, there shall not be a subsequent “Marketing Period” hereunder). Parent agrees to provide the Company drafts of all Offering Documents and all marketing materials for the Debt Financing (and the Alternative Financing, as applicable) with a reasonable time to review such documents and materials, and subject to Parent’s compliance with such obligation, the Company agrees to use reasonable best efforts to review all such Offering Documents and marketing materials and identify for Parent any information contained therein that it reasonably believes constitutes material non-public information with respect to the Company and its Subsidiaries (taken as a whole) or their respective securities. If the Company identifies any such information (“Identified MNPI”), and such information is customarily included in offering documents or marketing materials for debt financing of the type consistent with the Debt Financing, is reasonably requested by Parent to be included in the Offering Documents or marketing materials for the Debt Financing and does not include information as to which the Company reasonably objects (any such Identified MNPI, “Acceptable MNPI”), then the Company shall file a Current Report on Form 8-K containing such material non-public information. Parent shall remove all such Identified MNPI that is not Acceptable MNPI from such Offering Documents and marketing materials.

(j) All non-public or otherwise confidential information regarding the Company or any of its affiliates obtained by Parent or its Representatives pursuant to this Section 5.15 shall be kept confidential in accordance with the Confidentiality Agreement. The Company hereby consents to the use of its and its Subsidiaries’ logos in connection with the Debt Financing (and the Alternative Financing, as applicable); provided that such trademarks and logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries.

5.16 Transition Planning

(a) Parent and the Company shall discuss in good faith and cooperate with respect to planning for transition, integration and related matters following the Merger. Promptly following the date hereof, the Company will designate three (3) individuals from those listed on Section 5.16(a) of the Company Disclosure Schedule, and Parent will designate three (3) individuals from those listed on Section 5.16(a) of the Parent Disclosure Schedule, to a working committee (the “Transition Committee”) (it being understood that additional individuals may attend meetings of the Transition Committee as observers as reasonably requested by Parent or the Company) for the purpose of discussing, planning and preparing to implement (following the Effective Time) transition, integration and related matters, which Transition Committee will have a consultative role and will meet at least monthly until the earlier of the termination of this Agreement and the Effective Time. The Company will prepare an agenda (which shall include a description of the monthly capital expenditures) for each meeting of the Transition Committee; provided that no less than five (5) Business Days prior to such meeting of the Transition Committee, the Company shall provide Parent the opportunity to review such agenda and consider in good faith any addition or modification proposed by Parent to such agenda.

(b) Without limiting Parent’s rights under Section 5.2, the Company shall cooperate in good faith with reasonable requests by Parent to (i) facilitate an orderly transition to Parent ownership following the Effective Time, including preparing for contemplated organizational changes and business initiatives, and (ii) provide reasonable support for the Transition Committee; provided, that nothing in this Section 5.16 shall require the Company or its Subsidiaries to provide access to, or to disclose any information to Parent, Merger Sub or their respective Representatives if such access or disclosure would be reasonably likely to (A) waive any attorney-client privilege, work-product doctrine or other similar legal privilege (provided that the Company shall use its reasonable best efforts to allow for such access or disclosure to the maximum extent possible in a manner that does not result in a loss of attorney-client privilege, work-product doctrine or other similar legal privilege) or (B) be in violation of applicable Law, including any Antitrust Law (provided that the Company shall use its reasonable best efforts to allow for such access or disclosure to the maximum extent possible in a manner that does not result in such violation of applicable Law) or (C) contravene the provisions of any then-effective Contract to which the Company or any of its Subsidiaries is a party (provided that the Company shall use its reasonable best efforts to allow for such access or disclosure to the maximum extent possible in a manner that does not result in such contravention or, to the extent necessary to allow for such access or disclosure, obtain the required consent to provide such access or disclosure), (D) unreasonably interfere with the operation of any businesses conducted by the Company or any of its Subsidiaries, (E) cause any representation or warranty or other covenant or obligation in this Agreement to be breached by the Company or any of its Subsidiaries or (F) require the Company, its Subsidiaries or the respective boards of directors or other governing bodies thereof to pass resolutions or consents or approve or authorize the execution of, or execute, any agreement, document or instrument of any kind that is not contingent on the Closing or that would be effective prior to the Effective Time. Parent shall, upon request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs (including reasonable attorneys’ fees) incurred by the Company or any of its Subsidiaries in connection with fulfilling its obligations pursuant to this Section 5.16.

5.17 Notification. From the date hereof through the Closing Date, each Party (the “Receiving Party”) shall give prompt written notice to the other Party (the “Notified Party”) (a) of any notice or other communication received by the Receiving Party from any Governmental Entity or from any other Person alleging that the consent of such Person is or may be required in connection with the Merger or the Transactions, if the failure of the Receiving

Party to obtain such consent could be material to the Receiving Party, (b) of any legal proceeding commenced or, to the Knowledge of the Receiving Party, threatened in writing against, the Receiving Party or any of its affiliates in connection with the Merger or the Transactions, or (c) upon becoming aware of any other event, fact or circumstance that, or the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would reasonably be expected to result in any of the conditions set forth in Article VI not being satisfied at the Closing or the satisfaction of those conditions being materially delayed; provided, however, that delivery of any notice pursuant to this Section 5.17 shall not cure any breach of any representation, warranty or covenant under this Agreement or otherwise limit or affect the remedies available to the Receiving Party.

ARTICLE VI

CONDITIONS TO CONSUMMATION OF THE MERGER

6.1 Conditions to Obligations of Each Party Under This Agreement. The respective obligations of each party to consummate the Merger shall be subject to the satisfaction (or waiver, if permissible under Law) at or prior to the Effective Time of each of the following conditions:

(a) Company Stockholder Approval. The Requisite Company Stockholder Approval shall have been obtained.

(b) No Restraints. No outstanding Order or Law enacted, promulgated, issued, entered, amended or enforced by any Governmental Entity that restrains, enjoins or otherwise prohibits or makes illegal the consummation of the Transactions shall be in effect (each restraint described by this Section 6.1(b), a “Closing Legal Impediment”).

(c) Regulatory Approvals. The applicable waiting periods under the HSR Act shall have expired or been terminated.

6.2 Conditions to Obligations of the Company Under This Agreement. The obligation of the Company to effect the Merger is further subject to the fulfillment (or waiver by the Company) at or prior to the Effective Time of the following conditions:

(a) The representations and warranties of Parent and Merger Sub set forth in Article IV shall be true and correct (disregarding all qualifications or limitations as to “materiality” and words of similar import set forth therein) as of the date hereof and as of the Closing Date with the same effect as though made as of such date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where any failure to be true and correct has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Parent and Merger Sub shall have performed in all material respects the covenants and agreements required to be performed by them under this Agreement at or prior to the Closing.

(c) Parent shall have delivered to the Company a certificate, dated the Closing Date and signed by the chief executive officer or the chief financial officer of Parent, certifying to the effect that the conditions set forth in Sections 6.2(a) and 6.2(b) have been satisfied.

6.3 Conditions to Obligations of Parent and Merger Sub Under This Agreement. The obligations of Parent and Merger Sub to effect the Merger are further subject to the fulfillment (or waiver by Parent and Merger Sub) at or prior to the Effective Time of the following conditions:

(a) The representations and warranties (i) set forth in Sections 3.2(a) and 3.2(b) and clause (b) of the first sentence of Section 3.6 shall be true and correct in all respects (except, in the case of Sections 3.2(a) and 3.2(b), for any de minimis inaccuracies), as of the date hereof and as of the Closing Date with the same effect as though made as of such date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), (ii) set forth in the Company Fundamental Representations (other than the representations and warranties listed in the immediately preceding clause (i)) (x) that are qualified by “Company Material Adverse Effect” shall be true and correct as so qualified as of the date hereof and as of the Closing Date with the same effect as though made as of such date (except to the extent expressly made as of an earlier date, in which case as of such earlier date) and (y) that are not qualified by “Company Material Adverse Effect” shall be true and correct in all material respects, as of the date hereof and as of the Closing Date with the same effect as though made as of such date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), and (iii) set forth in Article III (other than the representations and warranties listed in the immediately preceding clauses (i) and (ii)) shall be true and correct (disregarding all qualifications or limitations as to “materiality” or “Company Material Adverse Effect” set forth therein) as of the date hereof and as of the Closing Date with the same effect as though made as of such date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except, in the case of this clause (iii), where the failure to be true and correct has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) The Company shall have performed in all material respects the covenants and agreements required to be performed by it under this Agreement at or prior to the Closing.

(c) Since the date hereof, there shall not have been a Company Material Adverse Effect.

(d) Parent shall have received a certificate signed on behalf by the chief executive officer or the chief financial officer of the Company stating that the conditions set forth in Sections 6.3(a), 6.3(b) and 6.3(c) have been satisfied.

ARTICLE VII

TERMINATION

7.1 Termination. This Agreement may be terminated, and the Merger and the other Transactions may be abandoned at any time prior to the Effective Time, whether before or (subject to the terms hereof) after receipt of the Requisite Company Stockholder Approval, by action taken or authorized by the board of directors or similar governing body of the terminating party or parties:

(a) By mutual written consent of Parent and the Company at any time prior to the Effective Time;

(b) By either the Company or Parent (on behalf of itself and Merger Sub), if the Transactions have not been consummated on or before October 26, 2024 (the “Outside Date”); provided, that if, as of October 26, 2024, the conditions set forth in Section 6.1(b) (solely to the extent such condition has not been satisfied due to a Closing Legal Impediment arising under any Antitrust Law) or Section 6.1(c) shall not have been satisfied but all of the other conditions set forth in Article VI have been satisfied or waived (or in the case of conditions that by their nature are to be satisfied at the Closing, shall be capable of being satisfied on such date), then Parent may, by written notice to the Company prior to such date, extend the Outside Date to January 26, 2025, which date shall thereafter be deemed to be the Outside Date; provided, further, that in the event that the Marketing Period has commenced but has not been completed as of the date that is four (4) Business Days prior to the Outside Date (including as extended pursuant to the preceding proviso), then either Party may, by written notice to the other prior to such date, extend the Outside Date to the date that is four (4) Business Days following the then-scheduled end of the Marketing Period, which date shall thereafter be deemed to be the Outside Date; provided, further, that the right to terminate this Agreement pursuant to this Section 7.1(b) shall not be available to a party if such party’s breach of this Agreement has been the principal cause of the failure of the Closing to occur prior to the Outside Date (it being understood that a breach of this Agreement by Merger Sub shall be deemed to be a breach by Parent for all purposes of this Agreement);

(c) By the Company, prior to the time at which the Requisite Company Stockholder Approval has been obtained, in connection with entering into an Alternative Acquisition Agreement; provided that (i) such termination is in accordance with Section 5.3(e)(ii) (Superior Proposal) and (ii) the Company shall not be entitled to terminate this Agreement pursuant to this Section 7.1(c) unless concurrently with such termination the Company pays or causes to be paid to Parent the Company Termination Fee in accordance with Section 7.2(b)(i);

(d) By Parent, if the Company or any of its Subsidiaries shall have entered into any Alternative Acquisition Agreement or, prior to the time at which the Requisite Company Stockholder Approval has been obtained, if the Company Board shall have effected a Company Board Recommendation Change, whether or not in compliance with Section 5.3;

(e) By either the Company or Parent (on behalf of itself and Merger Sub), if the Company Meeting (as it may be adjourned or postponed in accordance with this Agreement) shall have concluded and the Requisite Company Stockholder Approval shall not have been obtained at such meeting; provided, the right to terminate this Agreement pursuant to this Section 7.1(e) shall not be available to any party whose breach of this Agreement has been the principal cause of the failure to obtain the Requisite Company Stockholder Approval;

(f) By either the Company or Parent (on behalf of itself and Merger Sub), if there is in effect any final, non-appealable Closing Legal Impediment; provided, neither Parent nor the Company may terminate this Agreement pursuant to this Section 7.1(f) if a breach of Parent’s or the Company’s, respectively, obligations under this Agreement has been the principal cause of the entry of such Closing Legal Impediment (it being understood that a breach of this Agreement by Merger Sub shall be deemed to be a breach by Parent for all purposes of this Agreement);

(g) By Parent (on behalf of itself and Merger Sub), if the Company has breached any of its representations or warranties or failed to perform any its covenants or other agreements contained in this Agreement, which breach or failure to perform would render any condition contained in Section 6.3(a) or Section 6.3(b) incapable of being satisfied by the Outside Date, or if capable of being satisfied by the Outside Date, shall not have been cured prior to the earlier of (i) thirty (30) Business Days after Parent provided written notice of such breach to the Company and (ii) the third Business Day prior to the Outside Date; provided that Parent may not terminate this Agreement pursuant to this Section 7.1(g) if at the time of such termination the Company would be entitled to terminate this Agreement pursuant to Section 7.1(h);

(h) By the Company, if Parent or Merger Sub shall have breached any of their representations or warranties or failed to perform any of their covenants or other agreements contained in this Agreement, which breach or failure to perform would render any condition contained in Section 6.2(a) or Section 6.2(b) incapable of being satisfied by the Outside Date, or if capable of being satisfied by the Outside Date, shall not have been cured prior to the earlier of (i) thirty (30) Business Days after the Company provided written notice of such breach to Parent and (ii) the third Business Day prior to the Outside Date; provided that the Company may not terminate this Agreement pursuant to this Section 7.1(h) if at the time of such termination Parent would be entitled to terminate this Agreement pursuant to Section 7.1(g); or

(i) By the Company, if (i) the Marketing Period has ended, (ii) all of the conditions set forth in Section 6.1 and Section 6.3 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to such conditions being capable of being satisfied at the Closing) have been and continue to be satisfied or waived, (iii) the Company has irrevocably confirmed to Parent by written notice at least three (3) Business Days prior to such termination that all of the conditions set forth in Section 6.1 and Section 6.2 have been satisfied or irrevocably waived and it stands ready, willing and able to consummate the Closing during such three (3) Business Day period and (iv) Parent has failed to consummate the Closing within three (3) Business Days after the later to occur of (x) delivery of the written notice specified in clause (iii) above and (y) the date by which the Closing is required to have occurred pursuant to Section 1.2; provided that notwithstanding anything in Section 7.1(b) to the contrary, no party shall be permitted to terminate this Agreement pursuant to Section 7.1(b) during any such three (3)-Business Day period.

7.2 Termination Fees and Expenses.

(a) Parent shall pay to the Company the Reverse Termination Fee if any of the following occur:

(i) This Agreement is terminated by the Company pursuant to Section 7.1(h) (Parent Breach) with respect to a breach or failure to perform that is the principal cause of the failure of the Closing to be consummated; or

(ii) this Agreement is terminated by the Company pursuant to Section 7.1(i) (Failure to Close When Required); or

(iii) this Agreement is terminated by Parent or the Company pursuant to Section 7.1(b) (Outside Date) and at the time of such termination the Company would have been entitled to terminate this Agreement pursuant to Section 7.1(h) (Parent Breach) with respect to a breach or failure to perform that is the principal cause of the failure of the Closing to be consummated or Section 7.1(i) (Failure to Close When Required).

(b) The Company shall pay or cause to be paid to Parent (or its designee) the Company Termination Fee (minus the Parent Expense Reimbursement Amount if previously paid by the Company to Parent (or its designee) pursuant to Section 7.2(c)) if any of the following occur:

(i) this Agreement is terminated by the Company pursuant to Section 7.1(c) (Superior Proposal);

(ii) this Agreement is terminated by Parent pursuant to Section 7.1(d) (Change in Recommendation); or

(iii) (A) either Parent or the Company terminates this Agreement pursuant to Section 7.1(b) (Outside Date) or Section 7.1(e) (Requisite Company Stockholder Approval), or Parent terminates this Agreement pursuant to Section 7.1(g) (Company Breach) (or this Agreement is terminated pursuant to another provision at a time that it is terminable pursuant to any of the foregoing provisions), (B) a bona fide Acquisition Proposal (provided, for purposes of this clause (iii), all references to “20%” in the definition of “Acquisition Proposal” will be deemed to be references to “50%”) has been publicly disclosed or (in the case of termination pursuant to Section 7.1(b) (Outside Date) or Section 7.1(g) (Company Breach)) made known to the Company Board after the date of this Agreement and has not been publicly withdrawn at least four (4) Business Days prior to the Outside Date (or, in the case of termination pursuant to Section 7.1(e), the date of the Company Meeting, or in the case of termination pursuant to Section 7.1(g), the date of the applicable breach), and (C) within twelve (12) months after such termination, the Company and/or its Subsidiaries enter into a definitive agreement with respect to, or consummate, any Acquisition Proposal.

(c) If either Parent or the Company terminates this Agreement pursuant to Section 7.1(e) (Requisite Company Stockholder Approval), then the Company shall pay Parent (or its designee) an amount equal to $6,325,000.00 in respect of expenses in connection with this Agreement (the “Parent Expense Reimbursement Amount”).

(d) Any Reverse Termination Fee, Company Termination Fee or Parent Expense Reimbursement Amount due under this Section 7.2 shall be paid to the appropriate party (or its designee) by wire transfer of same-day funds on the second (2nd) Business Day immediately following the date of termination of this Agreement, except that any Company Termination Fee payable pursuant to Section 7.2(b)(i) shall be paid concurrently with such termination and any Company Termination Fee payable pursuant to Section 7.2(b)(iii) shall be paid concurrently with consummation of or entry into a definitive agreement with respect to the Acquisition Proposal referred to in clause (C) of Section 7.2(b)(iii) (it being understood that in no event shall (i) Parent be required to pay the Reverse Termination Fee on more than one occasion or (ii) the Company be required to pay the Company Termination Fee or the Parent Expense Reimbursement Amount on more than one occasion).

(e) The parties hereto acknowledge that (i) the agreements contained in this Section 7.2 are an integral part of the Transactions, and that without these agreements, the parties would not enter into this Agreement, and (ii) each of the Reverse Termination Fee, Company Termination Fee and the Parent Expense Reimbursement Amount, as applicable, if, as and when required to be paid pursuant to this Section 7.2, shall not constitute a penalty but will be liquidated damages, in a reasonable amount that will compensate the party receiving such amount in the circumstances in which it is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Merger, which amount would otherwise be impossible to calculate with precision. Accordingly, (i) if Parent fails to promptly pay the Reverse Termination Fee when due pursuant to this Section 7.2 and, in order to obtain such payment, the Company commences a suit that results in a judgment against Parent for the Reverse Termination Fee pursuant to this Section 7.2, Parent shall pay to the Company its and its affiliates’ out-of-pocket, documented costs and expenses (including reasonable attorneys’ fees) in connection with such suit, together with interest on the amount of any unpaid fee, cost or expense at the publicly announced prime rate of Citibank, N.A. from the date such fee, cost or expense was required to be paid to (but excluding) the payment date (collectively, whether in relation to the Reverse Termination Fee pursuant to this clause (i) or the Company Termination Fee or the Parent Expense Reimbursement amount pursuant to clause (ii), “Termination Fee Collection Costs”) and (ii) if the Company fails to promptly pay the Company Termination Fee or the Parent Expense Reimbursement Amount when due pursuant to this Section 7.2 and, in order to obtain such payment, Parent commences a suit that results in a judgment against the Company for the Company Termination Fee or the Parent Expense Reimbursement Amount pursuant to this Section 7.2, the Company shall pay or cause to be paid to Parent (or its designee) its and its affiliates’ Termination Fee Collection Costs; provided that in no event shall any party be required to pay Termination Fee Collection Costs in an aggregate amount exceeding $2,000,000.00.

(f) Notwithstanding anything to the contrary in this Agreement, the sole and exclusive remedies, whether at law, in equity, in contract, in tort or otherwise, of the Company, its affiliates and each of its and its affiliates’ respective direct or indirect current, former or future stockholders, partners, members, officers, directors, managers, employees and other Representatives, and their respective assignees (collectively, the “Company Related Parties”) and any other Person against any of Parent, Merger Sub, any Guarantor, any Debt Financing Entity, any of their respective affiliates, any of their and their affiliates’ respective direct or indirect current, former or future shareholders, partners, members, officers, directors, managers, employees and other Representatives, and their respective assignees (collectively, the “Parent Related Parties”) for any breach (whether willful (including a Willful and Material Breach), intentional, unintentional or otherwise), loss, Liability or damage in connection with, relating to or arising out of (A) this Agreement, the Transaction Documents or any of the other agreements, instruments, and documents contemplated hereby or thereby or executed in connection herewith or therewith and the Transactions and the transactions contemplated thereby, (B) the Transactions, (C) the negotiation, execution or performance or non-performance of any of the foregoing, (D) the failure of the Closing to occur (including the funding of the Financing and, in any case, whether willfully, intentionally, unintentionally or otherwise), or the termination of any Transaction Document or any matter forming the basis for such termination, (E) any breach (or threatened or alleged breach) of, or failure (or threatened or alleged failure) to perform under, this Agreement, the Transaction Documents or any certificate or other document delivered herewith or therewith or executed in connection herewith or therewith or (F) any oral or written representation made or alleged to have been made in connection herewith or therewith (collectively, the “Transaction Claims”), shall be the Company’s rights (i) to specific performance if and to the extent permitted by Section 9.11 (Specific Performance) and the Equity Commitment Letter, (ii) to terminate this Agreement in accordance with and subject to the terms of Section 7.1 and receive payment of the Reverse Termination Fee, if applicable, plus, if applicable, the Termination Fee Collection Costs, if any, plus receipt of expense reimbursement and indemnity payments, if any, under the final sentence of Section 5.16(b) and the final sentence of Section 5.15(g) (up to an aggregate amount for both such sentences not to exceed $1,000,000.00) (such expense reimbursement and indemnity payments, as so limited to such aggregate amount, collectively, the “Reimbursement Obligations”), in each case, in accordance with this Agreement and the Guaranty, or (iii) to seek recovery of damages incurred or suffered as a result of Parent’s fraud or Willful and Material Breach of any of Parent’s representations, warranties, covenants or other agreements set forth in this Agreement (up to an aggregate amount not to exceed $87,300,000.00), plus receipt of the Reimbursement Obligations, if any, in each case, in accordance with this Agreement and the Guaranty, and, in the case of each of the foregoing clauses (i) through (iii), Parent will not (nor will any other Parent Related Party) have any other Liability to the Company or any other Company Related Party in connection with, relating to or arising out of any of the Transaction Claims. For the avoidance of doubt, in the event that the Reverse Termination Fee is paid to the Company in accordance with Section 7.2(a), then the only other remedies, whether at law, in equity, in contract, in tort or otherwise, of the Company and the Company Related Parties against Parent or the Parent Related Parties for any breach (whether willful (including a Willful and Material Breach), intentional, unintentional or otherwise), loss, Liability or damage in connection with, relating to or arising out of any of the Transaction Claims shall be to receive the Termination Fee Collection Costs, if any, plus receipt of the Reimbursement Obligations, if any. Notwithstanding anything to the contrary in this Agreement or the Transaction Documents, but subject to the Company’s right to obtain specific performance of the type referred to in, and if permitted by, Section 9.11(c), the maximum aggregate Liability, whether at law, in equity, in contract, in tort or otherwise, of the Parent Related Parties collectively (including in respect of the Reverse Termination Fee and any reimbursement, indemnity or other payment in connection with any Transaction Document or otherwise, and monetary damages for fraud or breach, whether willful (including Willful Breach), intentional, unintentional or otherwise) relating to or arising out of any of the Transaction Claims, will not exceed under any circumstances an amount equal to $87,300,000.00, plus the Termination Fee Collection Costs, if any, plus the Reimbursement Obligations, if any; provided that this Section 7.2(f) shall not relieve Apollo Management Holdings, L.P. from any Liability for any breaches of the Confidentiality Agreement.

(g) Notwithstanding anything to the contrary in this Agreement, the sole and exclusive remedies, whether at law, in equity, in contract, in tort or otherwise, of Parent and the Parent Related Parties against the Company and the Company Related Parties for any breach (whether willful (including a Willful and Material Breach), intentional, unintentional or otherwise), loss, Liability or damage in connection with, relating to or arising out of the Transaction Claims, shall be Parent’s rights (i) to specific performance if and to the extent permitted by Section 9.11 (Specific Performance), (ii) to terminate this Agreement in accordance with and subject to the terms of Section 7.1 and receive payment of the Company Termination Fee, if applicable, plus, if applicable, the Termination Fee Collection Costs, if any, in each case, in accordance with this Agreement, or (iii) to seek recovery of damages incurred or suffered as a result of the Company’s fraud or Willful and Material Breach of any of the Company’s representations, warranties, covenants or other agreements set forth in this Agreement, in each case, in accordance with this Agreement, and, in the case of each of the foregoing clauses (i) through (iii), the Company will not (nor will any other Company Related Party) have any other Liability to Parent or any other Parent Related Party in connection with, relating to or arising out of any of the Transaction Claims. For the avoidance of doubt, in the event the Company Termination Fee is paid to Parent in accordance with Section 7.2(b), then the only other remedy, whether at law, in equity, in contract, in tort or otherwise, of Parent and the Parent Related Parties against the Company or the Company Related Parties for any breach (whether willful (including a Willful and Material Breach), intentional, unintentional or otherwise), loss, Liability or damage in connection with, relating to or arising out of any of the Transaction Claims shall be to receive the Termination Fee Collection Costs, if any. Notwithstanding anything to the contrary in this Agreement or the Transaction Documents, the maximum aggregate Liability, whether at law, in equity, in contract, in tort or otherwise, of the Company Related Parties collectively (including monetary damages for fraud or breach, whether willful (including Willful Breach), intentional, unintentional or otherwise) relating to or arising out of any of the Transaction Claims, will not exceed under any circumstances an amount equal to $87,300,000.00, plus the Termination Fee Collection Costs, if any; provided that this Section 7.2(g) shall not relieve the Company from any Liability for any breaches of the Confidentiality Agreement.

7.3 Effect of Termination(a) . Notwithstanding anything to the contrary in this Agreement, in the event this Agreement is validly terminated by either Parent or the Company as provided above, the provisions of this Agreement shall immediately become void and of no further force and effect, without any liability or further obligation on the part of Parent, Merger Sub, the Company or any of their respective affiliates (other than as provided in the final sentence of Section 5.15(g) (Financing and Financing Cooperation), the final sentence of Section 5.16(b) (Transition Planning), this Article VII (Termination), Section 8.1 (Certain Definitions), Section 9.1 (Fees and Expenses), Section 9.3 (Assignment), Section 9.5 (References), Section 9.6 (Construction), Section 9.9 (Third-Party Beneficiaries), Section 9.10 (Waiver of Trial by Jury), clause (ii) of the last sentence of Section 9.11(b) (Specific Performance), Section 9.13 (Governing Law), Section 9.14 (Consent to Jurisdiction), and Section 9.16 (Non-Recourse), each of which such provisions shall survive the termination of this Agreement). Notwithstanding anything to the contrary contained in this Agreement, (a) each of the Confidentiality Agreement and the Guaranty shall survive the termination of this Agreement in accordance with its respective terms and (b) subject in all respects to the limitations set forth in Section 7.2(f), Section 7.2(g) and clause (ii) of the last sentence of Section 9.11(b), nothing herein shall relieve the Company or Parent from Liabilities incurred or suffered as a result of fraud or a Willful and Material Breach of any of its representations, warranties, covenants or other agreements set forth in this Agreement prior to termination of this Agreement.

ARTICLE VIII

DEFINITIONS

8.1 Certain Definitions. For purposes of this Agreement, the term:

“Acceptable Confidentiality Agreement” means an agreement with the Company or its Subsidiaries that is executed, delivered and effective after the date hereof containing provisions that require any counterparty thereto (and any of its affiliates and representatives named therein) that receive non-public information of or with respect to the Company or its Subsidiaries to keep such information confidential and refrain from using such information (subject to customary exceptions); provided, however, that the provisions contained therein are no less favorable in any material respect to the Company and its Subsidiaries than the terms of the Confidentiality Agreement; provided, further, however, that such confidentiality agreement shall not prohibit compliance by the Company with any of the provisions of Section 5.3 (it being understood that, notwithstanding anything in this Agreement to the contrary, an Acceptable Confidentiality Agreement shall not be required to contain any standstill or similar provisions that would prohibit the making or amendment of any Acquisition Proposal).

“Acquisition Proposal” means, other than a proposal made by Parent or its affiliates with respect to the Transactions, any bona fide written offer, proposal, indication of interest or inquiry by a third-party, contemplating or otherwise relating to any transaction or series of transactions involving any (i) direct or indirect acquisition, purchase or license (whether in a single transaction or a series of related transactions) of assets of the Company and its Subsidiaries constituting 20% or more of the consolidated assets of the Company and its Subsidiaries (excluding cash), or to which 20% or more of the revenues or earnings before interest, taxes, depreciation and amortization of the Company and its Subsidiaries on a consolidated basis are attributable for the most recent fiscal year in which audited financial statements are then available; or (ii) direct or indirect acquisition or issuance (whether in a single transaction or a series of related transactions) of record or beneficial ownership of 20% or more of any class of equity or voting securities of the Company or securities convertible into or exchangeable for such securities (including by tender offer, exchange offer, self-tender, merger, amalgamation, consolidation, share exchange, business combination, joint venture, reorganization, recapitalization, liquidation, dissolution or similar transaction or series of related transactions).

“affiliate” means, when used with respect to a specified Person, a Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specified Person. As used in this definition, the term “control” (including with correlative meanings, “controlled by” and “under common control with”), when used with respect to any specified Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by contract or otherwise; provided that in no event shall the Company or its Subsidiaries be considered an affiliate of Parent, Merger Sub, any Guarantor or any of their respective affiliates prior to the Effective Time;

provided, further, that other than in the case of the definitions of “AGM Person”, “Company Material Adverse Effect”, “Non-Recourse Party” and “Parent Related Parties” and for purposes of Section 3.16(a)(ix), 3.24, 5.3(a), 5.3(e)(i), 5.5(d), 5.6(e), 5.13, 7.2(e), 7.2(f) and 7.3 and the first proviso of this definition of “affiliate,” in no event shall Parent, Merger Sub or any of their respective Subsidiaries be considered an affiliate of any AGM Person, nor shall any AGM Person be considered to be an affiliate of Parent, Merger Sub or any of their respective Subsidiaries.

“AGM Person” means (for the avoidance of doubt, in each case, other than Parent or Merger Sub) (a) Apollo Global Management, Inc., (b) any affiliate of Apollo Global Management, Inc. or (c) any portfolio company, investment fund or other vehicle affiliated with, managed by or advised by Apollo Global Management, Inc., and any direct or indirect equity holder, partner (including any limited partner), member or manager of any of the foregoing.

“Alternative Financing Event” shall be deemed to have occurred once Parent notifies the Company in writing that it intends to obtain Alternative Financing (including the reasonably detailed terms and provisions thereof) prior to the date that is sixty (60) days after the date of this Agreement.

“Anti-Corruption Laws” means all U.S. and non-U.S. Laws relating to the prevention of corruption, bribery and money laundering, including the U.S. Foreign Corrupt Practices Act of 1977, as amended, or any successor statute, rules or regulations thereto.

“Antitrust Law” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other Laws of any jurisdiction that are designed or intended to prohibit, restrict or regulate foreign investment or actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks in the City of New York or Katy, Texas are authorized or required by Law to be closed.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company Credit Facility” means that certain Fourth Amended and Restated Credit Agreement, dated as of March 23, 2023, among U.S. Silica Company, as borrower, USS Holdings, Inc., as parent, the subsidiary guarantors party thereto, BNP Paribas, as administrative agent, and the lenders party thereto, as such agreement may be amended, restated, amended and restated, supplemented, waived or otherwise modified from time to time.

“Company Equity Plan” means the U.S. Silica Holdings, Inc. 2011 Incentive Compensation Plan, as amended and restated from time to time.

“Company Fundamental Representations” means Section 3.1 (Corporate Organization); Section 3.2 (Capitalization); Section 3.3 (Authority; Execution and Delivery; Enforceability); and Section 3.21 (Brokers).

“Company Intellectual Property” means all Intellectual Property owned by the Company or any of its Subsidiaries.

“Company Material Adverse Effect” means any change, effect, event, development, state of facts, circumstance, condition or occurrence that, individually or in the aggregate, (a) would or would reasonably be expected to prevent or materially delay the consummation by the Company of the Transactions or (b) has or would reasonably be expected to have a material adverse effect on the business, results of operations, liabilities, assets or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole; provided, however, that none of the following shall be deemed, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or would reasonably be expected to be, a Company Material Adverse Effect: (i) the execution and delivery of this Agreement, or the announcement of the Transactions (including the identity of Parent or Merger Sub or any affiliate thereof) (including the impact thereof on the relationships of the Company or any of its Subsidiaries with employees, labor unions, financing sources, customers, suppliers, partners or other business relationships), or the compliance with or performance of the obligations under this Agreement (provided that this clause (i) shall not apply to (x) the Company’s and its Subsidiaries’ compliance with or performance of the obligations under Section 5.1 or (y) any representation or warranty to the extent the purpose of such representation or warranty is to address the consequences resulting from the announcement, execution, delivery or performance of or compliance with this Agreement or the Transactions or to Section 6.3(a)); (ii) changes or developments in the general market or economic conditions generally affecting the industries in which the Company or any of its Subsidiaries participate (including the oil and gas industry or industrial minerals industry), the economy as a whole or the credit, securities, financial, commodities or capital markets in general or the markets in which the Company and its Subsidiaries operate; (iii) any change after the date hereof in applicable Laws or any official interpretation thereof; (iv) any change after the date hereof in GAAP; (v) any geopolitical conditions, the commencement, continuation or escalation of a war, material armed hostilities or other material international or national calamity or act of terrorism, rebellion or insurrection and acts of espionage; (vi) volcanoes, tsunamis, pandemics or disease outbreaks, earthquakes, hurricanes, tornados or other natural disasters (or escalation or worsening of any such events or occurrences or, in the case of pandemics or disease outbreaks, any Laws or legally binding pronouncements or legally binding guidelines promulgated by any Governmental Entity in response thereto); (vii) any Proceeding brought or threatened by stockholders of the Company arising out of this Agreement or the Transactions asserting allegations of breach of fiduciary duty or violations of securities Laws; (viii) any labor strike, slow down, lockage or stoppage, pending or threatened, by any group of employees of the Company or any of its Subsidiaries and of other companies that is organized by a labor union, works council, or other labor organization; (ix) any failure by the Company to meet any internal or public projections, forecasts, guidance, estimates, milestones, budgets or internal or published financial or operating predictions of revenue, earnings, cash flow or cash position (it being understood that the facts or occurrences giving rise or contributing to such failure that are not otherwise excluded pursuant to another clause of this definition may be taken into account); or (x) any decline in the trading price or trading volume of the Shares or any change in the ratings or ratings outlook for the Company or any of its Subsidiaries or any of its securities (it being understood that the facts or occurrences giving rise or contributing to such decline or change that are not otherwise excluded pursuant to another clause of this definition may be taken into account); provided further, that any change, effect, event, development, state of facts, circumstance, condition or occurrence referred to in clauses (ii), (iii), (iv), (v), (vi) or (viii) may be taken into account in determining whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect to the extent such effect, change, event or occurrence has a disproportionately adverse effect on the Company and its Subsidiaries, taken as a whole, as compared to other participants in the industries in which the Company and its Subsidiaries operate, in which case only the incremental disproportionate adverse effect shall be taken into account for the purpose of determining whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect.

“Company Option” means each outstanding option to purchase Shares issued pursuant to the Company Equity Plan.

“Company Owned Real Property Leases” means all legally binding leases, licenses or other agreements (written or oral) pursuant to which the Company or any of its Subsidiaries conveys or grants to any Person a leasehold estate in, or the right to use or occupy, any Company Owned Real Property or portion thereof, including the right to all security deposits and other amounts and instruments deposited with or on behalf of the Company or any of its Subsidiaries thereunder.

“Company PSU” means each outstanding performance share unit award corresponding to Shares, that is issued pursuant to the Company Equity Plan and that is subject to forfeiture or repurchase based on specified performance-based vesting criteria.

“Company RSU” means each outstanding restricted stock unit award (excluding any Company PSU) corresponding to Shares that is issued pursuant to the Company Equity Plan and that is subject to forfeiture or repurchase based on specified service-based vesting criteria.

“Company Termination Fee” means (a) if payable in connection with a valid termination of this Agreement by the Company pursuant to Section 7.1(c) prior to the No-Shop Period Start Date, an amount equal to $20,875,000.00 and (b) if payable in any other circumstance, an amount equal to $41,750,000.00.

“Compliant” means, with respect to the Required Financial Information, that (a) such Required Financial Information does not contain any untrue statement of a material fact regarding the Company and its Subsidiaries or omit to state any material fact regarding the Company and its Subsidiaries necessary in order to make such Required Financial Information not misleading under the circumstances under which it was made available, (b) such Required Financial Information complies in all material respects with all requirements of Regulation S-K and Regulation S-X under the Securities Act for a registered public offering of non-convertible debt securities on Form S-1 that would be applicable to such Required Financial Information (other than such provisions for which compliance is not customary in a Rule 144A offering of high yield debt securities) and (c) the financial statements and other financial information included in such Required Financial Information would not be deemed stale or otherwise be unusable under customary practices for offerings and private placements of high yield debt securities under Rule 144A promulgated under the Securities Act and are sufficient to permit the Company’s independent accountants to issue a customary “comfort” letter to the Debt Financing

Entities to the extent required as part of the Debt Financing, including as to customary negative assurances and change period, in order to consummate any offering of debt securities on any day during the Marketing Period (and such accountants have confirmed they are prepared to issue a comfort letter subject to their completion of customary procedures; it being understood that such issuance of the comfort letter shall not occur until the “pricing” of such debt securities).

“Confidentiality Agreement” means the letter agreement, dated as of February 26, 2024, by and between the Company and Apollo Management Holdings, L.P.

“Contract” means any legally binding written or oral contract, agreement, subcontract, lease, sublease, note, bond, mortgage, indenture, instrument, license, sublicense, concession, purchase order or other commitment.

“Data Security Requirements” means, collectively, all of the following to the extent relating to data processing or otherwise relating to privacy, security, or security breach notification requirements and applicable to the Company or any of its Subsidiaries, to the conduct of their businesses, or to any of the Systems or any Sensitive Data: (i) rules, policies, and procedures of the Company or any of its Subsidiaries; (ii) all applicable Laws; (iii) industry standards applicable to any industry in which the Company or any of its Subsidiaries operates (including, if applicable, the Payment Card Industry Data Security Standard (PCI DSS)); and (iv) Contracts and other arrangements to which the Company or any of its Subsidiaries has entered or by which it is otherwise bound.

“Debt Financing Entities” means the entities that have committed to provide or otherwise entered into agreements in connection with the Debt Financing, or to purchase securities from or place securities or arrange or provide loans for Parent in lieu of the Debt Financing under the Debt Commitment Letter, in connection with the Merger, including the parties to the Debt Commitment Letter and any joinder agreements, indentures or credit agreements (including any definitive agreements) relating thereto and their respective successors and assigns.

“Debt Financing Parties” means the Debt Financing Entities and their respective affiliates and their and their respective affiliates’ former, current or future officers, directors, employees, agents, attorneys, advisors, general or limited partners, shareholders and Representatives and their respective successors and assigns; provided that neither Parent nor any affiliate of Parent shall be a Debt Financing Party (except with respect to any such affiliate of Parent (other than Merger Sub) to the extent acting in its capacity as (i) a Debt Financing Entity in accordance with the Debt Commitment Letter or (ii) lender or other purchaser or investor in Indebtedness of Parent or any of Parent’s Subsidiaries).

“Environmental Law” means all Laws related to the protection of the environment or natural resources, human health or safety (as relating to exposure to or management of Hazardous Substances), or the production, distribution, use, storage, treatment, transportation, recycling, Release or other handling of, or exposure to, Hazardous Substances.

“Equity Interest” means any share, capital stock, partnership, limited liability company, member or similar equity interest in any Person, and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable into or for any such share, capital stock, partnership, limited liability company, member or similar equity interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

“Ex-Im Laws” means all applicable Laws, rules and regulations relating to export, re-export, transfer or import controls (including the Export Administration Regulations administered by the U.S. Department of Commerce, and customs and import Laws administered by U.S. Customs and Border Protection).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Information” means (a) any description of post-Closing capital structure, including descriptions of indebtedness or equity or ownership of Parent or any of its affiliates (including the Company and its Subsidiaries on or after the Closing Date), (b) any description of the Debt Financing (including any such descriptions to be included in liquidity and capital resources disclosure and any “description of notes”) or any information customarily provided by a lead arranger, underwriter or initial purchaser in a customary information memorandum or offering memorandum for a secured bank financing or high yield debt securities issued pursuant to Rule 144A promulgated under the Securities Act, as applicable, including sections customarily drafted by a lead arranger or an initial purchaser or underwriter, such as those regarding confidentiality, timelines, syndication process, limitations of liability and plan of distribution, (c) any information regarding any post-Closing or pro forma cost savings, synergies or other pro forma adjustments or any pro forma or projected information or pro forma financial statements, (d) risk factors relating to all or any component of the Debt Financing, (e) financial statements or information required by Rule 3-09, 3-10 or 3-16, 13.01 or 13.02 of Regulation S-X, any compensation discussion and analysis or other information required by Item 402 and Item 601 of Regulation S-K under the Securities Act, XBRL exhibits or any information regarding executive compensation or related persons related to SEC Release Nos. 33-8732A, 34-54302A and IC-27444A, (f) projections (g) unless an Alternative Financing Event has occurred, separate subsidiary financial statements, (h) unless an Alternative Financing Event has occurred, “segment” financial information and (i) other information customarily excluded from an offering memorandum for private placements of non-convertible high-yield debt securities under Rule 144A promulgated under the Securities Act.

“GAAP” means generally accepted accounting principles, as applied in the United States.

“Government Official” means any official, officer, employee or representative of a Governmental Entity or any department, agency or instrumentality thereof, including state-owned entities, or of a public organization or any Person acting in an official capacity for or on behalf of any such government, department, agency, or instrumentality or on behalf of any such public organization.

“Governmental Entity” means any government, agency, bureau, commission, court, department, political subdivision, judicial body or tribunal, committee or other instrumentality or system, in each case of the foregoing, of any government, whether domestic or foreign, federal, state, provincial or local, any self-regulatory organization (including any securities exchange), or any arbitrational tribunal.

“Hazardous Substances” means any pollutant, contaminant, hazardous substance, hazardous waste, toxic substance, toxic chemical, any petroleum or petroleum-derived substance, waste or additive, asbestos, asbestos-containing material, polychlorinated biphenyl, per- or polyfluoroalkyl substance, radioactive compound, or other compound, element, material or substance that is regulated as hazardous or toxic under any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

“Industrial & Specialty Products” means the Industrial & Specialty Products segment of the Company.

“Inquiry” means an inquiry, request for discussions or negotiations or request to review non-public information that would reasonably be expected to indicate an interest in making or effecting an Acquisition Proposal.

“Insurance Policies” means all insurance policies (including historic, occurrence based policies) and arrangements held by or for the benefit of the Company, any of its Subsidiaries, or the business, assets or properties owned, leased or operated by the Company or any of its Subsidiaries, as the case may be.

“Intellectual Property” means any and all intellectual property rights (whether statutory or under common law) in any jurisdiction throughout the world, including any such rights arising under or associated with: (i) registered and unregistered trademarks and service marks, trade dress and trade names, corporate names, Internet domain names, social media identifications, logos, slogans, trade dress, design rights, and other designations of source or origin; (ii) patents, patent applications, invention disclosures, statutory invention registrations, registered designs and other rights in inventions, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, and extensions thereof; (iii) copyrights, copyrightable works and any other rights in works of authorship including software as a work of authorship, mask works and industrial designs; (iv) trade secrets and industrial secrets and any other intellectual property rights in proprietary, confidential or technical information, databases, data collections, algorithms, formulae, processes, techniques, technical data, and know-how (collectively, “Trade Secrets”); (v) all registrations and applications for the registration or issuance of any of the foregoing; and (vi) any other similar or equivalent intellectual property rights anywhere in the world.

“IRS” means the United States Internal Revenue Service.

“ISP Segment Information” means all financial information and financial data regarding Industrial & Specialty Products of the type and form customarily included in marketing documents used to syndicate credit facilities.

“Knowledge” means (a) when used with respect to the Company, the knowledge of the individuals listed in Section 8.1(a) of the Company Disclosure Schedule; and (b) when used with respect to Parent or Merger Sub, the knowledge of the officers and directors of Parent and Merger Sub, in the case of each of clauses (a) and (b), after reasonable inquiry of their direct reports.

“Landlord Leases” means the Leased Real Property Subleases and the Company Owned Real Property Leases.

“Law” means any law, statute, constitution, ordinance, rule, regulation, stock exchange listing requirement, treaty, regulation, decree, or other Order issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity, including common law.

“Leased Real Property Leases” means all legally binding leases, subleases, licenses, concessions and other Contracts (written or oral) pursuant to which the Company or any of its Subsidiaries has rights to any Company Leased Real Property.

“Leased Real Property Subleases” means all legally binding subleases, licenses or other agreements (written or oral) pursuant to which the Company or any of its Subsidiaries conveys or grants to any Person a subleasehold estate in, or the right to use or occupy, any Company Leased Real Property or portion thereof.

“Liabilities” shall mean any and all debts, liabilities and obligations, whether fixed, contingent or absolute, matured or unmatured, accrued or not accrued, determined or determinable, secured or unsecured, disputed or undisputed, subordinated or unsubordinated, or otherwise.

“Lien” means with respect to any property, Equity Interest or asset, any mortgage, deed of trust, hypothecation, lien, encumbrance, pledge, charge, security interest, right of first refusal, right of first offer, adverse claim, restriction on transfer, or option in respect of such property, Equity Interest or asset.

“Marketing Period” means the first period of fifteen (15) consecutive calendar days after the date of this Agreement (a) throughout and at the end of which Parent shall have the Required Financial Information and the Required Financial Information shall be Compliant and (b) throughout and at the end of which the conditions set forth in Section 6.1 and Section 6.3 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) have been satisfied or waived and nothing has occurred and no condition exists that would cause any of such conditions to fail to be satisfied assuming the Closing were to be scheduled for any time during such fifteen (15) consecutive calendar day period; provided, that (x) May 27, 2024, June 19, 2024, July 3, 2024, July 4, 2024, July 5, 2024, November 28, 2024, November 29, 2024 and January 20, 2025 shall not constitute days for purposes of calculating such fifteen (15) consecutive calendar day period (provided, however, that such exclusion shall not restart such period) and (y) if such 15 consecutive calendar day period has not been completed on or prior to (1) August 16, 2024, such 15 consecutive day period shall not commence until September 3, 2024 and (2) December 13, 2024, such 15 consecutive day period shall not commence until January 6, 2025; provided, further, that (x) the Marketing Period shall end on any earlier date prior to the expiration of the fifteen (15) consecutive calendar day period described above if the Debt Financing is closed on such earlier date and (y) the Marketing Period shall not be deemed to have commenced if, after the date of this Agreement and prior to the completion of such fifteen (15) consecutive calendar day period: (A) the Company has publicly announced its intention to, or determines that it must, restate any historical financial statements or other financial information included in the Required Financial Information or any such restatement is under active consideration, in which case, the Marketing Period shall not commence or be deemed to commence unless and until such restatement has been completed and the applicable Required Financial Information has been amended and updated or the Company has publicly announced or informed Parent that it has concluded that no restatement shall be required in accordance with GAAP, (B) the Company’s independent auditor shall have withdrawn its audit opinion with respect to any audited financial statements contained in the Required Financial Information, in which case the Marketing Period shall not commence or be deemed to commence unless and until a new audit opinion is issued with respect to such audited financial statements (or portion thereof) for the applicable periods by the independent auditor of the Company or another independent public accounting firm of national standing reasonably acceptable to Parent (it being understood that any “big four” accounting firm will be deemed acceptable), or (C) any Required Financial Information would not be Compliant at any time during such fifteen (15) consecutive calendar day period or otherwise ceases to meet the requirement of “Required Financial Information”, in which case the Marketing Period shall not commence or be deemed to commence unless and until such Required Financial Information is updated or supplemented so that it is Compliant and meets the requirement of “Required Financial Information” (it being understood that if any Required Financial Information provided at the commencement of the Marketing Period ceases to be Compliant during such fifteen (15) consecutive calendar day period, then the Marketing Period shall be deemed not to have commenced). If at any time the Company shall in good faith believe that it has provided the Required Financial Information, it may deliver to Parent a written notice to that effect (stating when it believes it completed such delivery), in which case, the requirement in the immediately preceding sentence to deliver the Required Financial Information will be deemed to have been satisfied as of the date of delivery of such notice, unless Parent in good faith reasonably believes the Company has not completed the delivery of the Required Financial Information on such date and, within three (3) Business Days after the date of delivery of such notice, delivers a written notice to the Company to that effect (stating with specificity which Required Financial Information the Company has not delivered) and, following delivery of such Required Financial Information specified in such notice, the Marketing Period will commence so long as all other conditions and requirements for the Marketing Period to commence are satisfied; provided, that such written notice from Parent to the Company will not prejudice the Company’s right to assert that the Required Financial Information was, in fact, delivered and is Compliant. Notwithstanding anything set forth in the definition of “Marketing Period” to the contrary, in no event shall any circumstance with respect to Parent’s efforts with respect to any Alternative Financing in any way restart, delay, or otherwise prolong the Marketing Period; provided, further, that, in no event shall any circumstance with respect to Parent’s efforts to make an offering of debt securities in any way restart, delay, or otherwise prolong the Marketing Period unless Parent notifies the Company of its intent to make an offering of debt securities on or prior to the latest date all or a portion of the Debt Financing may “flex” into such debt securities pursuant the “flex” provisions of the applicable fee letter entered into in connection with the Debt Commitment Letter.

“Minerals” means commercial silica and all byproducts thereof and all other minerals, elements, ores, metals, or compounds located in, on or under the Mining Property.

“Mining Property” means (x) all patented mining claims owned by the Company or its Subsidiaries and (y) all unpatented mining claims (including any and all lode, placer, mill site and tunnel site claims) owned or leased or subleased by the Company or its Subsidiaries.

“Mining Rights” means all mineral and mining interests, deeds, claims, leases and concessions, exploration, reconnaissance, exploitation or extraction rights, surface rights, subsurface rights, water rights, prospecting permits, access rights or any other right or interest existing under Contract, by way of permits or leases, by operation of Law or otherwise, necessary for the exploration, extraction, mining, development, producing, processing or refining of Minerals from the Mining Property.

“Multiemployer Plan” means any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA.

“NYSE” means The New York Stock Exchange.

“O&G Segment Information” means all financial information and financial data regarding Oil & Gas Proppants of the type and form customarily included in marketing documents used to syndicate credit facilities.

“OFAC” means the Office of Foreign Assets Control.

“Offering Documents” means prospectuses, private placement memoranda, offering memoranda, information memoranda and lender and investor presentations, in each case, to the extent the same are customary and required under the terms of the applicable Debt Commitment Letter, in connection with the Debt Financing.

“Oil & Gas Proppants” means the Oil & Gas Proppants segment of the Company.

“Order” means any judgment, ruling, order, decision, writ, injunction, determination, ruling or decree of any Governmental Entity.

“Parent Material Adverse Effect” means any change, effect, event, development, state of facts, circumstance, condition or occurrence that would have a material adverse effect on Parent’s or Merger Sub’s ability to timely consummate the Merger.

“Permits” means any license, permit, consent, qualification, franchise, registration, certificate, rights (including Mining Rights) or other similar authorization issued by, or otherwise granted by, any Governmental Entity under applicable Law.

“Permitted Liens” means (i) statutory Liens for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings by the Company or its Subsidiaries and, in each case, for which adequate reserves have been established in the Company SEC Financial Statements in accordance with GAAP; (ii) mechanics’, carriers’, workers’, repairers’, landlords’ and other similar Liens arising or incurred in the ordinary course of business for amounts which are not delinquent, are being contested in good faith, or are not, individually or in the aggregate, material to the business operations of the Company and its Subsidiaries and do not materially affect the market value or continued use of the assets encumbered thereby; (iii) municipal Laws, development agreements, restrictions or regulations, and zoning, entitlement, land use, building or planning restrictions or regulations, in each case, promulgated by any Governmental Entity, which do not materially impair the occupancy or use of the Company Real Property for the purposes for which it is currently used; (iv) Liens not securing indebtedness, minor encroachments, rights of way, imperfections in title, charges, declarations, defects, covenants, conditions, restrictions, easements and other matters encumbering or otherwise affecting the Company Real Property, which do not materially impair the occupancy or use of the Company Real Property for the purposes for which it is currently used or proposed to be used; (v) Liens on goods in transit incurred pursuant to documentary letters of credit; (vi) Liens securing rental payments under capital lease arrangements; (vii) Liens in favor of customs and revenue authorities arising as a matter of Law and in the ordinary course of business to secure payment of customs duties in connection with the importation of goods; (viii) Liens resulting from securities Laws; (ix) Liens incurred in the ordinary course of business in connection with any purchase money security interests, equipment leases or similar ordinary course financing arrangements that are not overdue; (x) matters that would be disclosed by an accurate survey or a visual inspection of the Company Real Property; (xi) relating solely to intercompany borrowings among a Person and its wholly owned subsidiaries or between such subsidiaries; and (xii) Liens set forth on Section 8.1(b) of the Company Disclosure Schedule.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Entity.

“Proceeding” means any civil, criminal or administrative action, claim, suit, petition, proceeding (including arbitration proceeding), charge, complaint, subpoena, demand, directive, audit, notice of inquiry, investigation or proceeding by or before any Governmental Entity or arbitrator.

“Related Party” means a Company Related Party or a Parent Related Party, as applicable.

“Release” means disposing, discharging, injecting, spilling, leaking, pumping, pouring, leaching, dumping, emitting, escaping or emptying into the environment, including any soil, sediment, subsurface strata, surface water, groundwater.

“Representative” means, with respect to any Person, any affiliate of such Person or any director, officer, manager, partner, employee, financial advisor, accountant, legal counsel, consultant, debt or equity financing source or other authorized agent or representative of or retained by such Person or any of its affiliates.

“Required Bank Information” means all financial statements, financial data, audit reports and other information regarding the Company and its Subsidiaries of the type and form customarily included in marketing documents used to syndicate credit facilities of the type to be included in the Debt Commitment Letter or that is required by the Debt Financing Entities or reasonably necessary to satisfy the conditions pursuant to paragraphs 3 and 4 of Exhibit C to the Debt Commitment Letter.

“Required Financial Information” means (i) all financial statements, financial data, audit reports and other information regarding the Company and its Subsidiaries of the type and form that would be required by Regulation S-X promulgated by the SEC and Regulation S-K promulgated by the SEC for a registered public offering of non-convertible high-yield debt securities on a registration statement on Form S-1 under the Securities Act in order for the Company to consummate the offerings of high-yield debt securities contemplated by the Debt Commitment Letter (including all audited financial statements and all unaudited quarterly interim financial statements, in each case prepared in accordance with GAAP applied on a consistent basis for the periods covered thereby, including applicable comparison period, which, in the case of unaudited quarterly interim financial statements (other than the fourth quarter), will have been reviewed by the Company’s independent public accountants as provided in Statement on Auditing Standards 100); and (ii) (A) such other pertinent and customary information regarding the Company and its Subsidiaries as may be reasonably requested by Parent (or the Debt Financing Entities) to the extent that such information is required in connection with the Debt Financing or of the type and form customarily included in (I) marketing documents used to syndicate credit facilities of the type contemplated by the Debt Commitment Letter or (II) an offering memorandum for private placements of non-convertible high-yield bonds pursuant to Rule 144A promulgated under the Securities Act or (B) is necessary to receive from the Company’s independent public accountants (and any other accountant to the extent that financial statements audited or reviewed by such accountants are or would be included in such offering memorandum) customary “comfort” (including negative assurance and customary change period comfort), together with drafts of customary comfort letters that such independent public accountants are prepared to deliver upon the “pricing” of any non-convertible high-yield bonds being issued in connection with the Debt Financing, with respect to the financial information to be included in such offering memorandum; provided that, notwithstanding anything to the contrary or anything else herein, the Company’s failure to provide the information required to be provided pursuant to clauses (i), (ii)(A)(II) or (ii)(B) of this definition shall not be a condition to any of Parent’s or Merger Subs’ obligations under this Agreement unless (i) Parent notifies the Company of its intent to make an offering of debt securities on or prior to the latest date all or a portion of the Debt Financing may “flex” into such debt securities pursuant the “flex” provisions of the applicable fee letter entered into in connection with the Debt Commitment Letter or (ii) in the case of clause (i) of this definition, such information is Required Bank Information. Notwithstanding anything to the contrary in this definition, (1) nothing in this Agreement will require the Company to provide (or be deemed to require the Company to prepare) any Excluded Information and (2) no information required to be delivered with respect to the Alternative Financing that materially expands the scope of the information required to be delivered under the Debt Financing (excluding, for the avoidance of doubt, the Alternative Financing) shall be deemed to be Required Financial Information for purposes hereof. The parties hereto agree that the filing by the Company with the SEC of an Annual Report on Form 10-K or a Quarterly Report on Form 10-Q that includes any annual audited financial statements or quarterly interim financial statements of the Company included in the Required Financial Information will be deemed to satisfy any requirement to deliver such financial statements to Parent so long as such financial statements otherwise comply with the requirements set forth in “Required Financial Information” with respect thereto.

“Requisite Company Stockholder Approval” means the approval and adoption of this Agreement by the holders of a majority of the voting power represented by the outstanding Shares that are entitled to vote thereon in accordance with the DGCL.

“Reverse Termination Fee” means an amount equal to $87,300,000.00.

“Sanctioned Country” means any country or region that is (or the government of which is) or has been at any time since January 1, 2022 the subject or target of a comprehensive embargo under Sanctions Laws (including, at the time of this Agreement, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, the Crimea Region of Ukraine, Cuba, Iran, North Korea and Syria).

“Sanctioned Person” means any Person that is the subject or target of sanctions or restrictions under Sanctions Laws, including: (i) any Person listed on any applicable U.S. or non-U.S. sanctions- or export-related restricted party list, including OFAC’s Specially Designated Nationals and Blocked Persons List; (ii) a Governmental Authority of, resident in, or organized under the Laws of a Sanctioned Country; or (iii) any Person that is, in the aggregate, fifty percent (50%) or greater owned, directly or indirectly, or otherwise controlled by a Person or Persons described in clause (i) or (ii).

“Sanctions Laws” means all U.S. and non-U.S. Laws relating to economic or trade sanctions, including the Laws administered or enforced by the United States (including by the U.S. Department of the Treasury, OFAC or the U.S. Department of State), the European Union and enforced by its member states, His Majesty’s Treasury, or the United Nations Security Council.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Sensitive Data” any information that, alone or in combination with other reasonably available information, identifies, relates to or describes, or is reasonably capable of being associated with, could reasonably be linked with or could reasonably identify (directly or indirectly), an individual, computer, device or household (whether of employees, contractors, consultants, customers, consumers, or other Persons and whether in electronic or any other form or medium) that is accessed, collected, used, stored, shared, distributed, transferred, disclosed, destroyed, disposed of or otherwise processed by or on behalf of the Company, any of its Subsidiaries or any of the Systems.

“Subsidiary” means, with respect to any Person, any corporation of which a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, or any partnership, limited liability company, association or other business entity of which a majority of the partnership or other similar ownership interest is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof. For purposes of this definition, a Person is deemed to have a majority ownership interest in a partnership, limited liability company, association or other business entity if such Person is allocated a majority of the gains or losses of such partnership, association or other business entity or is or controls (or is entitled to control, by virtue of such Person’s ownership of voting interests, by contract, or otherwise) the board, managing director, general partner or similar governing body of such partnership, association or other business entity.

“Superior Proposal” means any bona fide, written Acquisition Proposal made after the date of this Agreement (except that the references in the definition thereof to 20% shall be replaced with 80%), other than this Agreement and the Transactions, on terms that the Company Board determines in good faith, after consultation with the Company’s outside financial advisor and outside legal counsel, taking into account the timing, conditionality and likelihood of consummation, legal, financial, tax, regulatory and other aspects of such proposal or offer and the person making such proposal or offer, including the financing terms thereof and any break-up fees or reimbursement provisions, and such other factors as the Company Board considers to be appropriate, to be (a) more favorable to the Company or the Company’s stockholders, including from a financial point of view, than the Transactions (taking into account any revisions pursuant to Section 5.3(e)) and (b) reasonably capable of being completed on the terms proposed.

“Tax Return” means any report, return (including information return), claim for refund, estimated filing or declaration filed or required to be filed with a Governmental Entity in connection with the determination, assessment or collection of any Tax, including any schedule or attachment thereto, and including any amendments thereof.

“Taxes” means all taxes, fees, levies, duties, tariffs, imposts and other charges of any kind imposed by any Governmental Entity, including, without limitation, income, franchise, windfall or other profits, gross receipts, real property, personal property, sales, use, goods and services, net worth, capital stock, business license, occupation, commercial activity, customs duties, alternative or add-on minimum, environmental, payroll, employment, social security, workers’ compensation, escheat, unclaimed property, unemployment compensation, excise, estimated, withholding, ad valorem, stamp, transfer, registration, value-added and gains tax, and any interest, penalties, or additional amounts imposed in respect of any of the foregoing.

“Third Party” shall mean any Person other than Parent, Merger Sub and their respective affiliates.

“Transaction Documents” means this Agreement, together with the exhibits hereto, the Company Disclosure Schedule, the Parent Disclosure Schedule, the Commitment Letters, the Guaranty and the Confidentiality Agreement.

“Treasury Regulations” means the final and temporary regulations promulgated under the Code by the U.S. Department of Treasury.

“Willful and Material Breach” means a material breach that is a consequence of an act undertaken or deemed undertaken by the breaching party or the failure or deemed failure by the breaching party to take an act it is required to take under this Agreement, with knowledge that the taking of or failure to take such act would, or would reasonably be expected to, result in, constitute or cause a breach of this Agreement.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as those terms are defined in Part I of Subtitle E of Title IV of ERISA.

8.2 Terms Defined Elsewhere. The following terms are defined elsewhere in this Agreement, as indicated below:

Term	Section
Acceptable MNPI	5.15	(i)
Affiliate Contract	3.20
Agreement	Preamble
Alternative Acquisition Agreement	5.3	(d)(ii)
Alternative Financing	5.15	(d)
Book-Entry Shares	2.2	(b)(ii)
Certificate of Merger	1.2
Certificates	2.2	(b)(i)
Closing	1.2
Closing Date	1.2
Closing Legal Impediment	6.1	(b)
Commitment Letters	4.5	(b)
Company	Preamble
Company Awards	2.4	(a)
Company Board	Recitals
Company Board Recommendation	3.3	(b)
Company Board Recommendation Change	5.3	(d)(i)
Company Bylaws	3.1
Company Charter	3.1
Company Disclosure Schedule	Article III
Company Material Contracts	3.16	(b)
Company Meeting	5.4	(a)(i)

Company Real Property	3.14	(d)
Company Registered IP	3.19	(a)
Company Related Parties	7.2	(f)
Company SEC Documents	3.5	(a)
Company SEC Financial Statements	3.5	(c)
Continuation Period	5.6	(a)
Continuing Employee	5.6	(a)
D&O Insurance	5.7	(c)
Debt Commitment Letter	0
Debt Financing	0
Definitive Agreements	5.15	(a)
DGCL	Recitals
Disclosure Schedules	Article IV
Dissenting Shares	2.3
Effective Time	1.2
Equity Commitment Letter	4.5	(b)
Equity Financing	4.5	(b)
Event Notice Period	5.3	(e)(i)(1)
FCC	5.5	(a)
FCC Rules	5.5	(a)
Financing	4.5	(b)
Financing Amounts	4.5	(e)
Identified MNPI	5.15	(i)
Indemnification Contract	5.7	(a)
Indemnitee	5.7	(a)
Indemnitees	5.7	(a)
Intervening Event	5.3	(e)(i)
Merger	Recitals
Merger Consideration	2.1	(a)
Merger Sub	Preamble
Non-Recourse Party	9.16
No-Shop Period Start Date	5.3	(a)
Notified Party	5.17
Outside Date	7.1	(b)
Parent	Preamble
Parent Disclosure Schedule	Article IV
Parent Related Parties	7.2	(f)
Parent Subsidiaries	4.3	(a)
Parent Subsidiary	4.3	(a)
Paying Agent	2.2	(a)
Payoff Letter	5.14
Preferred Stock	3.2	(a)
Prohibited Modifications	5.15	(a)
Proposal Notice Period	5.3	(e)(ii)(2)
Proxy Statement	5.4	(a)(ii)
Receiving Party	5.17

Reimbursement Obligations	7.2	(f)
Remedy Actions	5.5	(e)
Replacement Financing	5.15	(b)
Sarbanes-Oxley Act	3.5	(a)
Share	Recitals
Shares	Recitals
Significant Customers	3.17
Significant Suppliers	3.17
Solvent	4.7
Surviving Corporation	1.1	(a)
Systems	3.19	(e)
Tax Sharing Agreement	3.15	(a)(vii)
Termination Fee Collection Costs	7.2	(e)
Transaction Claims	7.2	(f)
Transactions	1.1	(a)
Transition Committee	5.16	(a)

ARTICLE IX

GENERAL PROVISIONS

9.1 Fees and Expenses. Except as otherwise expressly provided herein (including in Section 2.2(a) (Paying Agent), Section 5.2 (Access to Information; Employees and Facilities; Confidentiality), Section 5.7 (Indemnification), the final sentence of Section 5.15(g) (Financing and Financing Cooperation), the final sentence of Section 5.16(b) (Transition Planning), Section 7.2(e) (Termination Fees and Expenses) and the last sentence of this Section 9.1) or in any other Transaction Document, (a) the Company shall pay or cause to be paid all of its and its Subsidiaries’ fees, costs and expenses (including fees, costs and expenses of legal counsel, investment bankers, brokers and other representatives and consultants), and (b) Parent and Merger Sub shall each pay or cause to be paid all of its fees, costs and expenses (including fees, costs and expenses of legal counsel, investment bankers, brokers and other representatives and consultants), in each case, incurred in connection with the negotiation of this Agreement, the performance of its obligations hereunder, and the consummation of the Transactions. Parent shall pay for and be responsible for any and all filing fees incurred by the parties and payable to any Governmental Entity in connection with any such filings or other submissions with respect to Antitrust Laws and the FCC Approval. Except as otherwise provided in the third to last sentence of Section 2.2(b)(i), all transfer, documentary, sales, use, stamp, and registration Taxes imposed upon the Company or any of its Subsidiaries with respect to the transfer of Shares pursuant to the Merger shall be borne by the Company and expressly shall not be a liability of the holders of Shares.

9.2 Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered, (b) when transmitted via electronic mail to the applicable e-mail address set out below, in each case before 5:00 p.m., Eastern Time, on a Business Day (so long as no notice of failure of delivery is received by the sender), (c) the next Business Day following the day on which the same has been delivered prepaid to a reputable national overnight air courier service, or (d) the third (3rd) Business Day following the day on which the same is sent by certified or registered mail, postage prepaid. Notices, demands and communications, in each case to the respective parties hereto, shall be sent to the applicable address set forth below, unless another address has been previously specified in writing by the applicable party:

Notices to the Parent:

c/o Apollo Management X, L.P.

9 West 57th Street

41st Floor

New York, New York 10019

Attention:    Gareth Turner, Partner

        James Elworth, General Counsel, Private Equity

Email:

with copies (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, NY 10019

Attention:    Andrew J. Nussbaum

        Victor Goldfeld

Email:      AJNussbaum@wlrk.com

        VGoldfeld@wlrk.com

Notices to the Company:

U.S. Silica Holdings, Inc.

24275 Katy Freeway, Suite 600

Katy, Texas 77494

Attention:    Stacy Russell

Email:

with a copy (which shall not constitute notice) to:

Morrison & Foerster LLP

250 West 55th Street

New York, NY 10019

Attention:    Spencer D. Klein

        Joseph P. Sulzbach

E-mail:     spencerklein@mofo.com

        jsulzbach@mofo.com

9.3 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, except that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned, in whole or in part (whether by operation of law or otherwise), or delegated by (a) Parent or Merger Sub, without the prior written consent the Company; provided, the Parent or Merger Sub may, without the consent of the Company, assign in whole or in part its rights, interests and obligations pursuant to this Agreement to (i) another wholly owned direct or indirect Subsidiary of Parent or (ii) any Debt Financing Entity pursuant to the terms of the Debt Financing for purposes of creating a security interest herein or otherwise assigning as collateral in respect of the Debt Financing; provided further, that such assignment contemplated by this proviso shall not relieve Parent or Merger Sub of any of their obligations hereunder, or (b) the Company, without the prior written consent of Parent.

9.4 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

9.5 References. Capitalized terms used herein shall have the respective meanings assigned thereto herein (such definitions to be equally applicable to both the singular and plural forms and to the masculine as well as to the feminine and neuter genders of the terms defined). A term defined as one part of speech (such as a noun) shall have a corresponding meaning when used as another part of speech (such as a verb). All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The table of contents and the section and other headings and subheadings contained in this Agreement and the exhibits hereto (including in headings in any parentheticals following section references) are solely for the purpose of reference, are not part of the agreement of the parties hereto, and shall not in any way affect the meaning or interpretation of this Agreement or any exhibit hereto. As used in this Agreement, references to a “party” or the “parties” are intended to refer to a party to this Agreement or the parties to this Agreement. All references to days or months shall be deemed references to calendar days or months, unless Business Days are specified. All references to “$” shall be deemed references to United States dollars. Unless the context otherwise requires, any reference to a “Section,” “Exhibit,” “Disclosure Schedule” or “Schedule” shall be deemed to refer to a section of this Agreement, exhibit to this Agreement or a schedule to this Agreement, as applicable. The words “hereof,” “herein” and “hereunder” and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. English shall be the governing language of this Agreement. The word “including” shall mean “including, without limitation”. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” The phrases “in the ordinary course” or “in the ordinary course of business” shall be deemed to be followed by the phrase “consistent with past practice” whether or not so specified. “Shall” and “will” mean “must,” and shall and will have equal force and effect and express an obligation. “Writing,” “written” and comparable terms refer to printing, typing, and other means of reproducing in a visible form. The words “made available to Parent” and words of similar import refer to documents (i) posted to the data room maintained by the Company or its Representatives in connection with the Transactions, (ii) delivered in person or electronically to Parent, Merger Sub or any of their respective Representatives or (iii) that are publicly available in the Electronic Data Gathering, Analysis and Retrieval (EDGAR) database of the SEC, in each case, prior to the date of this Agreement. References herein to this Agreement mean this Agreement as from time to time amended, modified or supplemented, including by waiver or consent. Any reference to any particular Code section or any other Law will be interpreted to include any revision of or successor to that section regardless of how it is numbered or classified. The word “or” is not exclusive, and shall be interpreted as “and/or”.

9.6 Construction.

(a) Each party hereto has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision.

(b) The specification of any dollar amount or the inclusion of any item in the representations and warranties contained in this Agreement or the Disclosure Schedules or Exhibits attached hereto is not intended to imply that the amounts, or higher or lower amounts, or the items so included, or other items, are or are not required to be disclosed (including whether such amounts or items are required to be disclosed as material or threatened) or are within or outside of the ordinary course of business. The information contained in this Agreement and in the Disclosure Schedules and Exhibits hereto is disclosed solely for purposes of this Agreement, and no information contained herein or therein shall be deemed to be an admission by any party hereto to any Third Party of any matter whatsoever (including any violation of Law or breach of contract).

9.7 Amendment and Waiver. This Agreement may be amended, and any provision of this Agreement may be waived; provided, however, that, after receipt of the Requisite Company Stockholder Approval, no amendment may be made which, by Law or in accordance with the rules of any relevant stock exchange, requires further approval by the Company’s stockholders without such approval; provided further, that any such amendment or waiver shall be binding upon the Company only if such amendment or waiver is set forth in a writing executed by the Company, and any such amendment or waiver shall be binding upon Parent or Merger Sub only if such amendment or waiver is set forth in a writing executed by Parent or Merger Sub, as applicable. No waiver of any provision hereunder or any breach or default thereof shall extend to or affect in any way any other provision or prior or subsequent breach or default.

9.8 Complete Agreement. This Agreement, the Commitment Letter, the Guaranty, each of the other documents, instruments and agreements delivered in connection with the Transactions, the Company Disclosure Schedule and the Parent Disclosure Schedule contain the complete agreement between the parties hereto and supersede any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.

9.9 Third Party Beneficiaries. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement, except that (a) the Parent Related Parties shall be express third party beneficiaries of and have the right to enforce Section 7.2(f), (b) the Company Related Parties shall be express third party beneficiaries of and have the right to enforce Section 7.2(g), (c) each Indemnitee shall be an express third-party beneficiary of and have the right to enforce Section 5.7, (d) the Debt Financing Entities shall be express third party beneficiaries of and have the right to enforce Section 9.21 (Financing Parties), (f) the Non-Recourse Parties shall be express third party beneficiaries of and have the right to enforce Section 9.16, (g) following the Effective Time, the holders of Shares and Company Awards shall be express third party beneficiaries of, and have the right to enforce the right to receive the consideration set forth in, Article II and (h) following the valid termination of this Agreement pursuant to Article VII, subject to Section 7.2(f), Section 7.3, clause (ii) of the last sentence of Section 9.11(b) and Section 9.16, the right of the Company, as sole and exclusive agent for and on behalf of the stockholders of the Company (which stockholders shall not be entitled to pursue such damages on their own behalf) (who are third party beneficiaries hereunder solely to the extent necessary for this clause (h) to be enforceable), to pursue any damages (which may include the benefit of the bargain lost by such holders) for Parent’s breach of this Agreement. Notwithstanding anything herein to the contrary, the rights granted pursuant to the foregoing Section 9.9(h) (subject to the limitations set forth in Section 7.2(f), Section 7.3, clause (ii) of the last sentence of Section 9.11(b) and Section 9.16) with respect to the recovery of damages based on the losses suffered by the stockholders of the Company (which may include the benefit of the bargain lost by such holders) shall only be enforceable on behalf of the stockholders of the Company by the Company in its sole and absolute discretion, as the sole and exclusive agent for the stockholders of the Company (which stockholders shall not be entitled to pursue such enforcement or enforce any of their rights or any of Parent’s or Merger Sub’s obligations on their own behalf in respect of Section 9.9(h)); provided that, in such capacity as sole and exclusive agent for the stockholders of the Company, the Company shall (i) be entitled to reimbursement (from the stockholders of the Company) from any such recovery of damages of its reasonable and documented out-of-pocket costs and expenses (including reasonable and documented out-of-pocket attorneys’ fees determined by reference to standard hourly rates) that have been incurred by the Company in connection with acting as sole and exclusive agent for the stockholders of the Company pursuant to Section 9.9(h) and (ii) not be liable to the stockholders of the Company for any action taken, suffered or omitted to be taken by it in good faith except to the extent that the Company’s gross negligence or willful misconduct was the cause of any direct loss to the stockholders of the Company.

9.10 Waiver of Trial by Jury. THE PARTIES HERETO WAIVE ANY RIGHT, TO THE FULLEST EXTENT PERMITTED BY LAW, TO A TRIAL BY JURY IN ANY ACTION, CLAIM OR PROCEEDING (I) ARISING UNDER THIS AGREEMENT, (II) ARISING OUT OF THE TRANSACTIONS, REGARDLESS OF WHICH PARTY INITIATES SUCH ACTION OR PROCEEDING, OR (III) ARISING OUT OF OR RELATING TO THE FINANCING OR THE COMMITMENT LETTERS.

9.11 Specific Performance.

(a) The parties hereto each acknowledge and agree that the other parties hereto would be damaged irreparably in the event any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. Accordingly, except as otherwise provided in this Section 9.11, each of the Company, Parent and Merger Sub agrees (i)

that the other parties hereto shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof, in addition to any other remedy to which they may be entitled pursuant hereto or at law or in equity (and each party hereto hereby waives any requirement for the securing or posting of any bond in connection with such remedy) and (ii) the Company shall be entitled to specific performance of Parent’s obligation to cause the Equity Financing to be funded in accordance with the terms and conditions of the Equity Commitment Letter. Each of the parties hereto further acknowledges and agrees that it shall not assert that a remedy of specific enforcement is unenforceable, invalid, contrary to applicable Law, or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for any such breach.

(b) Until such time as Parent pays and the Company receives an amount equal to the Reverse Termination Fee, the remedies available to the Company pursuant to this Section 9.11 shall be in addition to any other remedy to which it is entitled at law or in equity in accordance with this Agreement, and the election to pursue an injunction or specific performance shall not restrict, impair or otherwise limit the Company from, in the alternative, seeking to terminate this Agreement and collect the Reverse Termination Fee under Section 7.2 or pursue damages, in each case, subject to the limitations set forth in Section 7.2(f), Section 7.3, Section 9.16 and this Section 9.11 (it being understood that this sentence shall not limit the Company’s right to receive, if applicable, the Termination Fee Collection Costs, if any, and the Reimbursement Obligations, if any, in accordance with this Agreement and the Guaranty). For the avoidance of doubt, although the Company may pursue both a grant of specific performance to the extent permitted by this Section 9.11 and the payment of the Reverse Termination Fee or monetary damages (and the Termination Fee Collection Costs and Reimbursement Obligations (if applicable)) pursuant to and in accordance with Section 7.2, notwithstanding anything to the contrary, under no circumstances shall the Company, directly or indirectly, be permitted or entitled to receive (i) both a grant of specific performance or any other equitable relief to cause the Equity Financing to be funded (whether under this Agreement or the Equity Commitment Letter), on the one hand, and payment of any monetary damages or the payment of the Reverse Termination Fee (or other costs, expenses and reimbursement and indemnification amounts (if applicable) pursuant to and in accordance with Section 7.2), on the other hand, or (ii) both payment of any monetary damages, on the one hand, and payment of the Reverse Termination Fee, on the other hand.

(c) Notwithstanding the foregoing provisions of this Section 9.11 or anything else to the contrary in this Agreement or any Transaction Document, the Company shall not be entitled to specific performance or any other equitable relief to cause Parent to draw down proceeds of the Financing or to cause Parent to consummate the Merger or other Transactions or to otherwise effect the Closing unless (i) the Marketing Period has ended, (ii) all conditions in Section 6.1 and Section 6.3 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to such conditions being capable of being satisfied at the Closing) have been and continue to be satisfied or waived, (iii) Parent fails to complete the Closing by the date the Closing is required to have occurred pursuant to Section 1.2, (iv) the Debt Financing has been funded or will be funded at the Closing if the Equity Financing is funded at the Closing (provided that Parent shall not be required to draw down the Equity Commitment Letter or consummate the Closing if the Debt Financing is not in fact funded at Closing), and (v) the

Company has irrevocably confirmed to Parent by written notice that all of the conditions set forth in Section 6.1 and Section 6.2 have been and continue to be satisfied or irrevocably waived and if specific performance is granted and the Equity Financing and Debt Financing are funded, then the Company stands ready, willing and able to consummate the Closing and will take such actions required of it by this Agreement to cause the Closing to occur.

9.12 Counterparts. This Agreement may be executed and delivered (including by means of electronic transmission, such as by electronic mail in “pdf” form) in counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

9.13 Governing Law. This Agreement, together with all Proceedings, issues and questions concerning the construction, validity, interpretation and enforceability of this Agreement and the exhibits and schedules hereto (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any Proceeding or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement), or the Transactions, shall be governed by, and construed in accordance with, the Laws of the State of Delaware applicable to agreements executed and performed entirely within such State, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction), that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

9.14 Consent to Jurisdiction. THE PARTIES AGREE THAT JURISDICTION AND VENUE IN ANY SUIT, ACTION, OR PROCEEDING BROUGHT BY ANY PARTY IN CONNECTION WITH THIS AGREEMENT, THE TRANSACTIONS, OR THE PERFORMANCE OF THE OBLIGATIONS IMPOSED HEREUNDER SHALL PROPERLY AND EXCLUSIVELY LIE IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE (OR, SOLELY TO THE EXTENT SUCH COURT DECLINES JURISDICTION OR DOES NOT HAVE SUBJECT MATTER JURISDICTION, ANY OTHER FEDERAL OR STATE COURT LOCATED IN THE STATE OF DELAWARE). EACH PARTY ALSO AGREES NOT TO BRING ANY SUIT, ACTION, OR PROCEEDING IN CONNECTION WITH THIS AGREEMENT, THE TRANSACTIONS, OR THE PERFORMANCE OF THE OBLIGATIONS IMPOSED HEREUNDER IN ANY OTHER COURT. BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY IRREVOCABLY SUBMITS TO THE JURISDICTION OF SUCH COURTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY WITH RESPECT TO ANY SUCH SUIT, ACTION, OR PROCEEDING. THE PARTIES IRREVOCABLY AGREE THAT VENUE WOULD BE PROPER IN SUCH COURT, AND HEREBY WAIVE ANY OBJECTION THAT ANY SUCH COURT IS AN IMPROPER OR INCONVENIENT FORUM FOR THE RESOLUTION OF SUCH SUIT, ACTION, OR PROCEEDING. THE PARTIES FURTHER AGREE THAT THE MAILING BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, OF ANY PROCESS REQUIRED BY ANY SUCH COURT SHALL CONSTITUTE VALID AND LAWFUL SERVICE OF PROCESS AGAINST THEM, WITHOUT NECESSITY FOR SERVICE BY ANY OTHER MEANS PROVIDED BY STATUTE OR RULE OF COURT.

9.15 Payments under this Agreement. Each party agrees that all amounts required to be paid hereunder shall be paid in United States currency and, except as otherwise expressly set forth in this Agreement, without discount, rebate, reduction or withholding and not subject counterclaim or offset, on the dates required hereby (with time being of the essence).

9.16 Non-Recourse. Notwithstanding anything to the contrary in this Agreement, each party agrees, on behalf of itself and its Related Parties, that this Agreement and the other Transaction Documents may only be enforced against, and any claim, action, suit or other Proceeding (whether in contract or in tort, in Law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) for any breach (whether willful (including a Willful and Material Breach), intentional, unintentional or otherwise), loss, Liability, damage or otherwise in connection with, relating to or arising out of any of the Transaction Claims, may only be brought against the entities that are expressly named as parties hereto or thereto and then only with respect to the specific obligations set forth herein or therein with respect to such party, and solely in accordance with, and subject to the terms and conditions of, this Agreement or such Transaction Document, as applicable. In no event shall any named party to the Transaction Documents have any shared or vicarious liability for the actions or omissions of any other Person (except for the obligations of the Guarantors the extent provided in the Guaranty and subject to the terms and conditions set forth therein), it being understood that this sentence does not limit any liability that Parent and Merger Sub may have to the Company, solely in accordance with, and subject to the terms and conditions of, this Agreement. Notwithstanding anything to the contrary in this Agreement, no affiliate of Parent, Merger Sub, a Guarantor or the Company, or any former, current or future officers, employees, directors, partners, shareholders, equity holders, managers, members, clients, attorneys, agents, advisors or other Representatives of Parent, Merger Sub, a Guarantor, the Company or of any such affiliate (each, other than Parent, Merger Sub, the Guarantors, and the Company, a “Non-Recourse Party”) shall have any Liability for any Liabilities of any party hereto or thereto under this Agreement or any Transaction Document or for any claim or Proceeding (whether in contract or in tort, in Law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) in connection with, relating to or arising out of any of the Transaction Claims, other than the obligations of the Guarantors solely in accordance with, and subject to the terms and conditions of, the Guaranty, provided that this sentence shall not limit the Company’s rights to specific performance in accordance with Section 9.11 (Specific Performance) and the Equity Commitment Letter. In furtherance and not in limitation of the foregoing, the Company covenants, agrees and acknowledges that no recourse under this Agreement or any other Transaction Document or any other agreement referenced herein or therein or in connection with any Transactions shall be sought or had against any other party to this Agreement or the other Transaction Documents (including the Guarantors) or any Non-Recourse Party, except for claims that the Company may assert (subject in all respects to the limitations set forth in Section 7.2, Section 7.3, Section 9.11 and this Section 9.16) (w) against Apollo Management Holdings, L.P., solely in accordance with, and subject to the terms and conditions of, the Confidentiality

Agreement, (x) against each Guarantor, solely in accordance with, and subject to the terms and conditions of, the Guaranty, (y) against the Guarantors under the Equity Commitment Letter for specific performance of the obligation of such Guarantors to fund their respective commitments under the Equity Commitment Letter, solely in accordance with, and subject to the terms and conditions of, the Equity Commitment Letter, or (z) against Parent and Merger Sub, solely in accordance with, and subject to the terms and conditions of, this Agreement.

9.17 Disclosure Schedules. The parties hereto agree that any reference in a particular subsection of Section 3 of the Company Disclosure Schedule or Section 4 of the Parent Disclosure Schedule shall be deemed to be a disclosure for purposes of the representations and warranties of the relevant party that are contained in the correspondingly numbered Section or Subsection of Article III or Article IV of this Agreement, as applicable, and any other Section or Subsection of Article III or Article IV of this Agreement to the extent the applicability of such item thereto is reasonably apparent on its face (other than any matters required to be disclosed for purposes of Section 3.1 (Corporate Organization), Section 3.2(a) or Section 3.2(b) (Capitalization), or clause (b) of the first sentence of Section 3.6 (Absence of Certain Changes or Events), which matters shall only be disclosed by specific disclosure in the correspondingly numbered Section or Subsection of the Disclosure Schedules). Capitalized terms used and not otherwise defined in the Disclosure Schedules shall have the meanings given to them in this Agreement. Neither the Company Disclosure Schedule nor the Parent Disclosure Schedule shall be deemed to be part of this Agreement but shall instead constitute facts ascertainable incorporated herein by reference for purposes of Section 251 of the DGCL.

9.18 Survival. The representations, warranties, covenants and agreements of the parties hereto contained in this Agreement shall not survive the Closing except that this Section 9.18 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time, which shall survive to the extent expressly provided for herein.

9.19 Waiver. At any time prior to the Effective Time, Parent (on behalf of itself and Merger Sub), on the one hand, and the Company, on the other hand, may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties of any other party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any agreement of any other party or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. The failure of any party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

9.20 Obligations of Parent, Merger Sub and the Company. Whenever this Agreement requires Merger Sub to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause Merger Sub to take such action. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action.

9.21 Financing Parties. Notwithstanding anything in this Agreement to the contrary (including Section 9.7, Section 9.10, Section 9.11, Section 9.13 and Section 9.14), the Company, on behalf of itself, its Subsidiaries and each of its controlled affiliates, hereby: (a) agrees that any legal action, whether in law or in equity, whether in contract or in tort or otherwise, involving the Debt Financing Parties, arising out of or relating to, this Agreement, the Debt Financing, the Debt Commitment Letter, the Definitive Agreements or the performance thereof or the Transactions or the transactions contemplated thereby, shall be subject to the exclusive jurisdiction of any federal or state court in the Borough of Manhattan, New York, New York, so long as such forum is and remains available, and any appellate court thereof and each party hereto irrevocably submits itself and its property with respect to any such legal action to the exclusive jurisdiction of such court, (b) agrees that any such legal action shall be governed by the laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the laws of another state), except as otherwise provided in any agreement relating to the Debt Financing and except to the extent relating to the interpretation of any provisions in this Agreement (including any provision in the Debt Commitment Letter or in any definitive documentation related to the Debt Financing that expressly specifies that the interpretation of such provisions shall be governed by and construed in accordance with the law of the State of Delaware), (c) knowingly, intentionally and voluntarily waives to the fullest extent permitted by applicable law any rights or claims to trial by jury in any such legal action brought against the Debt Financing Parties in any way arising out of or relating to, this Agreement, the Debt Financing, the Debt Commitment Letter, the Definitive Agreements or the performance thereof or the Transactions or the transactions contemplated thereby, (d) agrees that none of the Debt Financing Parties shall have any liability to the Company or any of its Subsidiaries or any of their respective controlled affiliates or Representatives relating to or arising out of this Agreement, the Debt Financing, the Debt Commitment Letter, the Definitive Agreements or the performance thereof or the Transactions or the transactions contemplated thereby (subject to the last sentence of this Section 9.21), and (e) agrees that the Debt Financing Parties are express third-party beneficiaries of, and may enforce, any of the provisions of this Section 9.21 and Section 7.2(f) and that Section 7.2(f) and this Section 9.21 (and any definition in this Agreement to the extent that an amendment of such definition would modify the provisions of Section 7.2(f)) and this Section 9.21) may not be amended in a manner materially adverse to the Debt Financing Parties without the written consent of the Debt Financing Entities (such consent not to be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing, nothing in this Section 9.21 shall in any way limit or modify the rights and obligations of Parent or Merger Sub under this Agreement, or any Debt Financing Party’s obligations under the Debt Commitment Letter, or the rights of the Company and its Subsidiaries against the Debt Financing Parties with respect to the Debt Financing or any of the transactions contemplated thereby or any services thereunder following the Closing Date.

[Signature page follows]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers or managers thereunto duly authorized.

STAR HOLDING LLC

By:	/s/ James Elworth
Name:	James Elworth
Title:	Vice President

STAR MERGER CO.

By:	/s/ James Elworth
Name:	James Elworth
Title:	Vice President

U.S. SILICA HOLDINGS, INC.

By:	/s/ Bryan A. Shinn
Name:	Bryan A. Shinn
Title:	Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

Exhibit A

Form of Certificate of Incorporation

[See attached.]

FOURTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

U.S. SILICA HOLDINGS, INC.

FIRST: The name of this corporation (the “Corporation”) shall be U.S. Silica Holdings, Inc.

SECOND: Its registered office in the State of Delaware is to be located at 251 Little Falls Drive, Wilmington, Delaware 19808, United States, and the name of its registered agent at such address is the Corporation Service Company.

THIRD: The purpose or purposes of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

FOURTH: The total number of shares of stock which this Corporation is authorized to issue is 1,000. All such shares are of one class and are shares of Common Stock with the par value of $0.01 per share.

FIFTH: The Board of Directors shall have the power to adopt, amend or repeal the bylaws.

SIXTH: To the fullest extent permitted by the DGCL as it now exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader rights than permitted prior thereto), no director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages arising from a breach of fiduciary duty owed to the Corporation or its stockholders. Any repeal or modification of the foregoing sentence by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to any act, omission or other matter occurring prior to such repeal or modification.

SEVENTH: To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) the directors, officers, employees and agents of the Corporation through bylaw provisions, agreements with such directors, officers, employees and agents, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the DGCL. Any amendment, repeal or modification of the foregoing provisions of this Article Seventh shall not adversely affect any right or protection of a director, officer, employee or agent existing at the time of any acts or omissions of such director, officer, employee or agent occurring prior to, such amendment, repeal or modification.

Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

U.S. Silica Enters Into Definitive Agreement to Be Acquired by Apollo Funds for $1.85 Billion

U.S. Silica Stockholders to Receive $15.50 Per Share in Cash

KATY, Texas, April 26, 2024 — U.S. Silica Holdings, Inc. (NYSE: SLCA) (the “Company”), a diversified industrial minerals company and a leading last-mile logistics provider to the oil and gas industry, announced today that it has entered into a definitive agreement to be acquired by funds managed by affiliates of Apollo (NYSE: APO) (the “Apollo Funds”), one of the world’s premier investment firms, in an all-cash transaction that values the Company at an enterprise value of approximately $1.85 billion.

Under the terms of the agreement, U.S. Silica stockholders will receive $15.50 per share in cash for each share of common stock owned as of the closing of the transaction. The per share purchase price of $15.50 represents a 18.7% premium to U.S. Silica’s closing share price of $13.06 on April 25, 2024, the last full trading day prior to the transaction announcement, and a 33.0% premium to the Company’s 90-day volume-weighted average share price for the period ended April 25, 2024. Upon completion of the transaction, the Company’s common stock will no longer be listed on the New York Stock Exchange, and the Company will become a private company. U.S. Silica will continue operating under the U.S. Silica name and brand and will continue to be led by Bryan Shinn and the current executive team.

Charles Shaver, Chairman of the U.S. Silica Board of Directors said, “We are pleased to reach this agreement with Apollo Funds, which we believe will provide our stockholders with compelling, certain, cash value for their shares. Apollo Funds have a strong investment record in the minerals and mining sector and are committed to helping us achieve our long-term objectives while maintaining our core values and customer-centric approach.”

“U.S. Silica has been a leader in the industrial silica and minerals industry for 124 years, and this agreement is a great outcome for our stockholders that paves the way for the Company’s continued success well into the future,” said Bryan Shinn, Chief Executive Officer, U.S. Silica. “By partnering with Apollo Funds, we gain significant resources, deep industry expertise and enhanced flexibility as a private company to pursue the many market opportunities in front of us and invest in innovative capabilities that enable value-added offerings for customers. U.S. Silica has long benefitted from our large-scale production, high-quality reserve base, geographically advantaged footprint, low-cost platform, and strong customer relationships. Our ability to take this step from a position of strength is a testament to this excellent foundation and the dedication of our employees. I’m incredibly excited about the path ahead.”

Gareth Turner, Partner at Apollo, said, “We have tremendous respect for U.S. Silica and its talented management team and employees, and are thrilled to partner with them to unlock the Company’s next phase of growth. U.S. Silica’s industrial minerals and sand mining and logistics businesses each are proven leaders in their respective markets. We believe there are many opportunities to grow and expand these businesses and we look forward to using our significant industry experience to build on and extend the Company’s legacy of excellence to new frontiers.”

Approvals and Timing

The transaction, which has been unanimously approved by U.S. Silica’s Board of Directors, is expected to close in the third quarter of 2024, subject to customary closing conditions, including approval by U.S. Silica stockholders and receipt of regulatory approvals. The transaction is not subject to a financing condition.

The definitive agreement includes a 45-day “go-shop” period that will expire at 12:01 AM ET on June 10, 2024, which permits U.S. Silica and its financial advisor to actively initiate, solicit and consider alternative acquisition proposals from third parties. U.S. Silica’s Board of Directors will have the right to terminate the agreement to enter into a superior proposal, subject to the terms and conditions of the agreement. There can be no assurance that this process will result in a superior proposal, and U.S. Silica does not intend to disclose developments with respect to the “go-shop” process unless and until it determines such disclosure is appropriate or is otherwise required, subject to the terms and conditions set forth in the agreement.

First Quarter 2024 Financial Results

In a separate press release issued today, U.S. Silica announced its first quarter 2024 financial results. The press release is available on the Investor Relations section of the U.S. Silica corporate website. In light of the announced transaction with Apollo Funds, U.S. Silica has canceled the associated earnings conference call previously scheduled for today.

Advisors

Piper Sandler & Co. is acting as a financial advisor to U.S. Silica, and Morrison & Foerster LLP is serving as U.S. Silica’s legal counsel. Wachtell, Lipton, Rosen & Katz is serving as legal counsel and BNP Paribas Securities Corp and Barclays are serving as financial advisors to Apollo Funds.

About U.S. Silica

U.S. Silica Holdings, Inc. is a global performance materials company and is a member of the Russell 2000. The Company is a leading producer of commercial silica used in the oil and gas industry and in a wide range of industrial applications. Over its 124-year history, U.S. Silica has developed core competencies in mining, processing, logistics and materials science that enable it to produce and cost-effectively deliver over 800 diversified products to customers across our end markets.

U.S. Silica’s wholly-owned subsidiaries include EP Minerals and SandBox Logistics™. EP Minerals is an industry leader in the production of products derived from diatomaceous earth, perlite, engineered clays, and non-activated clays. SandBox Logistics™ is a state-of-the-art leader in proppant storage, handling and well-site delivery, dedicated to making proppant logistics cleaner, safer and more efficient. The Company has 26 operating mines and processing facilities and two additional exploration stage properties across the United States and is headquartered in Katy, Texas.

About Apollo

Apollo is a high-growth, global alternative asset manager. In our asset management business, we seek to provide our clients excess return at every point along the risk-reward spectrum from investment grade to private equity with a focus on three investing strategies: yield, hybrid, and equity. For more than three decades, our investing expertise across our fully integrated platform has served the financial return needs of our clients and provided businesses with innovative capital solutions for growth. Through Athene, our retirement services business, we specialize in helping clients achieve financial security by providing a suite of retirement savings products and acting as a solutions provider to institutions. Our patient, creative, and knowledgeable approach to investing aligns our clients, businesses we invest in, our employees, and the communities we impact, to expand opportunity and achieve positive outcomes. As of December 31, 2023, Apollo had approximately $651 billion of assets under management. To learn more, please visit www.apollo.com.

Additional Information and Where to Find It

This communication does not constitute a solicitation of any vote or approval in connection with the proposed acquisition of U.S. Silica (the “Company”) by Apollo Funds (the “Merger”). In connection with the proposed Merger, the Company will file a proxy statement with the Securities and Exchange Commission (the “SEC”), which the Company will furnish with any other relevant documents to its stockholders in connection with the Special Meeting of the Stockholders to vote on the Merger. This communication is not a substitute for the proxy statement or any other document that the Company may file with the SEC or send to its stockholders in connection with the Merger. BEFORE MAKING ANY VOTING DECISION, WE URGE STOCKHOLDERS TO READ THE PROXY STATEMENT (INCLUDING ALL AMENDMENTS AND SUPPLEMENTS THERETO) AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY AND THE PROPOSED MERGER. The proposals for the Merger will be made solely through the proxy statement. In addition, a copy of the proxy statement (when it becomes available) may be obtained free of charge from the Investor Relations Department at the Company, at 24275 Katy Freeway, Suite 600 Katy, TX 77494. Security holders also will be able to obtain, free of charge, copies of the proxy statement and any other documents filed by the Company with the SEC in connection with the proposed Merger at the SEC’s website at http://www.sec.gov, and at the Company’s website at ussilica.gcs-web.com.

Forward-Looking Statements

This communication includes forward-looking statements. These forward-looking statements generally can be identified by phrases such as “anticipate”, “believe”, “expect”, “estimate”, “plan”, “outlook”, and “project” or other words or phrase of similar import. These statements are based on current expectations, estimates and projections about the industry, markets in which the Company operates, management’s beliefs, assumptions made by management and the transactions described in this communication. While the Company’s management believes the assumptions underlying the forward-looking statements and information are reasonable, such information is necessarily subject to uncertainties and may involve certain risks, many of which are difficult to predict and are beyond management’s control. These risks include, but are not limited to: (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; (2) the nature, cost and outcome of any litigation and other legal proceedings, including any such proceedings related to the Merger that may be instituted against the parties and others following announcement of the merger agreement; (3) the inability to consummate the transaction within the anticipated time period, or at all, due to any reason, including the failure to obtain the requisite stockholder approval, failure to obtain required regulatory approvals or the failure to satisfy other conditions to completion of the transaction; (4) risks that the proposed transaction disrupts current plans and operations of the Company or diverts management’s attention from its ongoing business; (5) the ability to recognize the anticipated benefits of the transaction; (6) the amount of the costs, fees, expenses and charges related to the transaction; (7) the risk that the merger agreement may be terminated in circumstances requiring the Company to pay a termination fee; (8) the effect of the announcement of the Merger on the ability of the Company to retain and hire key personnel and maintain relationships with its customers, suppliers and others with whom it does business; (9) the effect of the announcement of the Merger on the Company’s operating results and business generally; (10) the risk that the Company’s stock price may decline significantly if the Merger is not consummated; and (11) the other risks and important factors contained and identified in the Company’s filings with the SEC, such as the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, as well as the Company’s subsequent reports on Form 10-K, Form 10-Q or Form 8-K filed from time to time, any of which could cause actual results to differ materially from the forward-looking statements in this communication.

There can be no assurance that the transaction will in fact be consummated. We caution investors not to unduly rely on any forward-looking statements. The forward-looking statements speak only as of the date of this communication. The Company undertakes no obligation or duty to update or revise any of these forward-looking statements after the date of this communication, nor to conform prior statements to actual results or revised expectations, and the Company does not intend to do so.

Participants in the Solicitation

The directors and officers of the Company may be deemed to be participants in the solicitation of proxies in connection with the approval of the proposed transaction. Information regarding the Company’s directors and officers and their respective interests in the Company by security holdings or otherwise is available in (i) the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, including under the headings “Item 10. Directors, Executive Officers and Corporate Governance”, “Item 11. Executive Compensation”, “Item 12. Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters” and “Item 13. Certain Relationships and Related Transactions, and Director Independence”, which was filed with the SEC on February 27, 2024, (ii) the Company’s definitive Proxy Statement on Schedule 14A for its 2024 annual meeting of stockholders, including under the headings “Proposal No. 1: Election of Directors”, “Directors and Executive Officers”, “Compensation Discussion and Analysis”, “Executive and Director Compensation Tables and Other Information”, “Stock Ownership” and “Transactions with Related Persons”, which was filed with the SEC on March 26, 2024 and (iii) subsequent statements of changes in beneficial ownership on file with the SEC. Additional information regarding the interests of such potential participants is or will be included in the proxy statement and other relevant materials to be filed with the SEC, when they become available, including in connection with the solicitation of proxies to approve the proposed Merger. These documents may be obtained free of charge from the SEC’s website at www.sec.gov and U.S. Silica’s website at ussilica.gcs-web.com.

U.S. Silica Contact

Ida Ashley

Vice President, Human Resources

ashleyi@ussilica.com

Tracey Timpanaro

Corporate Communications Specialist

timpanaro@ussilica.com

Apollo Contact

Noah Gunn

Global Head of Investor Relations

(212) 822-0540

IR@apollo.com

Joanna Rose

Global Head of Corporate Communications

(212) 822-0491

Communications@apollo.com